Exhibit 99.10

Annual Financial Report 2008
bwin Interactive Entertainment AG

bwin 08

Selected key figures – at-equity presentation1

EUR 000 (except %)	2008	2007	2006	2005	2004

Gross gaming revenues	420,841	353,582	381,824	143,972	51,971

of which gross gaming revenue sports	235,354	194,301	174,618	94,767	37,552

Sports betting margin	8.0%	8.7%	8.8%	8.7%	9.9%

Total net gaming revenues	332,106	280,285	292,372	97,480	30,887

Other revenues	71,416	56,622	29,196	9,121	5,544

Expenses	-360,833	-295,307	-329,961	-93,174	-31,157

EBITDA	42,688	41,600	-8,393	13,427	5,274

EBIT	-17,882	51,774	-588,221	6,557	104

Consolidated profit/loss after tax	-12,761	50,359	-539,599	6,377	-2,520

Balance sheet total	295,102	299,911	277,552	113,708	56,209

Cash and cash equivalents and securities	134,491	108,984	60,395	41,324	31,516

Shareholders equity	130,791	131,125	60,799	73,334	42,159

Employees at balance sheet date	1,409	1,133	832	295	156

New registrations	1,948,306	1,522,715	1,851,922	1,037,556	372,449

Number of bets placed (sports betting) in 000	281,839	233,076	225,021	126,956	48,892

1

In “at equity” consolidation the prorated profit/loss of bwin e.K. is shown in a line of the income statement (profit/loss from investments in associated companies) after deduction of amortization of the goodwill shown for the investment and other prorated intermediate profits. This increases or decreases the value of the investment accordingly. This method of consolidation generally produces the same result as full consolidation.

Selected key figures – pro forma presentation1

EUR 000 (except %)	2008	2007	2006	2005	2004

Gross gaming revenues	420,852	353,539	381,839	143,985	51,987

of which gross gaming revenue sports	235,365	194,313	174,633	94,780	37,568

Sports betting margin	8.0%	8.7%	8.8%	8.7%	9.9%

Total net gaming revenues	364,549	312,608	328,571	127,034	47,214

Other revenues	60,836	46,670	22,810	5,440	3,661

Expenses	-377,356	-315,755	-358,429	-117,388	-44,610

EBITDA reported	48,029	43,523	-7,048	15,086	6,265

EBITDA adjusted[2]	65,201	62,949	-5,433	17,559	6,851

EBIT reported	-12,681	53,386	-587,458	7,696	603

Consolidated profit/loss before tax	-12,235	57,265	-590,526	8,052	976

Consolidated profit/loss after tax	-12,761	50,358	-539,599	6,377	-2,520

Consolidated profit/loss after tax[3]	-2,047	-9,186	-22,955	6,377	-2,520

1	This report includes the silent investment bwin e.K. reported in a pro forma consolidated form which therefore differs from the consolidated financial statements.
2	Excluding expenses for share-based remuneration in accordance with IFRS 2.
3	Excluding balance of impairments and reversals.

Contents

Letter from the Executive Board	5

Corporate Governance	8

Corporate Governance Code	8

Board	10

Supervisory Board Report	13

Responsibility is the winner	14

Group Management Report	18

Consolidated Financial Statements	30

Consolidated Balance Sheet	30

Consolidated Income Statement	31

Consolidated Statement of Changes in Shareholders’ Equity	32

Consolidated Cash Flow Statement	33

Notes to the Consolidated Financial Statements	34

Auditor’s Report	92

Financial Statements	94

Management Report on the Financial Year 2008	95

Balance Sheet	108

Income Statement	110

Notes to the Financial Statements	111

Auditor’s Report	141

Statement of Legal Representatives	142

Service Information	144

Group Companies	144

Glossary	145

Websites	146

Shareholder Information	147

Imprint	149

bwin 08

Letter from the Executive Board
Corporate Governance
Responsibility is the winner
Group Management Report
Consolidated Financial Statements
Service Information

Letter from the Executive Board

Gross gaming revenues* in mEUR

*	pro forma (including bwin e.K.)

Dear Shareholders,

2008 was a year characterized by successful product development and customer growth in our established European markets. Supported by a strong brand, bwin was able to consolidate its market position as the world’s leading provider of online sports betting, and firmly establish itself as one of Europe’s largest poker networks. The marketing and communication opportunities offered by UEFA EURO 2008TM in particular were successfully utilized to acquire new customers. Last but not least, bwin set new standards for payment service provision in online gaming.

During the financial year 2008 the number of active customers rose by 26.8% to over 2.1 million, and nearly 160,000 active customers currently use bwin’s entertainment offering every day. Amongst other things, the product range now comprises almost a hundred sports categories, with about 3,000 live events of Web 2.0 quality every month, as well as 130 products in the casino and games segments with up to 2.7 million games played every day. bwin customers enjoy the benefits of one of Europe’s largest poker networks, with nearly 45,000 users simultaneously at the virtual tables at peak times, and more than USD 15 million (about EUR 11.5 million) in guaranteed prize money every month.

Gross gaming revenues rose 19.0% in comparison to the financial year 2007, from EUR 353.5 million to EUR 420.9 million for 2008. Despite higher expenses due to the expansion of the product portfolio, EBITDA (adjusted for non-cash expenses for share-based remuneration) rose from EUR 62.9 million in 2007 to EUR 65.2 million in 2008 (both figures pro forma, i.e. including bwin e.K.). Without taking one-off effects into account, the consolidated loss after tax (figures pro forma, i.e. including bwin e.K.) was reduced from EUR 9.2 million the previous year to EUR 2.0 million in 2008.

World-wide leading provider of online sports betting and one of Europe’s largest poker networks

EBITDA* (adjusted) in mEUR

*	pro forma (including bwin e.K.) and excluding expenses for share-based remuneration in accordance with IFRS 2

Excluding customer deposits, net cash rose from EUR 43.4 million in 2007 to EUR 56.9 million in 2008. Hence, the Company enjoys an excellent liquidity position, offering both customers and shareholders additional security in view of the tense situation in the financial markets. At the same time, bwin is exceptionally well placed to take advantage of the growth potential of the online gaming market.

During the financial year under review, bwin consistently endeavoured to increase its technology leadership in the areas of sports betting, poker and payment transactions. For instance, the new P5 poker platform was launched in October 2008, initially in Italy. This platform has an entirely modular structure combined with improved operating stability and significantly greater scaling capabilities. This has enabled bwin to consolidate its position in the poker business in both the B2C and B2B sectors.

At the same time, the Company established an infrastructure that brings a new dimension to live betting. Seven years after bwin developed the first live betting format in 2002, customers are now able to enjoy an even more intense live experience, due to improved video quality in a larger format and a flexible betting interface.

bwin 08

Profit after Tax* in mEUR

*	pro forma (including bwin e.K.) and excluding balance of impairments and reversals

In March 2008, bwin received an eMoney licence from the British Financial Services Authority, which represents the highest security standards for payment service providers, and allows bwin to offer additional payment methods. The preparations to issue a prepaid card – which is unique in the gaming industry – were largely completed in the year under review. For this purpose, MasterCard awarded bwin the status of “principal member”. Furthermore, the necessary steps were taken to facilitate payment service provision for third parties in the future.

In preparation for the anticipated regulation of the French gaming market, bwin entered into a strategic partnership with French media group Amaury, the country’s largest organizer of sports events. This cooperation demonstrates the attractiveness of bwin as a partner in international joint ventures.

Europe may well continue to lead the way in online gaming. It would be a missed opportunity to restrict the rapidly developing European online gaming industry by protectionist measures. A number of independent studies emphasize the advantages of online gaming regulation to the benefit of consumers, sports and government revenues. For several years now, the United Kingdom and Italy have been examples of countries that have regulated their online gaming markets to the advantage of all stakeholders. Just recently, Italy extended its online licences to include poker tournaments, and countries like Spain and France announced their intention of permitting private operators access to their markets under stringent conditions and controls.

Other member states, on the other hand, are still pursuing a policy of maintaining a state monopoly of internet gaming, or even a complete ban. Such protectionist measures result in considerable legal uncertainty, numerous court cases, and a burgeoning grey or black market on the internet. In the absence of government control and uniform standards, the consumer is often exposed to unregulated and dubious product offerings. Furthermore, failure to permit competition also prevents the development of innovative, responsible gaming policies and practices, to the disadvantage of the customer.

Outlook underlines sound development of business – even in difficult times bwin advocates responsible, safe and fair regulation of the online gaming industry throughout Europe. At the first Responsible Gaming Day held by the European Gaming and Betting Association (EGBA) at the European Parliament, bwin and other operators appealed to the EU to cooperate more closely in order to offer the consumer more protection and safety in the gaming sector. Together with Harvard Medical School’s Division on Addictions, bwin has been setting new standards in the field of addiction research for several years now. The findings of this research form the basis of the Company’s responsible marketing activities and for the further development of products in the interests of fair play. In 2008, this cooperation was extended for an additional five years.

Following the intensive investment activity of recent years, 2009 will be a year of consolidation, which should lead to a significant improvement in results. Based on forecast gross bwin 08

Letter from the Executive Board
Corporate Governance
Responsibility is the winner
Group Management Report
Consolidated Financial Statements
Service Information

gaming revenues of EUR 430 to 445 million and the cost-cutting measures already initiated, bwin anticipates adjusted EBITDA of at least EUR 100 million. Particularly when viewed against the uncertain economic situation, this outlook indicates bwin’s solid business development. Hence, subject to shareholder approval at the Annual General Meeting, bwin plans to pay a dividend for the first time for the financial year 2009.

Although not entirely unaffected by international trends, bwin’s share price performed significantly better than the market as a whole. This is particularly gratifying for all the Company’s shareholders, and the Executive Board would like to take this opportunity to thank them for the confidence they have shown in bwin.

We would also like to thank all our employees for their exceptional dedication throughout the year. With their help, we have been able to develop one of the industry’s most innovative and comprehensive product portfolios.

Manfred Bodner	Norbert Teufelberger
Co-CEO	Co-CEO

bwin 08

Corporate Governance Code

Corporate Governance Code

The Austrian Corporate Governance Code is a set of rules in line with international standards created to promote the responsible management of companies in Austria.

Best practice principles for corporate management and control

The Austrian Corporate Governance Code describes the principles of good management as confidence-building measures for interested parties (stakeholders), and also defines the distribution of responsibilities between Supervisory Board, Executive Board and company owners. Introduced in the year 2002, the Austrian Corporate Governance Code is based on the legislation regulating the Austrian share market, stock exchange and capital market as well as OECD guidelines on Corporate Governance. The Corporate Governance Code as amended in June 2007 is applicable to the financial year 2008, and may be downloaded from www.bwin.org.

In detail, the Austrian Corporate Governance Code consists of a total of 80 provisions that are divided into the following three categories: rules based on mandatory provisions, rules requiring an explanation if not complied with, and rules that may be interpreted as recommendations only.

Departures from selected recommendations contained in the code bwin has complied with the Austrian Corporate Governance Code since it was first introduced. However, on the strength of its successful management record to date, the Company deviates from the rules of the Corporate Governance Code in the following specific points:

Point 4: Convening the Annual General Meeting
On the basis of § 107 of the Companies Act, the Articles of Association of bwin specify that the Annual General Meeting must be convened at least two weeks before the date of the meeting. This deadline is extended depending on the period of time within which shares must be deposited prior to the Annual General Meeting. However, as far as possible, bwin endeavours to publish notice of the Annual General Meeting at least three weeks beforehand.

Point 16: Appointment of an Executive Board chairman
This point is inconsistent with the Company’s actual organizational structure with two co-CEOs who have been responsible right from the word go for the Company’s strategic orientation and development.

Point 18: Establishment of an internal audit department
In technical matters the internal audit function is exercised by the Corporate Security department, whereas in business matters internal audit falls under the controlling activities of the Finance department. A dedicated department was incorporated into the Company’s organigram and staffed accordingly in the financial year 2009.

Point 28: AGM resolution on Employee Stock Option Plan
When bwin went public, an Employee Stock Option Plan (ESOP) was approved by the Annual General Meeting and introduced in February 2000 in order to bind employees and executives to the Company and allow them to share in its success. This stock option plan has since been adapted and expanded – each time with the approval of the Annual General Meeting – the last time being at the Annual General Meeting on 27 January 2006. Under the ESOP, Executive Board options are allocated by the Supervisory Board and employee options by the Executive Board on the basis of performance criteria. In March 2007, the Executive Board was also granted performance-oriented options outside the ESOP. Under the Companies Act, the wording of the Executive Board contracts (with regard to both fixed and bwin 08

Letter from the Executive Board
Corporate Governance
Responsibility is the winner
Group Management Report
Consolidated Financial Statements
Service Information

variable remuneration) is the responsibility of the Supervisory Board, and in this instance, too, it was the Supervisory Board that determined details of the wording and the allocation of the performance-oriented options. The relevant share option lockout periods and exercise periods associated with the exercise of all options are defined and communicated in the compliance guidelines.

Point 34: Rules of procedure for the Supervisory Board
The rules of procedure for the Supervisory Board do not contain any explicit conditions with respect to the establishment of committees, as the Supervisory Board of bwin directly complies with the provisions of the Companies Act and the Corporate Governance Code.

Point 38: Age limit for Executive Board members
The Articles of Association of bwin Interactive Entertainment AG do not stipulate any age limit for members of the Executive Board. The appointment of individuals to the Company’s Executive Board depends entirely on their professional and personal qualifications.

Compliance with Austrian Corporate Governance Code

Points 41 and 43: Supervisory Board committees
In view of the fact that the Supervisory Board of bwin consists of only six members, at the present time it has not established either a nomination committee nor a remuneration committee. These two functions are exercised instead by the entire Supervisory Board.

Point 57: Age limit for and number of Supervisory Board members
The Articles of Association do not currently stipulate an age limit for the appointment of Supervisory Board members, neither does this make sense from the Company’s point of view. The individual members of the Supervisory Board observe the limitations of § 86 of the Companies Act with respect to the number of Supervisory Board members.

Points 67: Details of risks, risk management and evaluation
As far as the Company is concerned, risks are unexpected events and possible developments that may have a negative impact on the achievement of objectives, or on the financial situation of the Company. Apart from the risks resulting from economic and legislative developments, market competition and industry-related risks are also of relevance in this context. The relevant analysis in the Group Management Report is therefore restricted to these risks.

bwin 08

Board

Executive Board

Manfred Bodner
Bachelor of Arts in International Studies, Webster University, St. Louis

Manfred Bodner has occupied a management position since 1989. From 1989 to 1995 he was CEO of Trend AG with a special focus on direct marketing and sales in Poland, the Czech Republic, Slovakia and Hungary. He then moved to the executive board of the Eastern European holding company of Neckermann Handels AG based in Vienna, remaining in this position till 1998. As a founding board member, Manfred Bodner has been with bwin Interactive Entertainment AG since May 1999, where he has been responsible for marketing / sales and technology from the outset. He was appointed Co-CEO of the company at the end of June 2001. His contract runs until 31 December 2012.

Norbert Teufelberger
Master of Social and Economic Sciences, Vienna University of Economics and Business Administration

Norbert Teufelberger entered the domestic and international casino and gaming business in 1989, holding positions with Casinos Austria and co-founding a US-listed casino company. He moved to bwin Interactive Entertainment AG in September 1999, and was elected to the Executive Board on 19 January 2000, where he was made responsible for finance and Investor Relations. In June 2001, he assumed the role of Co-CEO. His contract runs until 31 December 2012.

Supervisory Board

Hannes Androsch
Chairman MBA, Vienna School of Economics; PhD in economics, Vienna University of Economics and Business Administration

Hannes Androsch, a chartered auditor and tax consultant, was elected a representative of the Austrian Parliament in 1967. He was Minister of Finance from 1970 until 1981 and Vice-Chancellor of the Republic of Austria from 1976 until 1981. He was subsequently General Manager of the CA-BV bank until 1988. Hannes Androsch later occupied senior positions with the OECD and the International Monetary Fund. In 1989 he founded AIC Androsch International Management Consulting GmbH in Vienna, and is now an industrialist (www.androsch.com). Tenure: 16 May 2003* – Annual General Meeting 2011

Additional supervisory board memberships:
ARC – Austrian Research Centers GmbH Seibersdorf, Chairman
AT&S Austria Technologie & Systemtechnik AG, Chairman
FACC Future Advanced Composite Component AG, Chairman
FIMBAG Finanzmarktbeteiligung AG des Bundes, Vice-Chairman
Österreichische Salinen AG, Chairman
Salinen Austria AG, Chairman

Alexander Knotek
Vice-Chairman PhD in law, Vienna University

Alexander Knotek is a senior partner in the law firm AVIA LAW GROUP with offices in Vienna, Klagenfurt and Baden. In many years of practice, he has specialized in corporate law, property and real estate law, insolvency law and business criminal law. He is also a member of the executive and supervisory boards of various companies.
Tenure: 16 May 2003* – Annual General Meeting 2011

Additional supervisory board memberships:
Sparkasse Baden
Sparkasse Kirchschlag AG

bwin 08

Letter from the Executive Board
Corporate Governance
Responsibility is the winner
Group Management Report
Consolidated Financial Statements
Service Information

Helmut Kern
MBA, Vienna University of Economics and Business Administration

Helmut Kern was appointed Managing Director of Deloitte Consulting in 1996, and was made a Global Partner in 1998. As a member of Deloitte Consulting’s European Telecoms Leadership Group, in the year 2000 he became responsible for some 600 consultants. 100% of the shares in Deloitte Consulting GmbH, Vienna, were acquired in a management buy-out in the year 2003. The company was renamed “Beyond Consulting GmbH”, and Helmut Kern appointed Managing Partner.
Tenure: 14 May 2004* – Annual General Meeting 2011

Georg Riedl

PhD in law, Vienna University

Georg Riedl has been practising as attorney at law in Vienna since 1991. He is specialized in company law and M&A, commercial law, capital market law, competition law, IT law, e-commerce, domain law, and private foundation law. Georg Riedl is member of the executive or supervisory boards of various companies and private foundations.
Tenure: 10 May 2005* – Annual General Meeting 2010

Additional supervisory board memberships:
Österreichische Salinen AG und Konzerngesellschaften
AT&S Austria Technologie & Systemtechnik AG
Porr Allgemeine Baugesellschaft – A. Porr AG und Konzerngesellschaften, Vice-Chairman Wiesenthal & Co AG
paysafecard.com Wertkarten AG
FACC Future Advanced Composite Component AG

Herbert Schweiger
MBA, Vienna University

After obtaining his degree in economics, Herbert Schweiger began his career working for the sales division of IBM Austria. After occupying several national and international positions with IBM, in 1990 he switched to Compaq Austria. In 1999 he was appointed Managing Director of Compaq Austria, before returning to IBM Austria in 2003 to take over the medium-sized companies division. Herbert Schweiger was General Manager of Microsoft Österreich GmbH from February 2004 till February 2008. In March 2008 he was appointed General Manager of Berndorf Band GmbH.
Tenure: 22 May 2007* – Annual General Meeting 2012

Per Afrell
Chairman of real estate fund
Profi Management AB

Per Afrell has been the Chairman of the Board of bwin Games AB (formerly Ongame e-solutions AB) since 2005. He has extensive experience in finance, having held various management positions across the financial industry. Per Afrell is the chairman and co-founder of Profi Mangement AB, a real estate fund company. He has been a member of the Stockholm Stock Exchange Listing Committee since 2001. In the past, he was a lecturer at the Stockholm School of Economics, a stock columnist at Sweden’s leading newspaper Dagens Nyheter (1992-1995), head of Nordic Products at UBS Warburg (1995-2002), and founder of Findata Finansiell Information (1984-1991).
Tenure: 22 May 2007* – Annual General Meeting 2012

*     Date of first appointment

bwin 08

Supervisory Board advisory committees

Since the Supervisory Board of bwin consists of only six members, neither a nomination committee nor a remuneration committee has been established. These two functions are carried out jointly by the members of the Supervisory Board.

Audit committee
The audit committee was convened on 3 April 2009. At this meeting it examined the financial statements and the management report, as well as the consolidated financial statements and group management report. The committee also recommended that the Supervisory Board approve the financial statements and the proposal of the Executive Board for the appropriation of the results of the financial year 2008 (that the net result be carried forward to new account).

Composition of the Supervisory Board

bwin has a free float of around 80%, and no member of the board has a shareholding of more than 10%.

bwin 08

Letter from the Executive Board
Corporate Governance
Responsibility is the winner
Group Management Report
Consolidated Financial Statements
Service Information

Supervisory Board Report on the Financial Year 2008

The Supervisory Board held four meetings during the course of the financial year 2008 at which it exercised the duties stipulated by law and the Company’s Articles of Association. A meeting of the Balance Sheet Commission was also convened. The Executive Board reported to the Supervisory Board regularly, both in writing and orally, on the course of business and the situation of the Company and the companies of the Group. The financial statements in accordance with the Austrian Commercial Code, including the management report of bwin Interactive Entertainment AG, as well as the consolidated financial statements in accordance with the International Financial Reporting Standards (IFRS), as adopted by the European Union, including the Group management report as of 31 December 2008, have been audited by KPMG Austria GmbH Wirtschaftsprüfungs- und Steuerberatungsgesellschaft, Vienna, appointed in compliance with § 270 of the Commercial Code.

The audit showed that the financial statements and the consolidated financial statements respectively are in accordance with the legal requirements and present a true and fair view of the assets and financial position of the Group as of 31 December 2008, and of its profitability and cash flows for the financial year from 1 January to 31 December 2008 in accordance with International Financial Reporting Standards as adopted by the EU. The final result of the audit gave no cause for any objections, and the auditors have therefore issued an unqualified audit certificate.

The management report and the Group management report are consistent with the financial statements and the consolidated financial statements. Without qualifying the audit certificate, the auditors refer to the notes to the financial statements and the consolidated financial statements (section “Other obligations and contingent liabilities”) and the risks described in the management report and Group management report resulting from legal and tax proceedings against the companies, licensees and business partners of the bwin Group. The Supervisory Board has approved the financial statements for 2008 and is in agreement with the management report. The annual financial statements for 2008 have therefore been approved in accordance with § 125 of the Austrian Companies Act. The Supervisory Board agrees with the consolidated financial statements and the Group management report. The Supervisory Board also approves the proposed allocation of the result (that the result for the year be carried forward to new account).

Vienna, April 2009

The Supervisory Board
Hannes Androsch

bwin 08

Responsibility is the winner: Every game needs its rules

In addition to the provision of exciting online gaming, bwin is now, for the first time ever, able to assume a real responsibility for the gaming process due to Web 2.0 technology. Together with research institutes, associations and therapeutic establishments, bwin works out measures to protect gamers and advocates a responsible, secure and reliable gaming framework for online gaming throughout Europe.

Dimensions of responsible gaming

Responsible gaming

bwin’s responsibility is reflected not only in the development of products and processes, but also in the Company’s appropriate treatment of the people who create and use them.

Security for customers
bwin views the exclusion of minors and the privacy of personal data, particularly in terms of payment processing, as essential aspects of customer protection. To this end, bwin imposes registration requirements and implements a data privacy policy that complies with the EU E-Commerce Directive. Moreover, gaming is monitored by independent authorities to ensure fairness and randomness. Fair gaming means making only such promises as can be kept. That is why bwin’s marketing focuses on sport, excitement and entertainment rather than on wealth and luxury. The quality of our customer protection is assured through the audit performed by the independent non-profit organization eCOGRA (e-Commerce Online Gaming Regulation and Assurance).

Protecting against gaming addiction
bwin has been partnering with a pioneer in the field of addiction research, the Division on Addictions (DOA), Cambridge Health Alliance, a teaching affiliate of Harvard Medical School (HMS). HMS the world’s first research institute to conduct a comprehensive study on gaming behaviour during online gaming. The findings are of benefit to the international research community and enhance the development of new customer services and employee training.

Security in the gaming line-up
bwin protects its users, while they are playing, against mistakes such as unintentional bets or wagers. Furthermore, bwin online monitoring helps control bet manipulation and money laundering, with checks conducted by bookmakers guaranteeing further security. To this end, bwin collaborates with ESSA (European Sports and Security Association) and EGBA (European Gaming and Betting Association).

EGBA and ESSA were co-founded by bwin as non-profit organizations. EGBA (www.egba.eu) advocates a responsible, secure and reliable framework for licensed online-gaming providers throughout Europe, in order to create the same competitive conditions for everyone. For the purpose of giving consumers freedom of choice within a regulated online gaming market, binding rules have been established, and compliance with these rules is verified annually.

ESSA (www.eu-ssa.org) pursues the objective of fair play. It has implemented an early warning system using networked databases to enable immediate responses to unusual betting patterns and to report them immediately to sports organizations such as FIFA, UEFA or EPFL. This ensures a fair betting line-up for customers.

bwin 08

Letter from the Executive Board
Corporate Governance
Responsibility is the winner
Group Management Report
Consolidated Financial Statements
Service Information

A unique cooperation:
DOA of Harvard Medical School and bwin

The Division on Addictions, Cambridge Health Alliance, a teaching affiliate of Harvard Medical School, has been conducting studies in cooperation with bwin since 2005, examining gaming behaviour in sports betting, casino, poker, and other games on the Internet. This one-of-a-kind cooperation with an institution that has gained international recognition in addiction research over three decades has resulted in pioneering empirical studies: never before has a research institution continuously examined over 40,000 anonymous data records in connection with online gaming behaviour. This has further confirmed the essential advantage of online gaming: the internet can trace each step taken by the customer.

Scientific analysis and the results have led to a paradigm shift in addiction research, which now observes actual gaming behaviour rather than trusting in the self-perception of users themselves. The findings show that online gaming creates no greater risks of problems and addiction than offline gaming does. In sports betting, representative studies indicate that the risks are the same, about 1%, in both online and offline gaming.

The unique character of the research is described as follows by Howard J. Shaffer, Ph.D. and Associate Professor at Harvard Medical School, Director, Division on Addictions, The Cambridge Health Alliance, a teaching affiliate of Harvard Medical School:

“A matter of fact is that the vast majority of people according to recent surveys want to gamble and they would like to gamble online and in a democratic society that values liberty. Most people think they should have the opportunity to gamble. The very first thing we have learned is that the overwhelming majority of gamblers gamble online in a very moderate and mild way.”

Key initiatives in the financial year 2008

In light of the results achieved so far and the successes of the partnership, bwin and the DOA decided in November 2008 to extend the project for five more years. This partnership has also been beneficial to the international scientific community in the field of addictive behaviour research. The Transparency Project (www.thetransparencyproject.org), carried out in a partnership between bwin and the DOA, offers researchers free access to privately financed online gaming data for the first time.

In autumn 2008, the employee training programme EMERGE was presented jointly with the DOA. Thanks to this tool, bwin is the only online gaming company where each employee knows about addiction and its origins and applies this knowledge in their work – be it in service development, marketing or customer communications.

bwin was able to strengthen its position as a responsible online gaming provider at the first Responsible Gaming Day of the EGBA in the European Parliament in Brussels. Together with other market players in the EU, bwin launched an appeal for stronger cooperation in order to ensure a protected and secure online gaming environment.

bwin 08

Consolidated Financial Statements 2008

Group Management Report	16

Consolidated Financial Statements	28

Consolidated Balance Sheet	28

Consolidated Income Statement	29

Consolidated Statement of Changes in Shareholders’ Equity	30

Consolidated Cash Flow Statement	31

Notes to the Consolidated Financial Statements	32

Auditor’s Report	90

bwin 08

Group Management Report on the Financial Year 2008

Market development

Global online gaming market
by region 2009e*

1 Europe 48.8%
2 North America 26.3%
3 Asia 15.3%
4 Rest 9.4%

* Source: H2 Gambling Capital

During the year under review, the Company successfully continued the development of entertainment products for responsible online gaming to an unrivalled technical standard and content, as well as positioning bwin as a “house of games”. At a time when other industries are facing a sharp decline in demand, bwin has established the basis to exploit its considerable market potential.

In 2008, the world-wide online gaming market recorded growth of 27.5% to EUR 15.5 billion, accounting for no less than 5.8% of the total offline and online gaming market. Whereas the offline gaming market anticipates a compound annual growth rate of 2.9% between 2008 and 2012, over the same period of time the online gaming market is forecast to grow by 11.3% p.a. The consulting firm H2 Gambling Capital predicts online gaming revenues in the amount of EUR 23.7 billion for 2012, equivalent to about 7.8% of the total gaming market forecast for 2012 (offline and online).

Based on the estimates of H2 Gambling Capital, Europe will be the most important market, accounting for nearly 50% of the world-wide online gaming market in 2009, with a volume of EUR 6.4 billion (EUR 8.4 billion including lotteries). Online sports betting dominates the European online gaming market with 38.7% (2009e: EUR 2.5 billion), followed by casino (2009e: EUR 1.6 billion) and poker (2009e: EUR 1.3 billion) with 25.5% and 20.8% respectively. A volume of EUR 1.0 billion in the games sector represents a market share of about 15.2%. Over the period 2008 to 2012, H2 Gambling Capital estimates that the European online gaming market will grow annually by 14.6%.

Above-average growth of online gaming market

Legislative developments

Legislative developments in the online gaming market in the European Union continue to be characterized by the widely varying gaming policies of individual member states. An increasing number of EU countries are realizing that entertainment in the form of online gaming is enjoying growing popularity, making regulation of the online gaming market essential. For many years now, the United Kingdom and Italy have been examples of countries that have regulated their online gaming markets to the benefit of consumers, sports and government revenues. Only recently, Italy extended its online licences to poker tournaments and announced that it will be granting further online licences. Even France and Spain plan to allow private operators access to their markets under stringent conditions and controls.

However, a number of member states are still pursuing a policy of maintaining a state monopoly of internet gaming, or even a complete ban. This results in considerable legal uncertainty, numerous court cases, and a vast grey or black market on the internet. As a consequence, in the absence of government control and uniform standards, the consumer is often exposed to unregulated and dubious product offerings. Austria, Holland, Norway and Finland, for example, are planning a variety of measures designed to keep competitors out of their markets.

19
bwin 08

Letter from the Executive Board
Corporate Governance
Responsibility is the winner
Group Management Report
Consolidated Financial Statements
Service Information

In the autumn of 2008, the Austrian Government published a draft bill designed to tighten the penal provisions of the Gambling Act and penalize the handling of financial transactions for EU-licensed gaming providers. Over and above this, EU-licensed internet casinos will also be made subject to unrealistically high taxation of stakes compared to national monopoly operators. In the opinion of legal experts, such unequal treatment is incompatible with both EU legislation and constitutional law.

Regulation of the online gaming market is essential

In Germany, the State Treaty on gambling that came into force on 1 January 2008 similarly reinforced the German states’ monopoly of sports betting. The German treaty has led to a number of court cases focusing on its validity, which is interpreted very differently by individual German courts. In January 2008, the European Commission initiated infringement proceedings against Germany due to the fact that the treaty imposes inadmissible restrictions on the cross-border provision of services. The German authorities are nevertheless attempting to enforce the internet ban by means of injunctions and enforcement proceedings against bwin and other private operators. The German Federal Supreme Court is expected to provide further clarification of the legal situation in the civil proceedings instituted against bwin International Ltd. by Westdeutsche Lotterie GmbH & Co OHG (“Westlotto”). Westlotto has applied for a cease and desist judgement against bwin International Ltd., seeking to prevent the company from organizing, mediating and advertising sports betting, casino and lottery games in Germany. The courts of first and second instance found against bwin International Ltd., and the Higher Regional Court of Cologne has declared that the judgement is enforceable, although the final ruling from the Federal Supreme Court on the merits is still pending. bwin e.K., which offers the Company’s products on www.bwin.de under a licence issued by the former German Democratic Republic, is not a party to these proceedings before the Federal Supreme Court.

Despite initiatives in the European Council and the European Parliament, the regulatory environment for online gaming is not expected to be harmonized in the foreseeable future. The European Commission has emphasized several times that it does not intend to harmonize this sector in view of member states’ differing views. Instead, the European Commission is endeavouring to enforce the rights to which private operators are entitled in accordance with the EC Treaty (in particular, freedom of establishment and freedom of services). To this end, since April 2006 the European Commission has initiated infringement proceedings against 10 member states due to national gaming legislation which, in the Commission’s view, is in violation of EU legislation. The proceedings against France, Hungary, Sweden, Finland, Denmark, Greece and Holland have already advanced to the second stage, at which point the member states are called upon a so-called “reasoned opinion” to amend their laws in contravention of EU legislation.

The pursuit of these infringement proceedings has recently been delayed. Nevertheless, further clarification of the legal situation can be expected soon, in view of the numerous cases submitted by national courts and pending with the European Court of Justice (ECJ). There are currently 17 preliminary ruling procedures relating to national restrictions on cross-border gaming pending with the ECJ. The procedures were referred by courts in Portugal, Austria, Germany, France, Holland, Belgium, Sweden and Greece.

bwin 08

On 14 October 2008, the advocate-general submitted his final pleading in the Portuguese preliminary ruling procedure (C 42-07), in which bwin is involved as a party to the initial proceedings. In these proceedings, the ECJ set out to examine the admissibility of the Portuguese sports betting and lottery monopoly, and is expected to pass judgement in the first half of 2009.

In the United States, there is growing support for the regulation of online gaming in view of the fact that the general ban imposed by the “Safe Port Act” resulted only in the departure of reputable operators and a growing grey and black market. The US Department of Justice has indicated its willingness to reach agreement with online gaming companies that ceased to operate in the USA in 2006 following the passing of the Unlawful Internet Gambling Enforcement Act (UIGEA).

Development of business

Gross gaming revenues - product mix 2008

1 Sports betting 55.9%
2 Poker 22.4%
3 Casino 16.6%
4 Games 5.1%

Development of gross gaming revenues

Thanks to the positive development of all product segments, bwin increased its gross gaming revenues (betting stakes less customer winnings) to EUR 420.8 million from EUR 353.6 million in 2007. This was equivalent to an increase of 19%, and was attributable mainly to the consistent expansion of the product portfolio, the successful use of communication opportunities in connection with UEFA EURO 2008™, as well as to a strong brand and an effective customer loyalty programme.

Gross gaming revenues less sales commissions, betting duties, licence fees and bonuses resulted in net gaming revenues rising by 18.5%, from EUR 280.3 million in 2007 to EUR 332.1 million.

Sports betting

Opportunities offered by Web 2.0 to be utilized for growth in live betting sector.

Sports betting

In the financial year 2008, gross gaming revenues from the sports betting segment were up 21.1% over the previous year to EUR 235.4 million (2007: EUR 194.3 million). Sports betting turnover (betting stakes) rose by 31.4% to EUR 2,927.4 million compared to 2007. This record turnover is attributable to UEFA EURO 2008™ in the second quarter of 2008, a very strong development in the fourth quarter of 2008 and the expansion of the product range, particularly in the live betting segment. The range of sports bets now offered comprises nearly a hundred different sports, with around 3,000 live events.

Thanks to an enhanced video quality in a larger format and the versatile betting interface, users are able to arrange their favourite events just as they like, giving them an even more intense live experience. Over 1,200 pages of specifications and 180,000 lines of programming were necessary to create this interface, which is one of the three largest applications in the world in the Flash format.

The growing popularity of live betting is progressively shifting the turnover ratio from conventional sports betting to live betting, as a result of which the structurally lower margin for live betting is reflected more and more in the overall margin. A sports betting margin of 8.0% was reported for 2008. The Company expects this figure to be in a bandwidth of between 7% and 9% in the current financial year.

21 bwin 08

Letter from the Executive Board
Corporate Governance
Responsibility is the winner
Group Management Report
Consolidated Financial Statements
Service Information

Poker

Poker games offered by one of Europe’s largest networks used by up to 45,000 players simultaneously.

Poker
In 2008, bwin poker reported an increase in turnover (fees charged for every poker hand played, or rake) of 14.2% to EUR 94.2 million compared to 2007 (2007: EUR 82.5 million).

After successfully obtaining a licence in the spring of 2008, in the fourth quarter of 2008 bwin was one of the first providers to introduce real-money poker in Italy on its new P5 poker platform. About 140 employees of bwin Games AB developed the new poker platform, which is marketed by Ongame Network Ltd., a B2B company of the bwin Group. The platform has a completely modular and scalable structure with uncompromised stability. Maintenance work can be carried out during operation, which means that the platform can be operated around the clock.

In the fourth quarter of 2008, preparations were made to bundle the various poker labels into bwin poker. This will enable the poker segment to benefit from the strong bwin brand coupled with improved cost efficiency.

Double-digit growth in all product sectors

bwin has now established one of the largest poker networks in Europe, with up to 45,000 users at the tables simultaneously at peak times, and guaranteed tournament prizes of over USD 15 million each month. By supplying innovative services in response to customers’ preferences, bwin now offers not only a technically sophisticated poker platform, but also valuable add-ons such as new tournament concepts, poker blogs, and links to online contact networks, thus enhancing the Company’s competence as a leading B2B partner.

Casino and games

Thanks to a number of new casino games like Blackjack 2 Against 1 or Hold’em Showdown, casino turnover (stakes less customer winnings) increased by 14.3%, from EUR 61.2 million in 2007 to EUR 70.0 million. As a result of the Company’s focus on the core sectors of sports betting and poker, as in previous years the casino business was not specifically promoted in 2008.

The games segment reported a turnover (betting stakes less customer winnings) of EUR 21.3 million. Based on a turnover of EUR 15.5 million in 2007, this represents an increase of 37.3%, attributable mainly to an extended product offering.

Marketing rights to the German Soccer League

Until the end of the 2008/2009 season, bwin holds the exclusive world-wide rights to the marketing of the first and second German Soccer Leagues. bwin customers have the unique opportunity of watching these games outside Germany live and free of charge at www.bwin.com. bwin also sells these rights to television stations, which partly run bwin advertising during the broadcast. In 2008, the resulting revenues amounted to EUR 29.3 million (2007: EUR 28.8 million) and are shown under other operating income. These rights are an ideal complement to other live service offerings such as the Italian Soccer League (Lega Calcio), the Liga Sagres in Portugal, the UEFA Cup, various ATP tournaments and much more besides. As a result, bwin now offers the most comprehensive live video selection in the online gaming industry.

bwin 08

Payment Service Providing

During the financial year 2008, the Company developed services relating to the processing of payments (Payment Services Providing), offering these services to group companies. The bwin Group subsequently plans to market these services to third parties. In this connection, Vincento Payment Solutions Ltd. – a bwin Group company – has acquired an eMoney licence from the British Financial Services Authority (FSA), entitling it to issue a prepaid MasterCard®.

Development of the customer base

Positive development of the customer base continued during 2008, in terms of both active and new active real-money customers. This was a result of the successful use of communication opportunities in connection with UEFA EURO 2008™, sustained poker marketing campaigns such as free-bwin.com, or PokerIsland, targeted customer loyalty programmes, and an extended product range. Particularly in the last quarter of the year under review, expectations were exceeded due to very successful reactivation measures.

Customer base performance indicators (in 000)

	2008	2007

Number of new active customers (Group total)	1,059	804
Number of active customers (Group total)	2,105	1,660
Number of active customers (sports betting)	1,669	1,317
Number of active customers (casino)	338	241
Number of active customers (poker)	678	509
Number of active customers (games)	291	201

Positive development of customer base continues – number of active customers up 26.8%

The number of active customers rose to 2.1 million (2007: 1.7 million). This was equivalent to an increase of 26.8%. The number of new active real-money customers rose by 31.7% compared to the previous year, to 1.1 million (2007: 0.8 million). The main factors behind this development were the b’inside customer loyalty programme initiated in 2007 and extended to all product segments, and the extended product range.

Due to the large number of new customers acquired, bwin reported a slight decline of 6.1% in gross gaming revenues per active customer compared to 2007, to EUR 200.0 (2007: EUR 213.0).

Operating expenses

In 2008, operating expenses rose to EUR 360.8 million (2007: EUR 295.3 million). This increase of 22.2% compared to the previous year was mainly due to the continued development of the core products of sports betting and poker, and to marketing expenses in connection with the European Football Championship. Over and above this, bwin also stepped up its investment in new technologies in payment handling (payment card industry certification, eMoney licence), in customer loyalty programmes (b’inside), and in the field of security (ISO 27001 certification).

23 bwin 08

Letter from the Executive Board
Corporate Governance
Responsibility is the winner
Group Management Report
Consolidated Financial Statements
Service Information

2008 expenses

1 Expenses for services rendered 11.3%
2 Personnel expenses 26.2%
3 Marketing expenses 34.2%
4 Other operating expenses 28.3%

In some instances bwin also drew on the services of external providers and consultants for the development of its sports betting, poker and payment platforms. Due to the extended product range, expenses for services rendered were therefore up 42.7%, from EUR 28.5 million in 2007 to EUR 40.6 million.

Personnel expenses were also up due to the growing number of employees compared to the previous year, from EUR 77.5 million to EUR 94.4 million. This also included non-cash expenses in the amount of EUR 14.2 million (2007: EUR 16.9 million) in connection with share-based payments (IFRS 2) to members of the Executive Board and employees. At the reporting date of 31 December 2008, the Company had 1,358 employees (excluding freelance staff). This represents an increase of 25.6% compared to the previous year (2007: 1,081 employees excluding freelance staff).

An increase in marketing activities, particularly in connection with UEFA EURO 2008™ in the second quarter of 2008, led to a 25.5% rise in advertising expenses (excluding customer bonuses) compared to the previous year, to EUR 123.5 million (2007: EUR 98.5 million). Marketing expenses (including bonuses) of EUR 154.5 per new active customer (CPA) remained unchanged compared to 2007.

Expenses for customer bonuses were up as a result of the European Football Championship and the greatly expanded customer loyalty programme, from EUR 25.7 million to EUR 39.0 million in 2008. Consequently, the proportion of gross gaming revenues accounted for by customer bonuses rose from 7.3% in 2007 to 9.3% in 2008.

The bwin Group’s other expenses were up 12.5% to EUR 102.3 million compared to EUR 90.9 million in 2007. This was attributable largely to a rise in banking expenses due to the increased volume of turnover, and currency losses in the amount of EUR 11.3 million (2007: EUR 2.6 million). The latter were offset partially by currency gains presented under other operating income in the amount of EUR 9.6 million (2007: EUR 3.1 million). Non-cash expenses in the amount of EUR 3.0 million (2007: EUR 2.5 million) were incurred in connection with share-based payments (IFRS 2) to members of the Supervisory Board and third parties.

EBITDA

The development of gaming revenues and operating expenses described above resulted in an increase in EBITDA (earnings before interest, taxes, depreciation and amortization, impairments and reversals) of 2.6% to EUR 42.7 million. This was equivalent to an EBITDA margin of 10.1% of gross gaming revenues, or 12.9% of net gaming revenues. “Adjusted” EBITDA (excluding expenses for share-based payments in accordance with IFRS 2) remained virtually unchanged at EUR 59.9 million in 2008 (2007: EUR 61.0 million).

Depreciation, impairments and reversals

Impairment-related expenses were up from EUR 9.1 million in 2007 to EUR 13.3 million in 2008, and related to goodwill and brand names from bwin Games AB and Ongame Network Ltd. (formerly the Ongame Group). Further details can be found in the information on impairments in the notes to the consolidated financial statements.

Depreciation and amortization of property and equipment and intangible assets in 2008 amounted to EUR 49.6 million, up 2.3% compared to 2007. Marketing rights to the German Soccer League resulted in amortization in the amount of EUR 19.3 million, unchanged compared to 2007.

bwin 08

Reversals fell from EUR 68.1 million in 2007 to EUR 2.6 million in 2008, resulting in both years from a reduction in the contingent purchase price liability for bwin Games AB. Further details can be found in the information on corporate acquisitions in the notes to the consolidated financial statements.

Balance sheet reflects excellent liquidity position

Cash and cash equivalents including short term securities in mEUR

Operating result and loss/profit for the year
This resulted in an operating loss (EBIT) of EUR 17.9 million for 2008 compared to an operating profit in the amount of EUR 51.8 million in 2007. Excluding expenses for share-based payments in accordance with IFRS 2 and the balance of impairments and reversals, EBIT was reduced from EUR 12.3 million in 2007 to EUR 10.0 million in 2008. A loss after tax of EUR 12.8 million was reported for 2008 compared to a profit of EUR 50.4 million in 2007. Excluding the balance of impairments and reversals, the consolidated loss after tax was reduced from EUR 8.6 million the previous year to EUR 2.0 million in 2008.

Assets, financial position and liquidity
The total assets of the Company were reduced slightly in 2008, by EUR 10.2 million to EUR 289.7 million. Intangible assets totalled EUR 59.7 million in 2008 (2007: EUR 96.9 million). This marked drop was due on the one hand to depreciation and amortization and on the other hand to impairments. An increase of EUR 24.8 million in cash on hand and in banks to EUR 106.4 million underscores the excellent liquidity position of bwin. Non-current liabilities totalled EUR 4.9 million (2007: EUR 21.7 million). This marked decrease was attributable mainly to the payment of liabilities in connection with the acquisition of marketing rights to the German Soccer League. The Company’s shareholders’ equity remained virtually unchanged at EUR 130.8 million (2007: EUR 131.1 million).

Cash flow from operating activities declined from EUR 90.6 million in 2007 to EUR 76.6 million in 2008. The cash outflow from investment activities increased from EUR 41.6 million in 2007 to EUR 52.4 million in 2008. These investment activities resulted mainly from the expansion of the server infrastructure and office equipment, and from the acquisition of rights to the German Soccer League. Cash on hand and in banks as of 31 December 2008 of EUR 106.4 million were significantly higher than in 2007 (EUR 81.6 million).

Acquisitions, subsidiaries and at-equity consolidated companies
Details of these can be found in the notes to the consolidated financial statements.

bwin 08

Letter from the Executive Board
Corporate Governance
Responsibility is the winner
Group Management Report
Consolidated Financial Statements
Service Information

Risk report

General risks
Apart from the risks specific to online gaming, legal and regulatory risks, the most significant risks to which the bwin Group is exposed are those of a general entrepreneurial nature. Managing the risks specific to online gaming in general, and betting risks in particular, is a part of bwin’s day-to-day operations. Although providing poker and casino products entails comparatively little risk, quoting fair market odds for sporting events means bwin not only has to employ highly qualified staff, but also to implement appropriate processes and software solutions, most of which are fully automated. Amongst the measures designed to minimize the risks associated with betting operations are the registration of customers complete with name, address and date of birth, compulsory identification on first payout, and payment of winnings only by bank transfer or through internationally recognized payment providers, and finally the exclusion of any sportsmen, managers, referees, etc. directly involved in a sporting event from betting on it. Other risks associated with gaming operations such as betting fraud (e.g. by syndicates), credit card fraud and money laundering are reduced to a minimum under the watchful eye of the Company’s Financial Services and Security departments.

Operational risks
Operational risk is defined as the potential occurrence of losses due to unforeseeable events, interruption of business, inadequate controls or failure of controls or systems associated with staff, customer relations or technology, business assets, with other third parties or government agencies, or with project and other risks.

Financial instruments
Details of these can be found in the notes to the consolidated financial statements.

Regulatory risks
The bwin Group currently operates in more than 25 countries, serving customers around the globe via gaming platforms like www.bwin.com and www.pokerroom.com. The operational business of the bwin Group is carried out largely on the basis of Gibraltarian sports betting and casino licences. In addition to this, the companies of the bwin Group also hold other licences in Europe and beyond. However, the Company still faces significant legal and legislative risks due to the fact that many countries still lack a clear legal framework for online gaming, and in many instances market access by private providers is restricted in order to protect state monopolies (for details see “Legislative developments” in the Management Report).

General business risks
General business risks are taken to mean a degree of uncertainty about the way business will develop due to changing circumstances, such as the market environment, customer behaviour, and technological progress.

Principles of risk management
The heads of the various departments of the Company are responsible for ensuring that employees observe guidelines, licence limits and regulations. For example, predefined approval procedures and controls must be observed when making investments of a certain size. The fundamentals of any internal control system include the general principles of risk prevention, such as the separation of functions and the “four eyes” principle for important procedures. A wide variety of highly sophisticated, often automated software systems may bwin 08

also be employed to ensure effective risk management. These facilitate the systematic analysis of all business processes with respect to the anticipated outcome, and the quantification of all the risks associated with them. Trends are recognized at an early stage, and are incorporated in the decision-making process in real time in the form of strategic decisions.

Management information system
In this context, bwin’s management information system CIS (Central Information System) not only provides relevant information for decision-making to all management levels within the Company depending on their authorization, but also represents an efficient tool for risk management based on real-time data.

Professional personnel development a key factor in Group’s success

Employees

Employees
Employees support prevention of gaming addiction through EMERGE training programme.

Professional human resources development and the recruitment of experts in online gaming and the IT sector have always been key factors behind the business success of bwin.

The purposeful development of human resources in 2007 was continued into 2008, though the first two quarters of 2008 were characterized by an extremely competitive labour market.

A comprehensive employee survey was carried out in 2008 with a view to ensuring the continued effective development of staff with due consideration for corporate and department objectives. An analysis based on questionnaires developed specifically for departments and the resulting workshops arranged by well-known consultants showed up strengths and areas for improvement. The measures derived from these analyses were successively implemented. Further activities – such as executive training sessions and talent management – were initiated in the light of the cost-reduction programme rolled out in the fourth quarter of 2008.

The EMERGE staff training programme was launched in the autumn of 2008 with Harvard Medical School’s Division on Addictions. This tool enables bwin – the only online gaming company with this capability – to ensure that every employee has knowledge about addiction and its causes, and is able to consider this knowledge in his or her work – whether this be in product development, marketing, or customer communication. Thanks to EMERGE, bwin is proud to be the first online gaming company that is in a position to offer comprehensive, intradepartmental training and information in the field of gaming addiction prevention.

As a result of the continued development of core products in the sports betting and poker sectors, the number of employees rose from 1,144 (including 63 freelancers, most of them in customer service) at the end of 2007 to 1,409 (including 51 freelancers, most of them employed in customer service) as of the reporting date of 31 December 2008.

bwin 08

Letter from the Executive Board
Corporate Governance
Responsibility is the winner
Group Management Report
Consolidated Financial Statements
Service Information

Employees at balance sheet date

For further information on the Employee Stock Option Plan, please see the relevant information in the notes to the consolidated financial statements. bwin does not have a company pension scheme.

Miscellaneous

Apart from the development of software already described in the business development section above, the Company does not carry out any research and development as construed by § 243, para. 3 of the Austrian Commercial Code, neither does it have any branch offices. There is no separate report on environmental issues due to the lack of relevant circumstances.

Information in accordance with § 243a of Austrian Commercial Code

1.	The share capital of bwin AG as of 31 December 2008 comprised 32,730,718 ordinary shares, which are all traded on the Vienna Stock Exchange.

2.	All shares have the same rights and obligations. The Executive Board of bwin AG is not aware of any agreements between shareholders regarding limitations on voting rights or the assignment of shares.

3.	The majority of the shares are in free float. According to information provided by the Company, there are no shareholders directly or indirectly holding 10% or more of the shares.

4.	There are no shares with special control rights.

5.	All employees who are also shareholders of the Company exercise their voting rights personally.

6.

There are no requirements resulting directly from the law regarding the appointment and dismissal of members of the Executive Board and the Supervisory Board, or concerning the amendment of the Company’s Articles of Association.

7.	Please refer to the notes to the consolidated financial statements for further information on the authorization of the Executive Board of the Company to issue or buy back shares.

8.	The Company has not entered into any agreements containing stipulations based on the provisions of § 243a para. 8 of the Commercial Code.

9.

However, in the event of a public offer (§ 1, para. 1 of the Takeovers Act) or a mandatory offer (§§ 22 et seq. of the Takeovers Act), the Executive Board’s contracts in effect from 1 January 2008 specify that Executive Board members shall be entitled to terminate their contracts with immediate effect. In this case, the Executive Board members will receive full remuneration for the remaining term of their contracts (until 31 December 2012). Under the provisions of the performance-based options granted to Executive Board members, it is stipulated that these will become non-forfeitable in the bwin 08

event of a public offer (§ 1, para. 1 of the Takeovers Act) or in the case of a mandatory offer (§§ 22 et seq. of the Takeovers Act). In this event, the members of the Executive Board will also be entitled to choose (with a period of prior notice of three months from the announcement of the offer) to receive all or parts of the options in cash.

Events after the reporting date

There were no significant events after the reporting date that must be reported here.

Outlook

Outlook

Optimal positioning to utilize potential of online gaming market.

Competitive edge through technology
bwin has strengthened its positioning as a “house of games” in recent years by increased investments in the Company’s core sports betting and poker products. These include, in particular, the new P5 poker platform and numerous innovations in the live betting segment. Over and above this, bwin laid the groundwork for a horizontal product expansion in the field of payment processing and concluded preparations for the issue of a prepaid card, a unique service in the gaming industry, and also prepared the ground internally to be able to handle payment transactions for third parties. The latest technologies are applied in customer and CRM service, as well as in the field of security.

In view of the very different gaming policies still pursued by the individual member states of the European Union, bwin is exceptionally well positioned, thanks to the modular structure of its platforms, to react quickly and flexibly to a wide range of legal scenarios. In combination with a strong brand, bwin is therefore ideally placed to exploit the considerable growth potential of the online gaming market.

Improvement of results due to turnover growth and cost cutting

Significant improvement in results expected in 2009
Following this phase of intensive investment, the Company has entered into a consolidation phase, in parallel with a cost-cutting programme during the year under review, aimed at enabling bwin to achieve a significantly improved result in 2009. Without endangering its growth potential, on the basis of its annualized cost structure in the second half of 2008 the Company will reduce other operating expenses by about EUR 20 million and marketing expenses by at least EUR 20 million in the year 2009.

In addition to a reduction in brand-building expenses, the Company will also adapt its organizational structure, particularly in the area of IT and operations. Furthermore, bwin will focus even more strongly on existing markets whilst at the same time pursuing a less aggressive expansion of its product pipeline. Projects that take more than a year to reach break-even will be postponed in favour of optimizing cash flow. Reinforcing quality management and innovation processes will ensure steady product development. This will eliminate bwin 08

Letter from the Executive Board
Corporate Governance
Responsibility is the winner
Group Management Report
Consolidated Financial Statements
Service Information

parallel developments and optimize product life cycles. Furthermore, bundling the various poker labels into bwin Poker in the first quarter of 2009 will enable the poker segment to benefit from enhanced cost efficiency.

Based on forecast gross gaming revenues for 2009 of EUR 430 to EUR 445 million, management anticipates an adjusted EBITDA of at least EUR 100 million. Depending on the profit for the year recognized in the individual financial statements of bwin AG and subject to the approval of the Annual General Meeting, management plans to pay shareholders a dividend for the first time for the financial year 2009.

Vienna, 23 March 2009

Manfred Bodner	Norbert Teufelberger

Disclaimer
This management report contains statements relating to the future that were made on the basis of the current situation at the time of going to press. Although the Executive Board assumes that its forecasts are accurate, in the fast-moving online gaming business it is impossible to guarantee that these expectations will be realized. However, as in the past, the Company aims to make all essential information available to its shareholders immediately and without restriction.

bwin 08

Consolidated Balance Sheet as of 31 December 2008 - IFRS
with previous year’s comparative figures

EUR 000	Note	31.12.2008	31.12.2007

Assets
Non-current assets
Intangible assets	(1)	59,731	96,864

Property and equipment	(2)	22,047	20,708

Financial assets	(3)	5,360	4,878

At-equity consolidated investments	(4)	4,114	1,543

Deferred tax assets	(5)	256	419

		91,509	124,412

Current assets
Inventories	(6)	713	671

Receivables and other assets	(7)	53,715	56,728

Marketable securities	(8)	28,119	27,372

Cash and cash equivalents	(9)	106,372	81,613

Prepaid expenses	(7)	9,237	9,115

		198,156	175,499

Total		289,665	299,911

Liabilities and shareholders’ equity
Shareholders’ equity	(10)

Share capital		32,731	32,685

Additional paid-in capital		172,275	612,371

Treasury shares		-239	-239

Currency translation adjustment		-1,789	896

Afs-reserve		1,193	3,741

Retained earnings		-73,380	-518,329

		130,791	131,125

Minority interests	(10)	0	0

		130,791	131,125

Non-current liabilities
Employee benefit obligations	(11)	358	285

Non-current liabilities	(14)	0	13,906

Deferred tax liabilities	(5)	4,588	7,537

		4,945	21,728

Current liabilities
Current liabilities	(13)	129,516	122,944

Other provisions	(12)	19,251	19,493

thereof from income taxes		1,444	2,834

Deferred income	(13)	5,162	4,621

		153,929	147,058

Total		289,665	299,911

31 bwin 08

Letter from the Executive Board
Corporate Governance
Responsibility is the winner
Group Management Report
Consolidated Financial Statements
Service Information

Consolidated Income Statement for the financial year 2008 - IFRS with previous year’s comparative figures

EUR 000	Note	2008	2007

Net gaming revenues	(15)	332,106	280,230
Other operating income	(16)	62,246	52,426

Own work capitalized	(17)	9,170	4,251

Total revenues		403,521	336,907

Expenses for services rendered	(18)	-40,623	-28,477

Personnel expenses	(19)	-94,400	-77,491

Marketing expenses	(20)	-123,547	-98,473

Other operating expenses	(21)	-102,264	-90,866

Expenses		-360,833	-295,307

EBITDA		42,688	41,600

Depreciation, amortization and impairments	(22)	-63,181	-57,888

Reversals of impairment charges	(22)	2,611	68,062

EBIT		-17,882	51,774

Financial result	(23)	1,079	3,180

Income from at-equity consolidated investments	(4)	3,242	1,337

Result of ordinary operations before income taxes		-13,560	56,291

Income taxes	(5)	799	-5,932

Loss/Profit for the year		-12,761	50,359

Basic earnings per share	(24)	-0.39	1.55

Diluted earnings per share	(24)	-0.39	1.51

of which attributable to:
Parent company equity holders		-12,761	50,359

Minority interests		0	0

bwin 08

Consolidated Statement of Changes in Shareholders’ Equity for the financial year 2008 - IFRS in comparison to previous year’s figures

	Attributable to equity holders of the parent company

EUR 000	Share capital	Additional paid-in capital	Treasury shares	Currency translation adjustment	Afs reserve	Retained earnings	Total	Minority interests	Total equity

As of 31 Dec. 2007	32,685	612,371	-239	896	3,741	-518,329	131,125	0	131,125

Fair value measurement of securities	0	0	0	0	-2,548	0	-2,548	0	-2,548

Foreign currency translation adjustment	0	0	0	-2,685	0	0	-2,685	0	-2,685

Change in reporting entities	0	0	0	0	0	-3	-3	0	-3

Net income recognized directly in equity	0	0	0	-2,685	-2,548	-3	-5,236	0	-5,236

Profit/loss for the year	0	0	0	0	0	-12,761	-12,761	0	-12,761

Total net income recognized	0	0	0	-2,685	-2,548	-12,764	-17,997	0	-17,997

Release of additional paid-in capital	0	-457,713	0	0	0	457,713	0	0	0

Exercise of share options	46	445	0	0	0	0	491	0	491

Issue of share options	0	17,172	0	0	0	0	17,172	0	17,172

As of 31 Dec. 2008	32,731	172,275	-239	-1,789	1,193	-73,380	130,791	0	130,791

	Attributable to equity holders of the parent company

EUR 000	Share capital	Additional paid-in capital	Treasury shares	Currency translation adjustment	Afs reserve	Retained earnings	Total	Minority interests	Total equity

As of 31 Dec. 2006	32,603	592,306	-343	1,385	3,536	-568,688	60,799	0	60,799

Fair value measurement of securities	0	0	0	0	205	0	205	0	205

Foreign currency translation adjustment	0	0	0	-489	0	0	-489	0	-489

Net income recognized directly in equity	0	0	0	-489	205	0	-284	0	-284

Profit/loss for the year	0	0	0	0	0	50,359	50,359	0	50,359

Total net income recognized	0	0	0	-489	205	50,359	50,075	0	50,075

Exercise of share options	82	743	0	0	0	0	825	0	825

Issue of share options	0	19,426	0	0	0	0	19,426	0	19,426

Transfer of shares	0	-104	104	0	0	0	0	0	0

As of 31 Dec. 2007	32,685	612,371	-239	896	3,741	-518,329	131,125	0	131,125

33
bwin 08

Letter from the Executive Board
Corporate Governance
Responsibility is the winner
Group Management Report
Consolidated Financial Statements
Service Information

Consolidated Cash Flow Statement for the financial year 2008 - IFRS in comparison to previous year’s figures

EUR 000	2008	2007

Loss/Profit after taxes	-12,761	50,359

Amortization, depreciation and impairments	64,819	57,889

Non-cash personnel expenses (share-based payments)	17,172	19,426

Income from at-equity consolidated investments	-4,057	-1,337

Dividends received from at-equity consolidated investments	1,488	267

Change in deferred taxes	-4,067	4,693

Depreciation and revaluation of other financial assets	199	4

Loss on disposal of fixed assets	1,026	104

Change in non-current provisions	73	-44

Income from release of negative goodwill resulting from initial consolidation	0	-217

Reversals of impairments	-2,611	-68,063

Exchange rate differences	-2,745	-360

Expense from change in reporting entities	0	37

Expenses/Income from current taxes	1,138	1,239

Payment of taxes on income	-2,528	1,579

Change in receivables and other assets	4,466	-6,463

Change in current provisions	1,149	5,094

Change in accounts payable and other liabilities	13,872	26,433

Net cash flow from operating activities	76,633	90,640

Payments from disposal of financial assets and other financial investments	0	5,242

Payments from disposal of non-current assets	2,620	118

Payments for acquisition of subsidiaries	0	56

Payments for acquisition of assets (excl. financial assets)	-48,037	-43,715

Payments for securities	-2,214	-3,177

Payments for acquisitions of financial assets and at-equity consolidated investments	-4,734	-95

Net cash flow from investment activities	-52,365	-41,571

Payments from capital increases	491	825

Net cash flow from financing activities	491	825

= Net change in cash and cash equivalents	24,759	49,894

+ Cash and cash equivalents at beginning of period	81,613	31,719

Cash and cash equivalents at end of period	106,372	81,613

of which interest income	3,081	1,619

of which interest payments	322	291

bwin 08

Notes to the Consolidated Financial Statements
as of 31 December 2008 – IFRS

Information about the company

bwin Interactive Entertainment AG (bwin AG) with registered offices at Börsegasse 11, 1010 Vienna, Austria, commercial register: Vienna Commercial Court (FN 166449 d), and its subsidiaries together make up bwin Group (“the Company”), for which the present consolidated financial statements for the financial year 2008 have been prepared. The business activities of bwin Group include offering sports betting, casino and virtual games, and operating a multiplayer poker platform. bwin Group also provides sporting content such as live video streams, live scores, statistics and SMS services to its customers. Additionally, in 2008, bwin Group developed services related to the clearing of payments (“Payment Service Providing”) which were offered to group entities. bwin Group also intends to offer these services to external customers in the future. For this purpose, Vincento Payment Solutions Ltd. has been issued an e-money licence by the British Financial Services Authority (“FSA”).

Wherever necessary, bwin Interactive Entertainment AG carries out central functions such as finance, marketing, IT, project management, international business development, human resources and corporate communications for the subsidiaries of bwin Group. It also provides numerous other services such as market research and customer data analysis.

The operational business of the bwin Group is carried out primarily by bwin International Ltd., Gibraltar, and Ongame Network Ltd., Gibraltar, on the basis of Gibraltarian sports betting and casino licences. Additionally, Ongame Network Ltd. holds a licence issued by the Kahnawake Gaming Commission. Furthermore, bwin Group also holds licences in Austria, Italy, Spain (via an associated company) and Argentina. bwin International Ltd. and Ongame Network Limited operate under several domains; in particular www.bwin.com, www.pokerroom.com or www.ongamenetwork.com.

Accounting policies

Basis of presentation

The consolidated financial statements of bwin Interactive Entertainment AG and its subsidiaries (“bwin Group”) are prepared in compliance with the International Financial Reporting Standards (IFRS), as endorsed by the European Union, and section 245a of the Austrian Commercial Code.

The consolidated financial statements are prepared in thousands of euros (EUR 000). Rounding differences may occur in amounts and percentages due to the use of automated accounting systems.

New IFRS standards and interpretations
The adoption of standards and interpretations to be applied in the financial year 2008 did not have any impact on the consolidated financial statements.

New standards and interpretations to be applied in the future
The following standards or revisions of or amendments to standards as well as interpretations were issued at the reporting date, but were not effective for the financial year 2008:

bwin 08

Letter from the Executive Board
Corporate Governance
Responsibility is the winner
Group Management Report
Consolidated Financial Statements
Service Information

New standards and interpretations to be applied in the future

New or modified standards		Effective date*

IFRS 8	Operating segments	1 January 2009

IFRIC 12	Service Concession Arrangements**	1 January 2008

IFRIC 13	Customer Loyalty Programmes	1 July 2008

IFRIC 15	Agreements for the Construction of Real Estate**	1 January 2009

IFRIC 16	Hedges of a Net Investment in a Foreign Operation**	1 October 2008

IAS 23 (revised 2007)	Borrowing Costs	1 January 2009

IAS 1	Presentation of Financial Statements**	1 January 2009

IFRS 3 (revised 2008)	Business Combinations**	1 July 2009

IAS 27 (revised 2008)	Consolidated and Separate Financial Statements**	1 July 2009

IFRS 2 (revised 2008)	Share-based Payment	1 July 2009

IFRIC 17	Distributions of Non-cash Assets to Owners**	1 July 2009

IAS 32 (revised 2008)	Financial Instruments: Presentation**	1 January 2009

IAS 39	Financial Instruments: Recognition and Measurement: Eligible Hedged Items**	1 July 2009

IFRS 1 (revised 2008)	First-time adoption of International Financial Reporting Standards**	1 January 2009

IAS 39 (revised 2008)	Financial Instruments: Recognition and Measurement related to the timing of when a reclassification becomes effective**	1 July 2008

IFRS 7	Financial Instruments: Disclosures related to the timing of when a reclassification becomes effective**	1 July 2008

Various	Improvements to IFRS 2008**	1 January 2009

*	The standards must be applied to financial years beginning on or after the effective date.
**	Not yet endorsed by the EU

The Company is currently evaluating the impact of the adoption of the standards or revisions of or amendments to standards as well as interpretations on its consolidated financial statements and disclosures. The Company did not adopt these standards and interpretations early. The Company estimates that the adoption of IFRIC 12, which has not yet been endorsed by the EU, would not have had any impact on the consolidated financial statements for the financial year 2008, nor will it have an impact on the consolidated financial statements upon adoption in the future.

Principles of consolidation
In accordance with IFRS 3, subsidiaries are initially consolidated when the parent company actually assumes a controlling influence over the assets and operations of these companies.

bwin 08

Subsidiaries are initially consolidated using the purchase method by allocating the acquisition cost to the acquiree’s identifiable assets, liabilities and contingent liabilities. Any amount of the acquisition costs exceeding the fair value of the net assets acquired is recognized as goodwill. Goodwill is not amortized, but tested for impairment annually. If goodwill is impaired, an impairment charge is recorded in net income.

Intercompany revenues, expenses and profit and losses from intragroup transactions, as well as receivables due from and liabilities due to consolidated companies were eliminated.

Associated companies over which the Company has a significant influence, but does not exercise control, and joint ventures are reported using the equity method.

Foreign currency translation

The bwin Group records its ongoing business transactions in foreign currencies at monthly average exchange rates. At the reporting date, all monetary assets and liabilities in foreign currencies are translated into euros using the closing rate and any foreign currency gains and losses are recognized in profit or loss.

We refer to our disclosures on the scope of consolidated financial statements for details on the functional currencies of the entities of bwin Group. The euro is the functional currency of bwin AG. The financial statements are translated using the modified reporting date method, and any exchange differences are recorded directly in equity.

The financial statements were translated at the following exchange rates:

Exchange rates

	Reporting date 31 Dec. 2008	Average 2008	Reporting date 31 Dec. 2007	Average 2007

British pounds (GBP)	0.84151	0.95850	0.73550	0.68010

Swedish kronas (SEK)	10.35880	10.90500	9.43600	9.22670

U.S. dollars (USD)	1.26080	1.40700	1.47250	1.36290

Mexican pesos (MXN)	19.58880	16.40290	16.03100	15.01260

Argentinean pesos (ARS)	4.87870	4.67450	4.63000	4.27580

Chinese yuan (CNY)	9.64430	10.22850	10.73700	10.43760

Exchange differences arising from the translation of monetary items that form part of the net investment in a foreign operation (loans), are recognized directly in equity (“currency translation adjustment”).

bwin 08

Letter from the Executive Board
Corporate Governance
Responsibility is the winner
Group Management Report
Consolidated Financial Statements
Service Information

Principles of consolidation

Consolidated affiliated companies (subsidiaries)

Apart from the parent company bwin AG, Vienna, the consolidated financial statements include the following companies in which bwin AG held a controlling interest as of 31 December 2008 (reporting date of the subsidiaries is 31 December):

Consolidated affiliated companies (subsidiaries)

Fully consolidated subsidiaries	Functional currency	Percentage of share capital	Offices registered in

WEBSPORTS ENTERTAINMENT Marketing Services GmbH	EUR	100	Austria

bwin International Ltd.	EUR	100	Gibraltar

CQR Payment Solutions GmbH	EUR	100	Austria

bwin Italia S.R.L.	EUR	100	Italy

BWIN Mexico S.A. de C.V.	MXN	80	Mexico

DoubleM Media GmbH (in liquidation)	EUR	100	Germany

Ongame Network Ltd.	EUR	100	Gibraltar

bwin Games AB	SEK	100	Sweden

Ongame Future AB	SEK	100	Sweden

Ongame Ltd. (liquidated in February 2009)	GBP	100	UK

CQR UK Payment Solutions Ltd.	GBP	100	UK

Ongame Holding Malta Ltd.	USD	100	Malta

Ongame International Malta Ltd.	USD	100	Malta

BWIN ARGENTINA SA	ARS	100	Argentina

TC Invest AG	EUR	100	Austria

bwin Marketing Services S.R.L.	EUR	100	Italy

INFIELD - SERVIÇOS DE CONSULTORIA E MARKETING, UNIPESSOAL LDA	EUR	100	Portugal

BWIN INTERACTIVE MARKETING ESPAÑA S.L. (formerly PAMEROL, S.L.)	EUR	100	Spain

bwin (Beijing) Management and Consulting Co., Ltd.	CNY	100	China

Vincento Payment Solutions (UK) Ltd.	GBP	100	UK

SA Online Handelsbolag	SEK	100	Sweden

bwin Interactive Marketing UK Ltd.	GBP	100	UK

A fund of funds has also been included in the consolidated financial statements as it qualified as a special-purpose entity (SPE) in accordance with SIC 12 due to the degree of control exercised. All assets included in this fund of funds are measured individually and shares held are reported as marketable securities, cash in cash and cash equivalents, and accrued interest and the shares of profit or loss in other receivables.

Change in the scope of consolidated financial statements
SA Online Handelsbolag and bwin Interactive Marketing UK Ltd. were established in 2008 and included in the consolidated financial statements for the first time in 2008.

TC Invest AG and bwin (Beijing) Management and Consulting Co., Ltd. were established in 2007 and included in the consolidated financial statements for the first time in 2007.

bwin 08

BWIN INTERACTIVE MARKETING ESPAÑA S.L. (formerly PAMEROL, S.L.), bwin Marketing Services S.R.L., INFIELD - SERVIÇOS DE CONSULTORIA E MARKETING, UNIPESSOAL LDA as well as Vincento Payment Solutions Ltd. were acquired in 2007. In substance, the investments were acquired at their nominal value and were also included in the consolidated financial statements for the first time in 2007.

The decision to liquidate DoubleM Media GmbH, Playit.com Ltd., Safepay Internacional S.R.L. and Ongame Ltd. was taken in 2007. Playit.com Ltd. and Safepay Internacional S.R.L. were liquidated in 2007 and were therefore no longer included in the consolidated financial statements. Ongame Ltd. was liquidated in February 2009. Liquidation of DoubleM Media GmbH has not yet been completed.

Investments consolidated using the equity method
Investments in the following companies are consolidated using the equity method:

Investments consolidated using the equity method

	Reporting date	Share capital in EUR 000	Result for the year in EUR 000	Percentage of share capital	Offices registered in

bwin e.K.	31 Dec. 2008	4,272	4,689	50	Germany

BETBULL BWIN ESPAÑA, S.A.	31 Dec. 2008	-1,783	-1,788	49	Spain

Since May 2002, bwin AG has been an atypical silent partner with a 50% interest in bwin e.K., Neugersdorf, Germany. As owner of the domain www.bwin.de, Dr. Pfennigwerth operates bwin e.K. under the terms of a German licence.

BETBULL BWIN ESPAÑA, S.A. is an associated company established in 2007.

Group companies not consolidated
bwin Group also holds investments in the following subsidiaries which were not consolidated:

Unconsolidated subsidiaries

	Reporting date	Share capital in EUR 000	Result for the year in EUR 000	Percentage of share capital	Offices registered in

Southern Gem Ltd.	31 Dec. 2008	-10	-4	100	British Virgin Islands

Pegasus Pferdewetten GmbH	31 Dec. 2008	20	-11	100	Germany

BWIN INTERACTIVE ENTERTAINMENT SA (PTY) LTD.	31 Dec. 2008	-1	-1	75	South Africa

Drachenfelssee 421. VV GmbH	31 Dec. 2008	25	0	100	Germany

bwin 08

Letter from the Executive Board
Corporate Governance
Responsibility is the winner
Group Management Report
Consolidated Financial Statements
Service Information

The subsidiaries listed above are not consolidated, but are recorded at acquisition cost in the consolidated financial statements due to the fact that they are not material to the consolidated financial statements.

Other investments
The following investments in companies are presented as financial assets:

Other investments

	Reporting date	Share capital in EUR 000	Result for the year in EUR 000	Percentage of share capital	Offices registered in

Betbull Holding SE (formerly Betbull plc.)	31 Dec. 2007	28,081	-1,912	19.7	UK

BBE INTERACTIVE PREMISES, S.L. (in liquidation)	31 Dec. 2008	3	-1	49.0	Spain

BWIN BAHIS VE ŞANS OYUNLARI SANAYI VE TICARET LIMITED ŞIRKETI (in liquidation)	31 Dec. 2008	3	-2	49.0	Turkey

BWIN BAHIS VE ŞANS OYUNLARI SANAYI VE TICARET LIMITED ŞIRKETI was established in 2007; an application for liquidation was filed at the beginning of 2008. Additionally, an application for liquidation was also filed in 2008 for BBE INTERACTIVE PREMISES, S.L., which was established in 2008 for a short term.

Information on acquisitions

Acquisitions in 2008
In 2008, no acquisitions were carried out.

Acquisitions in 2007

PAMEROL, S.L. (now BWIN INTERACTIVE MARKETING ESPAÑA S.L.), bwin Marketing Services S.R.L., INFIELD - SERVIÇOS DE CONSULTORIA E MARKETING, UNIPESSOAL LDA and Vincento Payment Solutions Ltd. were acquired more or less at their nominal value in 2007. On initial consolidation, negative goodwill amounting to EUR 216 thousand was therefore recognized in the financial result. Additionally, the Company has held an interest in BWIN INTERACTIVE ENTERTAINMENT SA (PTY) LTD. and Drachenfelssee 421. VV GmbH since 2007. However, these investments are not consolidated due to the fact that they are not significant to the Company’s consolidated financial statements.

Acquisition of Ongame Group in 2006

On 1 January 2006 bwin acquired 100% of the shares in the Ongame Group (now bwin Games AB group) for approximately EUR 512.74 million. An amount of EUR 230.74 million was paid in cash and an amount of EUR 205.1 million was settled by issue of bwin shares. The amount of EUR 76.91 million was contingent on meeting certain financial performance criteria in 2006 and was recorded as a liability. Since bwin Group decided to cease its real-money activities on the US market subsequent to the passing of the Unlawful Internet Gambling and Enforcement Act 2006, the Company recognized impairment charges related to considerable components of the acquired assets, in particular to the cash generating units poker and casinos units in America.

bwin 08

Information on developments in the financial year 2007

In 2007, the Company concluded a contractual agreement with the former owners of bwin Games AB, who had sold 96.3% of their shares. Under this contractual agreement the former owners of bwin Games AB agreed to waive the unpaid part of the purchase price still due to them, representing the outstanding contingent purchase price liability plus interest. At the same time, bwin agreed to waive the existing counterclaim by bwin Games AB.

Should bwin (or one of its group companies) reenter the US market, the sellers who waived their share of the outstanding liability have been assured that they will receive a certain share of the net gaming revenues from this business for a period of up to five years. However, this payment will be limited to an amount of EUR 79,944 thousand, equivalent to the waived contingent purchase price liability plus calculated interest. At all events, this assurance will lapse on 31 December 2020.

Subsequent to the reduction in the acquisition cost of the Ongame Group following this agreement, the acquisition cost and accumulated impairment charges of goodwill related to the poker and casino CGUs in America, which had been written off entirely in the financial year 2007, were adjusted accordingly in 2007 (see notes (1b) and (22)). The waived part of the contingent purchase price liability (amounting to EUR 77,517 thousand including accrued interest) and the counterclaim (amounting to EUR 3,045 thousand) were also derecognized through profit and loss in 2007 (see notes (22) and (23)). This resulted in revenues from reversal of impairments amounting to EUR 68,062 thousand and interest income of EUR 6,409 thousand in 2007. The renegotiated contingent purchase price obligation was not recorded in the consolidated financial statements as of December 31, 2007, since it was neither likely nor foreseeable that bwin would re-enter the US market.

Information on developments in the financial year 2008

In 2008, the Company also concluded a contractual agreement with the rest of the former owners of bwin Games AB. Under this contractual agreement, these former owners of bwin Games AB agreed to waive the outstanding contingent purchase price liability plus interest on the same terms as the other group of former owners. This resulted revenues from reversal of impairments amounting to EUR 2,611 thousand and interest income of EUR 245 thousand in 2008.

Since the fact that it is neither likely nor foreseeable that bwin will re-enter the US market remains unchanged from 2007, the renegotiated contingent purchase price obligation was not recorded in the consolidated financial statements as of 31 December 2008.

Accounting and valuation principles

Intangible assets, property and equipment

Purchased and internally developed intangible assets, leasehold improvements, other assets as well as operating and office equipment are valued at acquisition or production cost less amortization/depreciation/impairment. The interest attributable to production costs is not capitalized.

In accordance with IAS 38, the cost of internally developed intangible assets is capitalized when its technical feasibility is assured, future economic benefits can be expected from such assets and their cost can be reliably measured.

bwin 08

Letter from the Executive Board
Corporate Governance
Responsibility is the winner
Group Management Report
Consolidated Financial Statements
Service Information

After all requirements are met, costs relating to the production and improvement of websites and the online gaming software used by the Group are capitalized.

Depreciable assets are depreciated/amortized on a straight-line basis over their expected useful lives. The various rates of depreciation/amortization are based on the following expectations of useful lives:

Intangible and tangible assets

	Useful life in years	Rate of depreciation/ amortization in %

Intangible assets
Software	2–5	20–50

Internally developed software	2	50

Customer base, licences and other rights	5–7.5	13.33–20

Marketing rights	3	33

Property and equipment
Leasehold improvements	3–10	10–33

Other assets, operating and office equipment	2–5	20–50

Intangible assets with an indefinite useful life, such as brand names and goodwill, are not subject to scheduled amortization, but are tested for impairment annually, or when there are indications that their carrying amount is impaired.

Impairments
All property and equipment and intangible assets with a definite useful life are tested for impairment. If there are indications of impairment, the recoverable amount of the assets in question is calculated. An impairment is recorded if the recoverable amount is below its carrying amount. Goodwill, intangible assets with an indefinite useful life and property and equipment not yet put into operation are tested for impairment, either annually, or when there are indications of an impairment to their carrying amount. The carrying amount of the CGUs to which these assets are allocated is compared to their recoverable amount. If the carrying amount falls below the recoverable amount, an impairment charge is recognized in the income statement under the item “Depreciation, Amortization and Impairment Charges”.

Cash and cash equivalents
bwin reports cash, sight deposits and fixed deposits with terms of up to three months as cash and cash equivalents.

bwin 08

Financial assets and liabilities
Financial assets and financial liabilities are recognized initially when the Company acquires contractual rights or enters into contractual obligations. All transactions are recorded at the settlement date. They are derecognized when the Company is no longer in control of the contractual rights associated with such assets. This is normally the case when such assets are sold or any cash flows arising from such assets are directly transferred to an independent third party.

Financial assets and current marketable securities
Marketable securities, investment funds and equity investments held are assigned to the category of “available for sale”. These assets are recorded at cost when acquired, and subsequently measured at their fair values if a fair value can be reliably determined. With the exception of impairment charges, changes in fair value are recorded directly in equity (afs-reserve). The fair values correspond to the market price. If no fair values are available, the assets are recognized at acquisition cost less any impairment. Interest is recorded using the effective interest method, dividends are recorded when the legal entitlement to payment arises.

Inventories
Inventories comprise commercial goods sold through online shops. Inventories are measured at the lower of acquisition or manufacturing cost and net realizable value, with costs of acquisition calculated using the first in, first out method. The net realizable value is calculated on the basis of the estimated sales prices expected in the normal course of business development less any future costs of manufacturing, administrative costs or marketing costs.

Receivables and other assets
Receivables and other assets are classified as loans and receivables, and are carried at amortized cost or at the lower realizable value (less individual allowances for doubtful accounts).

Financial liabilities
Financial liabilities are classified as other financial liabilities, and are recorded at amortized cost. Interest expense is recognized in accordance with the effective interest method.

Accounts payable
Accounts payable are measured at amortized cost, which is equivalent to the repayment amount.

Income taxes
Deferred taxes are recognized when there are temporary differences between the values of the assets and liabilities in the balance sheet and their relevant tax bases. Deferred taxes are calculated in compliance with IAS 12 “Income Taxes” using the balance sheet liability method. Deferred tax assets are recognized only for loss carry-forwards to the extent that they are likely to be recovered in the foreseeable future.

bwin 08

Letter from the Executive Board
Corporate Governance
Responsibility is the winner
Group Management Report
Consolidated Financial Statements
Service Information

Share-based payments
In accordance with IFRS 2, share-based payment transactions for goods or services received or purchased are recognized at their relevant fair values at the acquisition date. Basically, depending on whether the transactions are settled using equity instruments or by cash payments, this results either in an increase in equity or in a liability.

The expense incurred as a result of share-based payment transactions for services received (settled by means of stock options) is recognized over the service period of the share options. IFRS 2 was first applied in the financial year 2005, as a result of which the only share-based payment transactions taken into account were those granted after 7 November 2002 and which were not yet exercisable at the time the standard became effective.

If the granting of the options is conditional upon satisfying specified market conditions (performance options), these market conditions and the likelihood of their fulfillment are assessed at the time of the granting of the options and this assessment is taken into account when the fair value of the options is estimated. Future modifications of such assessments are not taken into account. Modifications of the assessment with respect to vesting conditions (length of employment) are taken into account as they occur.

Employee benefits

Severance payment obligations
Under legal regulations and individual employment contracts, all employees of the Austrian companies of bwin Group, who joined the Group before 31 December 2002 are entitled to a one-time severance payment upon termination or when reaching retirement age. The payment is based on the number of years of service and the employee’s salary at the time of termination or retirement. bwin Group has recorded a provision to cover this obligation in accordance with IAS 19 “Employee Benefits” on the basis of the projected unit credit method. Actuarial gains and losses are recognized in the income statement as incurred.

Due to changes in legal regulations, a defined contribution plan was introduced for staff employed with the Austrian subsidiaries after 31 December 2002. Contributions are paid monthly and recognized in the income statement.

Other provisions
Other provisions are recorded whenever the Company has legal or actual obligations towards a third party as a result of a past event, and whenever it is likely that such obligations will result in cash outflows. Such provisions are recorded in the amount considered appropriate according to best estimates at the time the consolidated financial statements are prepared. If an amount cannot be reasonably estimated, no provision is recorded. This fact, however, will be disclosed in the notes.

bwin 08

Revenue recognition and presentation
Betting and gaming sales are recognized based on paid-up bettors’ stakes as of the reporting date, provided the underlying bets and games have already been decided. Stakes that have been charged to bettors’ accounts where the related sporting event will not take place until after the reporting date (pending bets) are recognized as deferred income. Pending bets are not recognized as derivates in accordance with IAS 39 due to the fact that they are not significant to the consolidated financial statements.

Under a customer loyalty programme introduced in 2007, the Company gives customers playing real money games of chance bonus points that are added to a separate account. The award credits given are reported as separate units of accounting of a multiple-element contract. Revenue associated with the anticipated service award is measured at fair value and recognized as a reduction of sales. Revenue is realized only when the awards are redeemed.

In accordance with IAS 39 and the standards of the gaming business, the net balance of betting stakes and winnings paid out from all product areas, and the winnings together with the rake obtained from poker products are recognized in the income statement less any reductions such as sales commissions, bonuses granted to players, licence costs and gaming duties as net gaming revenues (net presentation).

Estimates and judgements in relation to future developments
The preparation of the consolidated financial statements in conformity with IFRS requires the management of the Company to make judgements, estimates and assumptions that may affect the use of accounting and valuation methods and the amounts of assets and liabilities, revenues and expenses recognized. Such estimates and the resulting assumptions are based on historical experience and various other factors that are believed to be reasonable under the given circumstances, and they form the basis for measuring the carrying amounts of assets and liabilities that are not readily available from other sources. The actual results may differ from these estimates.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to estimates are recognized in the period in which the estimate is revised if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.

The most important assessments made by management of the Company with respect to the application of IFRS that may have a significant effect on the consolidated financial statements, and estimates entailing a risk that the assets and liabilities reported may have to be significantly adjusted within the next financial year are described below:

•

The positive assessment of the risks that the sports bets offered are not taxable under the German Betting and Lotteries Act (see note on “other obligations and contingent liabilities”) and that sports betting, poker as well as casino and virtual games can be offered in the future in the existing markets.

•

Goodwill, customer base, marketing rights, software, property and equipment, equity investments are measured on the basis of estimates of future cash flows (in some instances using forecasts). See note (22) for impairments recognized and the relevant assumptions made, and for the carrying amounts, see the notes on the items of the balance sheet.

bwin 08

Letter from the Executive Board
Corporate Governance
Responsibility is the winner
Group Management Report
Consolidated Financial Statements
Service Information

•

Obligations associated with loan guarantees, other guarantees and contingencies not shown in the balance sheet are monitored on a regular basis to determine whether they should be recognized in the financial statements (see note on other obligations and contingent liabilities).

•	Deferred tax assets on loss carry-forwards and other deductible temporary differences are not recognized as at present it is unlikely that they will be realized within a reasonable period of time.

•	The estimates for the provisions for legal and consulting fees incurred by the Company for legal proceedings are reviewed on a regular basis to ensure that the provisions are appropriate.

•

With respect to the contingent purchase price liability which was renegotiated with the sellers of the shares in the Ongame group, the Company evaluates on a regular basis whether bwin will be able to re-enter the US market. As of the reporting date, it was not likely that this liability would become due.

•	The assessment that bwin e.K., Neugersdorf should be accounted for using the equity method, taking the contractual agreements with Dr. Pfennigwerth into consideration.

bwin 08

Notes to the consolidated balance sheet and income statement

(1) Intangible assets

(a) Intangible assets with definite useful lives

EUR 000	Marketing rights	Software	Licences and other rights	Customer base	Advance payments	Total

Acquisition costs
Balance as of 1 January 2008	58,048	29,957	3,157	191,751	463	283,376

Exchange rate differences	0	1	-13	0	0	-12

Additions	0	14,583	300	0	687	15,570

Disposals	0	-4,853	12	-3,851	0	-8,692

Reclassifications/transfers	0	463	0	0	-463	0

Balance as of 31 December 2008	58,048	40,151	3,456	187,900	687	290,242

Accumulated amortization
Balance as of 1 January 2008	29,024	20,767	2,324	165,972	0	218,087

Exchange rate differences	0	98	-2	0	0	96

Amortization	19,349	10,155	230	9,547	0	39,281

Disposals	0	-4,852	0	-3,851	0	-8,703

Balance as of 31 December 2008	48,373	26,168	2,552	171,668	0	248,761

Carrying amount as of 31 December 2008	9,675	13,983	904	16,232	687	41,481

Carrying amount as of 31 December 2007	29,024	9,190	833	25,779	463	65,289

Acquisition costs
Balance as of 1 January 2007	58,048	21,392	2,287	196,510	220	278,457

Change in reporting entities	0	2	0	0	0	2

Exchange rate differences	0	0	2	0	0	2

Additions	0	10,239	868	0	463	11,570

Disposals	0	-1,896	0	-4,759	0	-6,655

Reclassifications/transfers	0	220	0	0	-220	0

Balance as of 31 December 2007	58,048	29,957	3,157	191,751	463	283,376

Accumulated amortization
Balance as of 1 January 2007	9,675	14,193	2,107	155,632	0	181,607

Exchange rate differences	0	-186	0	0	0	-186

Amortization	19,349	8,656	217	10,983	0	39,205

Impairments	0	0	0	4,114	0	4,114

Disposals	0	-1,896	0	-4,757	0	-6,653

Balance as of 31 December 2007	29,024	20,767	2,324	165,972	0	218,087

Carrying amount as of 31 December 2007	29,024	9,190	833	25,779	463	65,289

Carrying amount as of 31 December 2006	48,373	7,198	180	40,878	220	96,849

bwin 08

Letter from the Executive Board
Corporate Governance
Responsibility is the winner
Group Management Report
Consolidated Financial Statements
Service Information

Marketing rights
In 2006, bwin acquired rights to the international marketing of the first and second German Soccer Leagues from DFL Deutsche Fussball Liga GmbH in the amount of EUR 58,048 thousand for the seasons 2006/2007 up to and including 2008/2009.

These marketing rights will be amortized over their estimated useful life of three years. Marketing of the rights is effected mainly through agreements with international sublicensees, mostly TV and radio stations. These marketing rights are not transferable to third parties.

Software
Internally developed intangible assets in the amount of EUR 9,170 thousand were capitalized during the financial year (previous year: EUR 4,251 thousand). They have a useful life of two years.

Licences and other rights
bwin Group holds sports betting and casino licences in Austria, Gibraltar, Italy and Argentina and an e-money licence for the UK. These licences are only partially recognized as assets within bwin Group as the fees payable on a yearly basis for most of the licences are minor. Furthermore, this item includes rights of use of airplanes, which have a useful life of five years. The item licences and other rights mainly consists of rights of use.

Customer base
In July 2005, the Company acquired a customer base as well as two domains from NOMATO Investments Ltd. In January 2006, as part of the Ongame acquisition, the Company acquired a customer base amounting to EUR 171 million, which is amortized over a period of five years. Refer to the note “Acquisitions” and note (22) for further details on impairment charges recognized.

The useful life of the customer base is five years, and the average remaining useful life is 2 years (previous year: three years).

bwin 08

(b) Intangible assets with indefinite useful lives

EUR 000	Brand name	Goodwill	Total

Acquisition costs
Balance as of 1 January 2008	39,000	332,640	371,640

Subsequent reduction of acquisition cost	0	-2,611	-2,611

Balance as of 31 December 2008	39,000	330,029	369,029

Accumulated amortization
Balance as of 1 January 2008	32,868	307,197	340,065

Impairments	6,132	7,193	13,325

Revaluations	0	-2,611	-2,611

Balance as of 31 December 2008	39,000	311,779	350,779

Carrying amount as of 31 December 2008	0	18,250	18,250

Carrying amount as of 31 December 2007	6,132	25,443	31,575

Acquisition costs
Balance as of 1 January 2007	39,000	400,702	439,702

Subsequent reduction of acquisition cost	0	-68,062	-68,062

Balance as of 31 December 2007	39,000	332,640	371,640

Accumulated amortization
Balance as of 1 January 2007	31,300	372,423	403,723

Impairments	1,568	2,836	4,404

Revaluations	0	-68,062	-68,062

Balance as of 31 December 2007	32,868	307,197	340,065

Carrying amount as of 31 December 2007	6,132	25,443	31,575

Carrying amount as of 31 December 2006	7,700	28,279	35,979

In January 2006, bwin acquired brand names and goodwill resulting from the acquisition of the Ongame Group. The brand name was classified as an asset with an indefinite useful life, as it does not have a product life cycle, nor is it subject to technological wear and tear or amortization. The period over which the Company has control over it is not limited either.

In 2008 and 2007, goodwill was reduced by EUR 2,611 thousand and EUR 68,062 thousand, respectively. Please refer to note (22) and the note on acquisitions for further information on impairment charges recognized.

bwin 08

Letter from the Executive Board
Corporate Governance
Responsibility is the winner
Group Management Report
Consolidated Financial Statements
Service Information

Goodwill and brand names are allocated to the following cash-generating units:

Goodwill and brand names

EUR 000	Goodwill	Brand names	Total

2008
Poker/Europe, rest of the world	17,836	0	17,836

Casino/Europe, rest of the world	413	0	413

Carrying amount as of 31 December 2008	18,249	0	18,249

2007
Poker/Canada	0	1,868	1,868

Poker/Europe, rest of the world	25,030	3,042	28,072

Casino/Canada	0	364	364

Casino/Europe, rest of the world	413	858	1,271

Carrying amount as of 31 December 2007	25,443	6,132	31,575

(2) Property and equipment

EUR 000	Leasehold improvements	Operating and office equipment	Advance payments and plant under construction	Total

Acquisition costs
Balance as of 1 January 2008	2,364	37,237	41	39,642

Exchange rate differences	-59	-424	0	-483

Additions	690	11,700	400	12,790

Disposals	-36	-6,426	0	-6,462

Reclassifications/transfers	0	41	-41	0

Balance as of 31 December 2008	2,959	42,128	400	45,487

Accumulated depreciation
Balance as of 1 January 2008	618	18,316	0	18,934

Exchange rate differences	-25	-627	0	-652

Depreciation	568	10,006	0	10,574

Disposals	-30	-5,386	0	-5,416

Balance as of 31 December 2008	1,131	22,309	0	23,440

Carrying amount as of 31 December 2008	1,828	19,819	400	22,047

Carrying amount as of 31 December 2007	1,746	18,921	41	20,708

bwin 08

Tangible assets

EUR 000	Leasehold improvements	Operating and office equipment	Advance payments and plant under construction	Total

Acquisition costs
Balance as of 1 January 2007	1,259	26,398	582	28,239

Change in reporting entities	0	161	0	161

Exchange rate differences	-28	-441	0	-469

Additions	1,461	11,557	41	13,059

Disposals	-328	-1,020	0	-1,348

Reclassifications/transfers	0	582	-582	0

Balance as of 31 December 2007	2,364	37,237	41	39,642

Accumulated depreciation
Balance as of 1 January 2007	343	9,636	0	9,979

Change in reporting entities	0	22	0	22

Exchange rate differences	-8	-145	0	-153

Depreciation	453	9,091	0	9,544

Impairments	0	620	0	620

Disposals	-170	-908	0	-1,078

Balance as of 31 December 2007	618	18,316	0	18,934

Carrying amount as of 31 December 2007	1,746	18,921	41	20,708

Carrying amount as of 31 December 2006	916	16,762	582	18,260

The additions to operating and office equipment mainly relate to servers and hardware.

(3) Financial assets

EUR 000	Other loans	Other equity investments (available for sale)	Investments in affiliated companies	Marketable securities (available for sale)	Total

Acquisition costs
Balance as of 1 January 2008	0	2,657	92	0	2,749

Additions	4,145	587	0	0	4,732

Balance as of 31 December 2008	4,145	3,244	92	0	7,481

Accumulated impairments/reversals of impairments/revaluations
Balance as of 1 January 2008	0	-2,129	0	0	-2,129

Impairments	815	3,435	0	0	4,250

Balance as of 31 December 2008	815	1,306	0	0	2,121

Carrying amount as of 31 December 2008	3,330	1,938	92	0	5,360

Carrying amount as of 31 December 2007	0	4,786	92	0	4,878

bwin 08

Letter from the Executive Board
Corporate Governance
Responsibility is the winner
Group Management Report
Consolidated Financial Statements
Service Information

Financial assets

EUR 000	Other financial assets	Other investments (available for sale)	Investments in Group companies	Securities (available for sale)	Total

Acquisition costs
Balance as of 1 January 2007	300	2,660	65	67	3,092

Change in reporting entities	0	0	-37	0	-37

Exchange rate differences	0	0	-2	0	-2

Additions	0	0	66	0	66

Disposals	-300	-3	0	-67	-370

Balance as of 31 December 2007	0	2,657	92	0	2,749

Accumulated impairments/reversals of impairments/revaluations
Balance as of 1 January 2007	300	-2,462	0	-41	-2,203

Impairments	0	333	0	0	333

Disposals	-300	0	0	41	-259

Balance as of 31 December 2007	0	-2,129	0	0	-2,129

Carrying amount as of 31 December 2007	0	4,786	92	0	4,878

Carrying amount as of 31 December 2006	0	5,122	65	108	5,295

Other loans mainly relate to loans granted to Betbull Holding SE and BETBULL BWIN ESPAÑA, S.A. In the course of establishing BETBULL BWIN ESPAÑA, S.A, bwin subscribed to interest-bearing convertible bonds of Betbull Holding SE in an amount of EUR 2,500 thousand. The convertible bonds entitle bwin to receive shares in Betbull Holding SE instead of repayment in the case of issue. The Company also granted an interest-bearing loan to BETBULL BWIN ESPAÑA, S.A amounting to EUR 1,495 thousand.

Other equity investments (available for sale) mainly relate to the shares held in Betbull Holding SE.

Investments in affiliated companies relate to entities not consolidated as of the reporting date of 31 December 2008 due to their insignificance.

Impairment charges recognized during the financial year relate to the impairment of the loan to BETBULL BWIN ESPAÑA, S.A. and to changes in the fair value of the shares in Betbull Holding SE partly recognized in profit or loss.

bwin 08

(4) At-equity consolidated investments
The development of these investments was as follows:

At-equity consolidated investments

EUR 000	2008

Acquisition costs
Balance as of 1 January 2008	2,330

Additions	2

Balance as of 31 December 2008	2,332

Accumulated changes
Balance as of 1 January 2008	787

Result from at-equity consolidated investments	-4,057

Distributed share in profits	1,488

Balance as of 31 December 2008	-1,782

Carrying amount as of 31 December 2008	4,114

Carrying amount as of 31 December 2007	1,543

In addition to the proportionate results, the Company recognized impairment charges related to these investments of EUR 815 thousand in 2008.

At-equity consolidated investments

EUR 000	2007

Acquisition costs
Balance as of 1 January 2007	2,301

Additions	29

Balance as of 31 December 2007	2,330

Accumulated changes
Balance as of 1 January 2007	1,857

Result from at-equity consolidated investments	-1,489

Amortization	152

Distributed share in profits	267

Balance as of 31 December 2007	787

Carrying amount as of 31 December 2007	1,543

Carrying amount as of 31 December 2006	444

The Company has also agreed to bear certain expenses, in particular marketing expenses and general fees, for its cooperation partners. Please refer to the note “Other obligations and contingent liabilities”.

bwin 08

Letter from the Executive Board
Corporate Governance
Responsibility is the winner
Group Management Report
Consolidated Financial Statements
Service Information

The aggregate financial information of the investments accounted for using the equity method can be summarized as follows:

Financial information on investments accounted for using the equity method

EUR 000	2008	2007

Balance
Non-current assets	1,101	508

Current assets	14,349	11,323

Total assets	15,450	11,831

Shareholders’ equity	5,627	1,707
Non-current liabilities	0	487

Current liabilities	9,824	9,637

Total liabilities and shareholders’ equity	15,451	11,831

Income statement
Revenues	39,192	43,578

Operating expenses	-35,578	-41,709

Depreciation/amortization	-140	-163

Financial result	216	700

Income taxes	-724	-373

Profit for the year	2,966	2,033

bwin 08

(5) Deferred taxes
The following deferred taxes were recognized for temporary differences between the carrying amounts of assets and liabilities in the balance sheet and their relevant tax bases:

Deferred tax assets and liabilities

EUR 000	31 Dec. 2008	31 Dec. 2007

Intangible assets	298	471

Property and equipment	0	190

Investments	1,199	1,411

Provisions for severance payments and accrued holidays	111	74

Other provisions and liabilities	17	15

Deferred tax assets	1,625	2,161

Financial assets	0	-533

Intangible assets	-5,559	-7,946

Marketable securities	-398	-715

Prepaid expenses	0	-85

Deferred tax liabilities	-5,957	-9,279

Total deferred taxes	-4,332	-7,118

of which deferred tax assets	256	419

of which deferred tax liabilities	-4,588	-7,537

Calculations of deferred taxes were based on the Austrian corporate tax rate of 25%, the Gibraltarian rates of 0% and 27%, respectively, the German rate of 15.8%, the Swedish rate of 26%, the Maltese rate of 35%, the Mexican rate of 28%, the Argentinean rate of 35%, the Italian rate of 33%, the Spanish rate of 25%, the Portuguese rate of 26.5%, the Chinese rate of 25% and the British rates of 28% and 30%.

The change in deferred taxes was recorded as follows:

Change in deferred taxes

EUR 000	2008	2007

Change in deferred taxes recognized in the income statement	1,023	609

Change in deferred taxes – change in tax rates	914	-5,302

Change recorded directly in shareholders’ equity	849	-69

Change in deferred taxes	2,786	-4,762

bwin 08

Letter from the Executive Board
Corporate Governance
Responsibility is the winner
Group Management Report
Consolidated Financial Statements
Service Information

The change in tax rates related mainly to a subsidiary in Gibraltar. In 2008, the applicable tax rate decreased from 33% to 27%, therefore, a tax benefit of EUR 1,063 thousand related to customer bases was recognized. In 2007, the change in tax rates also related to a subsidiary in Gibraltar. In 2007, the tax rate increased from 0% to 33% and therefore, a tax expense amounting to EUR 5,302 thousand relating to customer bases was recognized.

For the following items, income taxes were recognized directly in equity:

Income taxes directly in equity

EUR 000	31 Dec. 2008	31 Dec. 2007

Deferred income taxes
Afs-reserve (marketable securities)	317	-152

Afs-reserve (equity investments)	532	83

Total	849	-69

The income tax benefit/expense contains the following items:

Income tax benefit/expense

EUR 000	2008	2007

Change in deferred taxes recognized in profit or loss	1,937	-4,693

Current taxes	-1,138	-1,239

Tax benefit/expense	799	-5,932

bwin is currently subject to a tax audit for the years 2002 to 2004 for corporation tax, value-added tax, summary returns, contributions to the chamber of commerce and capital gains tax. Taxes in the amount of EUR 0 thousand (previous year: EUR 320 thousand) were recognized under the item taxes from previous periods for anticipated additional payments.

bwin 08

The following is a reconciliation between the income taxes calculated on the basis on the applicable tax rates and the amount presented in the consolidated income statement:

Differences between calculated and reported income tax

EUR 000	2008	2007

Loss/profit before tax	-13,560	56,290

Subtotal	-13,560	56,290

Calculated tax income/expense (25%)	3,390	-14,073

Change in tax due to differential tax rate	11,348	2,792

Deferred tax assets not recognized	-10,843	12,631

Impairment of goodwill	-2,014	-354

Change in tax rate	914	-5,302

Share-based payments	-1,793	-2,344

Adjustments to income tax from previous periods	0	-320

Other	-203	1,038

Tax income/expense recognized	799	-5,932

In total, loss carry-forwards amount to EUR 203,943 thousand (previous period: EUR 120,689 thousand), for which no deferred tax assets were recognized. Of these total loss carry-forwards, an amount of EUR 190,026 thousand (previous year: EUR 112,128 thousand) can be carried forward indefinitely, and an amount of EUR 13,917 thousand (previous year: EUR 8,561 thousand) will expire between 2011 and 2023. Deferred taxes amounting to EUR 10,843 thousand (previous year: EUR 12,631 thousand) related to loss carry-forwards and future temporary deductible differences were not recognized.

No deferred taxes were recognized for investments accounted for using the equity method. In total, as of 31 December 2008, there were temporary differences in the amount of EUR -1,770 thousand (previous year: EUR +787 thousand) that would result in deferred tax liabilities amounting to EUR -442 thousand (previous year: deferred tax assets of EUR 197 thousand).

(6) Inventories
The item inventories relates entirely to merchandise. No impairments due to decreased net sales prices were recorded. The total cost of goods sold in the financial year was EUR 361 thousand (previous year: EUR 31 thousand).

bwin 08

Letter from the Executive Board
Corporate Governance
Responsibility is the winner
Group Management Report
Consolidated Financial Statements
Service Information

(7) Receivables, other assets and prepaid expenses

Receivables, other assets and prepaid expenses

EUR 000	31 Dec. 2008	31 Dec. 2007

Payment processing clearing accounts	26,706	24,120

Receivables from affiliated companies	18	0

Receivables from associated companies	0	8,237

Receivables from marketing of German Soccer League rights	3,700	4,159

Trade accounts receivables	6,635	7,016

Interest and earnings in funds of funds	617	524

Security deposits	789	419

Receivables – commissions from sublicensing of German Soccer League rights	7,441	0

Other	2,033	6,790

Other financial assets	47,939	51,265

Balances on tax authorities’ accounts	5,776	5,463
Prepaid expenses	9,237	9,115

Other non-financial assets	15,013	14,578

Total	62,952	65,843

The item payment processing clearing accounts relates mainly to processing of Internet payments via clearing houses. The item prepaid expenses relates mainly to prepaid advertising services.

(8) Marketable securities
Marketable securities consist of the following items:

Marketable securities

EUR 000	31 Dec. 2008	31 Dec. 2007

Fund of funds	17,746	18,867

Other investment funds	8,868	8,505

Bonds	1,505	0

Total	28,119	27,372

Shares in investment funds totalling EUR 3,000 thousand are pledged as security for a bank guarantee in respect of the licence granted to BETBULL BWIN ESPANA, S.A.

(9) Cash and cash equivalents
EUR 3,079 thousand (previous year: EUR 2,777 thousand) of total cash in banks served as guarantee for credit card transactions. Additionally, an amount of EUR 15,000 thousand related to a marketing agreement was deposited on a blocked account. Furthermore, cash bwin 08

amounting to another EUR 3,000 thousand was pledged as security for a bank guarantee in respect of the licence granted to BETBULL BWIN ESPANA, S.A.

Cash and cash equivalents

EUR 000	31 Dec. 2008	31 Dec. 2007

Cash in banks	106,341	81,574

Cash in funds of funds	2	6

Cash on hand	29	33

Total	106,372	81,613

(10) Shareholders’ equity
The share capital reported is the nominal capital of bwin AG in the amount of EUR 32,731 thousand (previous year: EUR 32,685 thousand). It is divided into 32,730,718 no-par shares (previous year: 32,684,778 no-par shares). The capital increases effected in 2008 amounting to EUR 46 thousand relate exclusively to the exercise of options from conditional capital.

Additional paid-in capital includes share premiums as well as the fair value of rights acquired with share-based payments as well as stock options granted and exercised as a result of acquisitions or under the Employee Stock Option Plan (ESOP). The appropriated additional paid-in capital was partially released in 2008 to offset retained losses and the loss of the current period. Minority interests related to BWIN Mexico S.A. de C.V. which were reported with a value of EUR 0 thousand as of 31 December 2008 following a loss allocation.

(11) Employee benefit obligation
In line with current developments, calculation of this obligation was based on a retirement age of 62 years, unless agreed otherwise in individual employment contracts. The calculation was also based on a discount rate of 6.0% (previous year: 5.5%), and an annual rate of compensation increase of 4% (previous year: 4%).

The following table provides a reconciliation of the changes in severance benefit obligations for the years ended 31 December 2008 and 2007:

Employee benefit obligation

EUR 000	2008	2007

Defined benefit obligation (DBO) as at 1 Jan.	285	329

Service cost	45	63

Interest cost	15	17

Benefits paid	-15	-59

Actuarial losses/gains	5	-65

Other	23	0

Defined benefit obligation (DBO) as at 31 Dec.	358	285

bwin 08

Letter from the Executive Board
Corporate Governance
Responsibility is the winner
Group Management Report
Consolidated Financial Statements
Service Information

The provision for severance payments relates mainly to Austrian employees.

(12) Other provisions
As in 2007, all other provisions were classified as current as of 31 December 2008. The following is a reconciliation of other provisions for the year ended 31 December 2008:

Other provisions

EUR 000	Balance as of 1 Jan. 2008	Use	Reversal	Additions	Balance as of 31 Dec. 2008

Taxes	2,834	-2,078	0	688	1,444

Accrued outstanding vacation	3,121	0	0	1,078	4,199

Legal, audit and consulting fees	2,459	-1,000	-1,060	1,310	1,709

Marketing	5,395	-4,810	-585	6,021	6,021

Staff-related provisions	1,561	-1,316	-281	1,881	1,845

Other	4,123	-3,439	-435	3,784	4,033

Total	19,493	-12,643	-2,361	14,762	19,251

Reversals of provisions are recorded in the line item in which the expense was originally recorded. Additions to the provision for legal, audit and consulting fees mainly related to fees for legal services in respect of administrative and legal proceedings. All provisions relate to items for which payment is expected in the following year.

Other provisions consist mainly of credit card chargebacks and commissions.

(13) Current liabilities and deferred income

Current liabilities and deferred income

EUR 000	31 Dec. 2008	31 Dec. 2007

Liabilities to at-equity consolidated companies	1,618	0

Trade accounts payable	29,970	35,095

Bettors’ clearing account	77,042	62,075

Liabilities resulting from marketing rights	10,999	20,379

Payment processing clearing account	4,078	3,467

Other payroll related liabilities	546	149

Other	310	62

Financial liabilities	124,563	121,227

Social security related liabilities	1,451	1,079

Tax liabilities	3,501	638

Deferred income	5,162	4,621

Other non-financial liabilities	10,114	6,339

Total	134,677	127,565

bwin 08

Deferred income relates to betting stakes in the amount of EUR 1,976 thousand (previous year: EUR 2,337 thousand) already charged to bettors’ accounts before the reporting date (pending bets) and where the related sporting events did not take place until after the reporting date (for the most part in January of the following year). EUR 2,589 thousand (previous year: EUR 1,918 thousand) related to prepayments by German Soccer League sublicensees.

(14) Non-current liabilities

Non-current liabilities

EUR 000	31 Dec. 2008	31 Dec. 2007

Liabilities resulting from marketing rights	0	11,049
Contingent purchase price liability from acquisition of Ongame Group	0	2,857

Total	0	13,906

See note “Acquisitions” for detailed information on the contingent purchase price liability arising from acquisition of the Ongame Group.

(15) Net gaming revenues and segment reporting
The Group operates in the segments of sports betting, casinos, poker and games. In the sports betting segment, the Company offers not only conventional sports betting, but also LIVE betting, where bwin Group plays a leading role internationally. The casino segment comprises games like roulette and blackjack. In the poker segment, the Company offers a multiplayer poker application in the field of B2C and B2B, and the games segment consists of virtual games to complete the product range. In addition to these business areas, the bwin Group added to its marketing portfolio by acquiring the international rights to market the games of the first and second divisions of the German Soccer League in 2006. Since this is not part of the core business, it is reported as a separate segment. Additionally, in 2008, bwin Group developed services related to the clearing of payments (“Payment Service Providing”) which were offered to group entities. bwin Group also intends to offer these services to external customers in the future: they are therefore reported as a separate segment. The previous year’s comparative figures were not adjusted due to lack of significance to the consolidated financial statements. The reporting below is by segments and geographically (by continent).

bwin 08

Letter from the Executive Board
Corporate Governance
Responsibility is the winner
Group Management Report
Consolidated Financial Statements
Service Information

a) By operating segments

2008

EUR 000	Sports betting	Casino	Poker	Games	German Soccer League	Payment Service Providing	Consolidation	Group total

Betting revenues	2,927,410							2,927,410

Customer winnings	-2,692,056							-2,692,056

Segment gross gaming revenues	235,354	69,992	94,230	21,264	0	0	0	420,840

Sales commissions	-38,265	0	0	0	0	0	0	-38,265

Customer bonuses (incl. loyalty programmes)	-23,162	-2,549	-12,941	-383	0	0	0	-39,035

Other revenue reductions	-4,210	-5,088	-606	-1,531	0	0	0	-11,435

Segment net gaming revenues	169,717	62,355	80,683	19,350	0	0	0	332,105

Other operating income

from transactions with external customers	15,527	2,423	13,504	416	29,503	873	0	62,246

from transactions with other segments	0	0	0	0	0	5,545	-5.545	0

Own work capitalized	1,538	950	5,662	143	0	877	0	9,170

Segment revenues	186,782	65,728	99,849	19,909	29,503	7,295	-5.545	403,521

Materials/expenses for services rendered	-18,300	-5,184	-15,407	-1,279	0	-453	0	-40,623

Personnel expenses	-40,625	-14,043	-30,720	-3,779	0	-5,233	0	-94,400

Marketing expenses	-69,373	-21,423	-26,156	-6,431	0	-164	0	-123,547

Other operating expenses	-47,823	-14,599	-31,429	-4,189	-8,273	-1,496	5,545	-102,264

Segment expenses	-176,121	-55,249	-103,712	-15,678	-8,273	-7,346	5,545	-360,834

Segment EBITDA	10,661	10,479	-3,863	4,231	21,230	-51	0	42,687

Deprecation and amortization	-15,354	-4,936	-8,357	-1,416	-19,349	-444	0	-49,856

Impairments	0	-1,222	-12,103	0	0	0	0	-13,325

Reversals of impairment charges	0	604	2,007	0	0	0	0	2,611

Segment EBIT	-4,693	4,925	-22,316	2,815	1,881	-495	0	-17,883

Significant other non-cash expenses	-17,610	-5,198	-4,898	-1,619	-1,260	-661	0	-31,246

Result from at-equity consolidated investments	3,242							3,242

Segment assets	114,251	38,383	94,366	10,288	20,816	1,830	0	279,934

Segment liabilities	53,418	19,106	59,746	4,689	14,923	961	0	152,843

Segment investments	16,005	4,643	5,359	1,443	0	912	0	28,362

Carrying amount of at-equity consolidated investments	4,114							4,114

Due to the definitions of IAS 14, assets and liabilities amounting to EUR 9,731 thousand and EUR 6,031 thousand, respectively were not allocated to any of these segments in 2008. Other significant non-cash expenses relate to share-based payments and additions to provisions.

bwin 08

2007

EUR 000	Sports betting	Casino	Poker	Games	German Soccer League	Group total

Betting revenues	2,227,190	0	0	0	0	2,227,190

Customer winnings	-2,032,889	0	0	0	0	-2,032,889

Segment gross gaming revenues	194,301	61,237	82,506	15,483	0	353,527

Sales commissions	-37,484	0	0	0	0	-37,484

Customer bonuses (incl. loyalty programmes)	-16,962	-642	-7,847	-230	0	-25,681

Other revenue reductions	-3,962	-4,878	-2	-1,290	0	-10,132

Segment net gaming revenues	135,893	55,717	74,657	13,963	0	280,230

Other operating income	17,281	2,151	3,697	507	28,790	52,426

Own work capitalized	2,753	805	474	219	0	4,251

Segment revenues	155,927	58,673	78,828	14,689	28,790	336,907

Materials/expenses for services rendered	-16,199	-3,960	-7,371	-947	0	-28,477

Personnel expenses	-39,133	-11,309	-24,432	-2,617	0	-77,491

Marketing expenses	-56,115	-17,399	-20,487	-4,472	0	-98,473

Other operating expenses	-40,142	-13,284	-24,888	-3,173	-9,379	-90,866

Segment expenses	-151,589	-45,952	-77,178	-11,209	-9,379	-295,307

Segment EBITDA	4,338	12,721	1,650	3,480	19,411	41,600

Deprecation and amortization	-12,728	-4,456	-11,227	-990	-19,349	-48,750

Impairments	-1,570	-1,553	-6,015	0	0	-9,138

Reversals of impairment charges	0	15,748	52,314	0	0	68,062

Segment EBIT	-9,960	22,460	36,722	2,490	62	51,774

Other significant non-cash expenses	-20,131	-5,383	-4,906	-1,421	-1,268	-33,109

Result from at-equity consolidated investments	1,337					1,337

Segment assets	123,496	39,646	87,669	9,121	33,183	293,115

Segment liabilities	51,559	18,043	50,725	3,804	31,428	155,559

Segment investments	11,778	3,974	8,107	932	0	24,791

Carrying amount of at-equity consolidated investments	1,543					1,543

Due to the definitions of IAS 14, assets and liabilities in the amount of EUR 6,796 thousand and EUR 13,228 thousand, respectively were not allocated to any of these segments in 2007. Other significant non-cash expenses relate to expenses for share-based transactions and additions to accruals and provisions.

bwin 08

Letter from the Executive Board
Corporate Governance
Responsibility is the winner
Group Management Report
Consolidated Financial Statements
Service Information

b) By geographic regions
Geographical segmentation is based on player origin and the geographical allocation of German Soccer League sublicensing revenues.

2008

EUR 000	Europe	America	Asia	Rest of world	Group total

Segment net gaming revenues	321,799	6,880	591	2,835	332,105

Revenues from sublicensing of German Soccer League marketing rights	18,969	2,216	7,099	1,219	29,503

Other operating income and own work capitalized	38,254	2,332	203	1,124	41,913

Segment revenues	379,022	11,428	7,893	5,178	403,521

Segment assets	257,211	11,418	5,867	5,438	279,934

Segment investments	27,778	398	34	152	28,362

Depreciation and amortization	-41,765	-2,228	-4,723	-1,140	-49,856

Impairments	-11,093	-2,232	0	0	-13,325

Reversals of impairments	0	2,611	0	0	2,611

2007

EUR 000	Europe	America	Asia	Rest of world	Group total

Segment net gaming revenues	266,195	10,172	810	3,053	280,230

Revenues from sublicensing of German Soccer League marketing rights	18,050	1,775	8,786	179	28,790

Other operating revenues and other own work capitalized	18,748	6,202	605	2,332	27,887

Segment revenues	302,993	18,149	10,201	5,564	336,907

Segment assets	273,217	14,050	1,217	4,631	293,115

Segment investments	23,021	1,247	109	414	24,791

Depreciation and amortization	-39,148	-6,562	-627	-2,413	-48,750

Impairments	-1,570	-7,568	0	0	-9,138

Reversals of impairments	0	68,062	0	0	68,062

bwin 08

(16) Other operating income

Other operating income

EUR 000	2008	2007

Revenues from sublicensing of German Soccer League marketing rights	29,267	28,790

Income from consulting services	11,376	10,627

Revenues from sale of merchandise	315	94

Income from fees charged	9,009	6,507

Foreign currency gains	9,613	3,098

Other	2,666	3,311

Total	62,246	52,426

(17) Own work capitalized
Own work capitalized includes production costs for intangible assets developed in house.

(18) Expenses for services rendered

Expenses for services rendered

EUR 000	2008	2007

Services provided by third parties	30,312	16,711

Internet data line, Internet charges	2,380	5,709

Calculation of betting odds	4,003	3,874

Information services	2,472	1,499

Commissions	641	0

Other	814	683

Total	40,623	28,477

bwin 08

Letter from the Executive Board
Corporate Governance
Responsibility is the winner
Group Management Report
Consolidated Financial Statements
Service Information

(19) Personnel expenses

Personnel expenses

EUR 000	2008	2007

Salaries	61,020	46,405

Expenses for compulsory social security and payroll-related taxes and contributions	15,233	11,355

Share-based payments	14,181	16,889

Expenses for severance payments and contributions to severance payment funds	2,143	1,603

Other social benefits	1,824	1,238

Total	94,400	77,491

In 2008, the Company paid EUR 479 thousand (previous year: EUR 310 thousand) to the severance payment fund (VBV-Mitarbeitervorsorgekasse AG).

The number of employees is shown below:

Number of employees

	Reporting date		Average

	31 Dec. 2008	31 Dec. 2007	2008	2007

Employees	1,358	1,081	1,280	981

Freelance workers	51	63	59	68

Total	1,409	1,144	1,339	1,049

(20) Marketing expenses

Marketing expenses

EUR 000	2008	2007

Offline advertising	43,566	28,489

Sponsoring	37,701	37,702

Online advertising	35,100	26,371

Other	7,167	5,912

Brand management	13	0

Total	123,547	98,473

bwin 08

(21) Other operating expenses

Other operating expenses

EUR 000	2008	2007

Bank charges	25,165	22,857

Legal, audit and consulting fees	19,910	27,616

Travel and communication expenses	8,303	6,539

Office expenses and personnel leasing	2,715	2,347

Foreign exchange losses	11,272	2,587

Rental and leasing expenses	9,575	7,323

Expenses attributable to office operations incl. software maintenance	5,522	4,357

License fees	2,765	1,650

Investor relations	164	165

Bad debt expense	674	304

Non-income taxes	1,044	434

Other	15,154	14,688

Total	102,264	90,866

(22) Depreciation, amortization, impairments and reversals
Depreciation/amortization, impairments and reversals are composed of the following:

Depreciation, amortization, impairments and reversals

EUR 000	2008	2007

Depreciation and amortization of
Software	10,155	8,656

Licenses	230	217

Customer bases	9,547	10,984

Marketing rights	19,349	19,349

Property and equipment	10,574	9,544

	49,855	48,750

Impairment charges for
Brand names	6,132	1,568

Operating and office equipment	0	620

Customer bases	0	4,114

Goodwill	7,194	2,836

	13,326	9,138

Reversals of impairments to goodwill (from reduction of contingent purchase price liability)	-2,611	-68,062

Total	60,570	-10,174

bwin 08

Letter from the Executive Board
Corporate Governance
Responsibility is the winner
Group Management Report
Consolidated Financial Statements
Service Information

Since intangible assets with indefinite useful lives were allocated to the cash generating units (CGUs) of the subgroup bwin Games AB, bwin carried out an impairment test of all CGUs of bwin Games AB as of 31 December 2008 and 2007. This impairment test was based on the five-year medium-term business plan for the subgroup. This business plan was based on past experience and management’s best possible estimates of future developments.

For the purpose of determining the recoverable amount of each CGU, bwin estimated the cash inflows for a planning period of five years (detailed planning period) and also simplistically beyond the five-year period (based on a residual value). Determination of the residual value was based on an assumed steady growth rate for the following years of 2.0% (previous year: 2.0%).

The value in use of the CGUs was determined using the discounted cash flow method with a discount rate after tax of 15% (previous year: 15%). The impairment recognized was determined by comparing the value in use to the carrying amounts of the intangible assets as well as property and equipment attributable to the CGUs. The CGUs of the subgroup are defined by the subgroup’s business areas (poker and casinos) and differentiated by the geographical regions as disclosed in the segment reporting.

In 2008, the impairment testing resulted in impairment charges of EUR 13,325 thousand, of which an amount of EUR 7,193 thousand related to goodwill allocated to the Poker/Europe CGU, EUR 4,910 thousand related to the brand name allocated to the Poker CGU and an amount of EUR 1,222 thousand related to the brand name allocated to the Casino CGU. If the discount rate had been increased by 1% or the growth rate had been decreased by 1%, the impairment charges would have increased by EUR 3,198 thousand and EUR 1,765 thousand, respectively.

Due to the renegotiated agreement in respect of the contingent purchase price liability from the Ongame acquisition (see note “Acquisitions”), the Company recorded a gain amounting to EUR 2,611 thousand in 2008.

In 2007, an impairment charge of EUR 7,568 thousand resulting from the impairment test was recorded. Of the total charge, EUR 6,015 thousand related to the Poker/Canada CGU (thereof EUR 1,266 thousand related to goodwill and EUR 1,174 thousand related to brand names) and EUR 1,553 thousand related to the Casino/Canada CGU (thereof EUR 0 thousand related to goodwill and EUR 394 thousand related to brand names). The remaining impairment charge related to the impairment of goodwill resulting from the acquisition of DoubleM Media GmbH. If the discount rate had been increased by 1% or the growth rate had been decreased by 1%, the impairment charges would have increased by EUR 1,255 thousand and EUR 770 thousand, respectively.

Due to the renegotiated agreement in respect of the contingent purchase price liability from the Ongame acquisition (see note “Acquisitions”), the Company recorded a gain amounting to EUR 68,062 thousand in 2007.

bwin 08

(23) Financial results

Financial results

EUR 000	2008	2007

Income from
interest and related income	2,776	1,312

interest from financial investments	399	319

disposal of marketable securities	0	47

reversal of interest on contingent purchase price liability*	246	6,409

effects of consolidation	0	216

Financial income	3,420	8,304

Expenses on

impairments of other loans	-1,306	0

impairments of current marketable securities	-199	-4

interest and other expenses**	-836	-1,526

interest on contingent purchase price liability	0	-3,594

Financial expenses	-2,341	-5,124

Financial result	1,079	3,180

*	See “Acquisitions” for information on interest income from reduction in contingent purchase price liability in 2007 arising from acquisition of the Ongame Group.
**	Mainly calculated interest expense from liabilities from marketing rights.

bwin 08

Letter from the Executive Board
Corporate Governance
Responsibility is the winner
Group Management Report
Consolidated Financial Statements
Service Information

The financial result includes the following items:

2008

	Net gains/losses
EUR 000	Impairments	Other*	Interest income	Interest expense	Other	Total

From cash and cash equivalents	0	0	2,776	-37	0	2,739

From assets at fair value	0	0	0	0	0	0

From loans and receivables	0	0	167	0	0	167

From securities available for sale	-1,505	0	232	0	0	-1,273

From investments held to maturity	0	0	0	0	0	0

From liabilities at amortized cost	0	0	0	-799	0	-799

Other	0	0	246	0	0	246

Total	-1,505	0	3,420	-836	0

Financial result						1,079

*	Other net gains/losses comprise in particular gains/losses from fair value adjustments and from disposal.

2007

	Net gains/losses
EUR 000	Impairments	Other*	Interest income	Interest expense	Other	Total

From cash and cash equivalents	0	0	1,250	0	0	1,250

From loans and receivables	0	0	62	0	0	62

From securities available for sale	-4	47	319	0	0	362

From liabilities at amortized cost	0	0	0	-5,120	0	-5,120

Other	0	0	6,409	0	216	6,625

Total	-4	47	8,040	-5,120	216

Financial result						3,180

*	Other net gains/losses comprise in particular gains/losses from fair value adjustments and from disposal.

bwin 08

(24) Earnings per share

Basic earnings per share were calculated on the basis of the weighted average of ordinary shares outstanding during the financial year. For the purpose of calculating diluted earnings per share, the weighted average was adjusted for potentially dilutive shares.

The following table is a reconciliation of the number of ordinary shares outstanding:

Development of ordinary shares

Units

Capital outstanding as of 31 December 2006	32,382,794

Capital increase 4 May 2007	15,043

Capital increase 30 May 2007	56,433

Capital increase 7 September 2007	3,135

Transfer of treasury shares 30 September 2007	66,668

Capital increase 11 November 2007	7,119

Outstanding capital 31 December 2007	32,531,192

Capital increase 2 May 2008	11,726
Capital increase 29 May 2008	22,064
Capital increase 4 September 2008	10,195
Capital increase 4 December 2008	1,955

Outstanding capital 31 December 2008	32,577,132

Treasury shares	153,586

Share capital reported as of 31 December 2008	32,730,718

Share capital reported as of 31 December 2007	32,684,778

Weighted average 2008	32,555,462

Weighted average 2007	32,444,364

Share capital in the amount of EUR 32,684,778 was shown in the companies’ register on the reporting date. Capital increases from conditional capital effected in 2008 became effective with issue of the respective share certificates, but were registered with the companies’ register only in February 2009 in accordance with section 168 Stock Corporation Act.

The number of potentially dilutive shares in 2008 was 127,447 (previous year: 899,984) shares due to granted options (see “Options”). Diluted earnings per share were therefore calculated on the basis of 32,682,909 (previous year: 33,344,384) shares outstanding.

Notes to the cash flow statement

Cash and cash equivalents presented in the cash flow statement only include the balance-sheet item cash and cash equivalents. The cash flow statement was prepared using the indirect method and is presented in a separate statement. Note (9) contains details about the composition of the cash and cash equivalents fund. Interest payments and dividends received were allocated to operating activities.

71
bwin 08

Letter from the Executive Board
Corporate Governance
Responsibility is the winner
Group Management Report
Consolidated Financial Statements
Service Information

The derecognition of the contingent purchase price liability amounting to EUR 2,611 thousand (previous year: EUR 68,063 thousand) was eliminated from cash flow as a non-cash transaction. An amount of EUR -19,676 thousand (2007: EUR -19,088 thousand) for repayment of the liability from the purchase of marketing rights (for the total liability see notes (13) and (14) eliminated as a non-cash transaction in previous years, was included in payments for the acquisition of assets (net cash flow from investing activities).

In 2007, bwin acquired subsidiaries, for which cash inflows recorded in the cash flow statement include the purchase price already paid (EUR 32 thousand) less cash and cash equivalents acquired (EUR 88 thousand).

Other information

1. Financial instruments

Fair value of financial instruments

Cash and cash equivalents, trade accounts receivable and payable, receivables and liabilities due to and due from related parties have maturities of less than one year and their carrying amounts therefore approximate their fair values. The fair values of marketable securities available for sale and marketable securities recognized at fair value through profit or loss are mainly based on the relevant market prices. The fair values of non-current financial liabilities are based on the present values of anticipated future payments discounted at the current interest rate at which the Company estimates that comparable financial instruments could be obtained. The fair values of other non-current receivables with maturities of more than one year correspond to the present values of the cash flows derived from the assets, taking into account the current interest rate parameters that reflect market- and partner-based changes to terms, conditions and expectations.

Investments in affiliated companies include unquoted equity instruments such as investments in companies not consolidated, and are measured at cost. These equity instruments are not recorded at fair value, since a fair value cannot be reliably determined due to the absence of an active market. They are therefore carried at cost less impairments. The amount of the impairment is calculated as the difference between the carrying amount of the financial asset and the discounted value of future cash flows, discounted at the current market return on a comparable financial asset.

bwin 08

The following table shows the carrying amounts and fair values of the financial instruments by type of financial assets and financial liabilities:

Financial assets and financial liabilities

EUR 000	Carrying amount 31 Dec. 2008	Fair value 31 Dec. 2008	Carrying amount 31 Dec. 2007	Fair value 31 Dec. 2007

Financial assets
Cash and cash equivalents	106,372	106,372	81,613	81,613

Loans and receivables
Receivables and other financial assets	47,939	47,939	51,265	51,265

Financial assets available for sale
Carried at cost
Investments in unconsolidated subsidiaries*	92	92	92	92

Carried at fair value
Other investments	1,938	1,938	4,786	4,786

Current marketable securities	28,119	28,119	27,372	27,372

Total	30,149	30,149	32,250	32,250

Total	184,460	184,460	165,128	165,128

Financial liabilities carried at amortized cost

Current liabilities	124,563	124,563	121,227	121,227

Non-current liabilities	0	0	13,906	13,853

Total	124,563	124,563	135,133	135,080

*

The fair value of shares in unconsolidated subsidiaries is not calculated due to the fact that they are insignificant and do not have quoted stock prices; the carrying amount is reported as their fair value.

Financial risk management

Overview
bwin is exposed to credit risks, market risks (interest and foreign currency exchange risks) as well as liquidity risks in the management of its financial assets and liabilities.

Credit risks

Credit risk is the risk of a financial loss if a customer or contracting partner fails to fulfill his or her contractual obligations. The maximum exposure to the credit risk corresponds to the carrying amount of the respective items. For further credit risks from guarantees see item 4.

Loans and receivables

The Company’s credit risk mainly relates to loans and receivables (clearing accounts of its payment service providers, receivables from marketing of German Soccer League rights, receivables from companies accounted for using the equity method) and is largely defined

73
bwin 08

Letter from the Executive Board
Corporate Governance
Responsibility is the winner
Group Management Report
Consolidated Financial Statements
Service Information

by the individual characteristics of each customer. To control the credit risk of payment service providers, the Company only does business with those that have first-class ratings or are of excellent financial standing.

The creditworthiness of each new customer is analyzed individually. The risk of default in credit card payment is monitored continuously by means of credit enquiries, credit limits and routine controls. The loss of an individual customer would not have a major impact on the consolidated financial statements due to the large number of customers (low concentration of risk). Generally, the Company does not ask for securities for outstanding receivables.

The following table shows the aging of loans and receivables and bad debt allowance recognized as of 31 December 2008 and 2007:

Aging of loans and receivables and write-offs

EUR 000	Gross 31 Dec. 2008	Bad debt allowance 31 Dec. 2008	Gross 31 Dec. 2007	Bad debt allowance 31 Dec. 2007

Not yet due	37,493	0	47,109	0

0–90 days overdue	8,581	-484	2,321	-133

91–180 days overdue	923	-65	1,819	-71

181–360 days overdue	1,563	-785	177	-23

More than one year overdue	2,839	-2,126	1,263	-1,198

Total	51,399	-3,460	52,689	-1,424

Total net		47,939		51,265

Change in bad debt allowance recognized in net income		-2,036		795

The Company analyzes its receivables individually with respect to various risks and records allowances if necessary.

Of the total amount of bad debt allowance recorded, EUR 1,851 thousand (previous year: EUR 1,154 thousand) relate to receivables from payment service providers, and EUR 818 thousand (previous year: EUR 270 thousand) to receivables from the marketing of German Soccer League rights.

For a breakdown of loans and receivables by debtors, see note (7).

Financial assets and marketable securities
There are no overdue financial assets and marketable securities. There is no collateral in respect of financial assets and marketable securities.

For a breakdown of financial assets and securities by type, see note (3).

Market risks

Market risk is defined as the risk that changes in market prices, such as foreign exchange rates and interest rates will have an effect on the Company’s earnings by affecting the fair value of or future cash flows derived from the financial instruments held by the Company. The risk management of bwin Group is also aimed at monitoring and controlling these risks.

bwin 08

Interest rate risk
Interest bearing financial assets (cash at banks and marketable securities):

Interest bearing financial assets (cash at bank and marketable securities)

EUR 000		Carrying amount as of 31 Dec. 2008 (adjusted)	Carrying amount as of 31 Dec. 2007

Fixed rate		40,513	52,579

Variable rate		93,947	56,367

Total		134,460	108,946

Interest bearing financial liabilities

EUR 000	Interest rate	Carrying amount as of 31 Dec. 2008	Carrying amount as of 31 Dec. 2007

Fixed rate
liabilities from marketing rights	4.00%	10,999	31,428

		10,999	31,428

Variable rate
liabilities resulting from acquisitions	6.48%	0	2,857

		0	2,857

Total		10,999	34,285

Sensitivity analysis of fair value of fixed interest rate financial instruments

Since the Company has not designated fixed interest rate financial assets or liabilities as “at fair value through profit or loss”, changes in interest rates would not have any effect on the Company’s income or loss for the year.

75
bwin 08

Letter from the Executive Board
Corporate Governance
Responsibility is the winner
Group Management Report
Consolidated Financial Statements
Service Information

Sensitivity analysis of cash flows for variable interest rate financial instruments

Since the Company holds variable interest rate financial assets or liabilities, changes in interest rates would have an effect on the Company’s income or loss for the year. The Company is therefore exposed to interest rate risk. Based on the balances of cash in banks as of the reporting date, changes in interest rates could have the following effects on the income/loss for the period:

Sensitivity analysis of cash flows for variable interest rate financial instruments

EUR 000	2008	2007

Increase in interest rate by 1%	673	290

Decrease in interest rate by 1%	-489	-290

Exchange rate risk
The following financial assets and liabilities were exposed to a foreign exchange rate risk:

31 December 2008

	Carrying amounts in EUR 000
	CHF	USD	DKK	GBP	EUR	Other	Total

Financial assets
Cash in banks	1,544	2,390	1,353	1,611	2,213	1,710	10,820

Payment processing clearing account	669	2,684	745	489	0	3,182	7,769

Financial liabilities
Bettors’ clearing account	-1,152	-35,238	-1,284	-842	0	-5,484	-44,001

Net exposure	1,060	-30,164	814	1,258	2,213	-592	-25,412

31 December 2007

	Carrying amounts in EUR 000 (adjusted)
	CHF	USD	DKK	GBP	EUR	Other	Total

Financial assets
Cash in banks	1,059	1,018	1,219	1,141	843	1,184	6,464

Payment processing clearing account	563	5,864	594	475	0	2,692	10,188

Financial liabilities
Bettors’ clearing account	-852	-32,810	-898	-719	0	-4,069	-39,347

Net exposure	771	-25,928	915	898	843	-193	-22,695

bwin 08

Sensitivity analysis of effects of changes in foreign exchange rates on income/loss for the period

EUR 000	CHF	USD	DKK	GBP	EUR	Other	Total

10% increase EUR	-106	3,016	-81	-126	-221	59	2,541

10% decrease EUR	106	-3,016	81	126	221	-59	-2,541

See section “Foreign currency translation” for average exchange rates and those effective as of the reporting dates.

The exchange rate gains and losses recognized in respect of receivables and liabilities recorded in other operating income and expenses are shown in the following table:

Exchange rate gains and losses

EUR 000	2008	2007

Exchange rate gains (16)	9,613	3,098

Exchange rate losses (21)	-11,272	-2,587

Total losses/gains	-1,660	511

Liquidity risk
The liquidity risk is the risk that the Company may be unable to meet its financial obligations on the due date, or be unable to realize its investments. The purpose of the risk management of bwin Group is to create sufficient liquidity to enable the Group to meet its liabilities as they become due under both normal and difficult conditions. The liquidity risk is assessed as low due to the fact that the Company has sufficient liquidity.

Exposure to liquidity risk
The following table sets out the maturities of financial liabilities:

31 December 2008

EUR 000	Carrying amount	Contractually agreed cash flow	Less than one year	One to two years	Two to five years	More than five years

Originated financial liabilities
Short-term liabilities	124,563	124,563	124,563	0	0	0

Total	124,563	124,563	124,563	0	0	0

bwin 08

Letter from the Executive Board
Corporate Governance
Responsibility is the winner
Group Management Report
Consolidated Financial Statements
Service Information

31 December 2007

EUR 000	Carrying amount	Contractually agreed cash flow	Less than one year	One to two years	Two to five years	More than five years

Originated financial liabilities
Short-term liabilities	121,227	121,227	121,227	0	0	0

Long-term liabilities	13,906	13,906	0	13,906	0	0

Total	135,133	135,133	121,227	13,906	0	0

Funding sources
In addition to other central functions, bwin also carries out a financing function for bwin Group, though in principle the Group’s operational cash flow is an internal financing source providing sufficient liquidity to enable the Group to meet its operational payment obligations. The Austrian capital market is an external source of financing used primarily for major acquisitions, though in the past the bwin Group’s main source of financing has been equity. Loan commitments in the amount of EUR 2,200 thousand (previous year: EUR 2,200 thousand) serve the purpose of securing lease agreements.

2. Capital management
Management strives to balance growth and return to shareholders by primarily focusing on profitable growth and aims to maintain a strong capital base in order to retain the confidence of investors, creditors and the market and ensure the sustainable development of the Company in the future.

The Company manages its capital to ensure that group entities will be able to continue as a going concern while maximizing the return to stakeholders by optimizing of the entities’ debt and equity balances. The distribution of dividends is not the primary objective of the Company; the primary objective is a sustained increase in shareholder value.

Currently, the management of the Company is committed to optimizing the networking capital, which is essentially defined as liquidity (cash and cash equivalents and marketable securities) in relation to liabilities to bettors to provide the Company with liquidity to the maximum extent possible to sustain the Company’s growth. In the years 2008 and 2007, this ratio was as follows:

Net working capital

EUR 000	2008	2007

Cash and cash equivalents	106,372	81,613

Marketable securities	28,119	27,372

Less liabilities to bettors	-77,042	-62,075

Total	57,449	46,910

bwin 08

Neither the Company nor any subsidiary is subject to externally imposed capital requirements, except for one subsidiary, which has applied for a banking licence and will therefore need to comply with minimum equity and reserve requirements in future.

3. Related party transactions
Related parties in accordance with IAS 24 are the directors of the Company, non-consolidated subsidiaries as well as at-equity consolidated companies. No significant transactions other than those reported were effected with these related parties. The following officers and directors were members of the Company’s Executive and Supervisory Boards during the current year and at the time these consolidated financial statements were prepared:

Members of the Executive Board:	Manfred Bodner
Norbert Teufelberger

Members of the Supervisory Board:	Hannes Androsch (Chairman)
Alexander Knotek (Deputy chairman)
Helmut Kern
Georg Riedl
Herbert Schweiger
Per Afrell

The following table contains disclosures about the members of the Executive Board:

2008

EUR 000	Manfred Bodner	Norbert Teufelberger

Fixed salaries	550	550

Variable salaries	0	0

Remuneration in kind	0	0

Total	550	550

2007

EUR 000	Manfred Bodner	Norbert Teufelberger	Marlon van der Goes*

Fixed salaries	348	348	71

Variable salaries	200	200	50

Remuneration in kind	0	0	4

Total	548	548	125

* until 10 May 2007

bwin 08

Letter from the Executive Board
Corporate Governance
Responsibility is the winner
Group Management Report
Consolidated Financial Statements
Service Information

Cash expenses relating to the remuneration of the members of the Executive Board (including variable and performance-based components) totalled EUR 1,110 thousand in the current year (previous year: EUR 1,221 thousand). For information on share based payments, see note (5). Members of the Executive Board directly or indirectly hold a total of 8% (previous year: 8%) of the parent company’s share capital. Due to existing contractual obligations, two Executive Board members were each reimbursed for the bail imposed by a court in the amount of EUR 300 thousand. Against the background of pending proceedings, the Company has recognized this amount as a receivable.

Members of the Executive and Supervisory Boards who exercised a considerable influence on the financial and business policies of the Group in the course of their activities with bwin Group also exercised a considerable influence over the business policies of other companies. In 2008, the Company concluded service agreements with two entities, each with a managing director who is also a member of the Company’s Supervisory Board. Following these agreements, expenses for consulting amounting to EUR 459 thousand (previous year: EUR 93 thousand) and liabilities of EUR 28 thousand (previous year: EUR 9 thousand) were recorded as of 31 December 2008. A provision of EUR 245 thousand (previous year: EUR 262 thousand) was recorded for the remuneration of Supervisory Board members. For information on share-based payments, see note (5).

Services provided under the terms of a cooperation and service contract and commissions are invoiced to bwin e.K., an entity included in the consolidated statements using the equity method. In 2008, a total of EUR 44,468 thousand (previous year: EUR 42,959 thousand) was charged. For expenses related to the cooperation, the Company charged EUR 10,520 thousand (previous year: EUR 8,710 thousand) to bwin e.K. Liabilities as of the reporting date totalled EUR 1,659 thousand (previous year: receivables of EUR 7,992 thousand). These liabilities (previous year: receivables) are current in term and payment terms are based on the Company’s general payment conditions.

Loan and interest receivables due from Betbull bwin ESPAÑA S.A. as of the reporting date totalled EUR 1,596.3 thousand (previous year: EUR 245 thousand), for which an allowance of EUR 815 thousand (previous year: EUR 0 thousand) was recognized.

There were no significant business transactions with subsidiaries not consolidated.

4. Other obligations and contingent liabilities

Regulatory environment
The regulatory environment for online games of chance within the European Union is characterized by different policies in respect of gaming of individual member states. More and more member states, however, are realizing that entertainment in the form of online gaming is becoming more and more popular, but that the government is often unable to provide customers with an adequately attractive range of games and that the appropriate regulation of online gaming is essential. Italy recently extended the volume of licences to online poker tournaments. Countries like France and Spain have announced that they are planning to regulate online gaming and allow access of private gaming providers to the market under stringent conditions and controls.

However, other member states are still trying to establish a government monopoly or even a total ban of online gaming on the Internet as well. Such protectionism results in considerable legal uncertainty, numerous legal disputes and an enormous grey/black market on the Internet, where customers are often subject to unregulated and dubious gaming offers due bwin 08

to the lack of government controls and uniform standards. Austria, the Netherlands, Norway and Finland for example, are planning various initiatives to keep competition away from their domestic markets. As of 1 January 2008, Germany passed a gambling treaty prohibiting, amongst other things, online gaming. German courts assess a possible violation of European law by this treaty differently, while the German Federal Constitutional Court believes that the treaty does not violate the Constitution. The European Commission regards the treaty as a violation of European law, and has instituted an infringement proceeding.

In the autumn of 2008, the Austrian government announced a bill which tightens sanctions in the Gaming Act and, among others, penalizes financial transactions for EU licensed gaming providers. Moreover, Internet casinos holding European Union licences will be subject to unreasonably high taxation of stakes compared to the national operators of the gaming monopoly. In the opinion of legal experts, this represents a violation of European and constitutional law.

Risks related to pending litigation
As a result of the unclear, and as yet unharmonized legal situation in Europe with respect to online gaming, there are administrative and court proceedings pending against the Company and/or its subsidiaries and licence and cooperation partners in several countries representing important markets for bwin. Apart from this, there are criminal offences and proceedings pending against bwin and its officers in some countries. These proceedings include the legal admissibility of online gaming, the validity and scope of trading permits, and the location of sports betting premises. In each case the prosecutor’s main aim is to restrict the Group’s activities geographically.

In Germany, several states (particularly Baden-Württemberg, Nordrhein-Westfalen and Niedersachsen) have issued prohibitive injunctions against bwin AG and bwin e.k., of which some have been enforced.

Furthermore, four government-owned competitors have filed competition lawsuits against bwin AG, its officers (members of the Executive Board), bwin International and/or bwin e.K. The proceedings of Westdeutsche Lotterie GmbH & Co OHG against bwin International concerning its gaming services on www.bwin.com were decided against bwin at first and second instance. The Higher Regional Court of Cologne has declared the sentence as enforceable although the final ruling from the Federal Supreme Court on the merit is still pending. bwin International has appealed against this judgement at the Federal Court of Justice and is also appealing against the order for enforcement. However, Westdeutsche Lotterie GmbH & Co OHG has filed for enforcement and the court has imposed penalty payments. Until the Federal Court of Justice has decided this case, Westdeutsche Lotterie GmbH & Co OHG can file further motions for enforcement.

Penalty payments due to such further motions could have a material effect on the assets, financial position and results of operations of the Company if the case before the Federal Court of Justice is not won, or a political solution cannot be found. Additionally, if bwin e.K.’s trade licence becomes invalid, this could also have a material effect on the assets, financial position and results of operations of bwin Group.

The outcome of the proceedings in Germany is of considerable economic significance to bwin with a view to safeguarding its operations in this market, and due to its financial involvement in bwin e.K., an investment accounted for using the equity method.

bwin 08

Letter from the Executive Board
Corporate Governance
Responsibility is the winner
Group Management Report
Consolidated Financial Statements
Service Information

Particularly in the light of the latest rulings by the European Court of Justice, the management of the Company assumes that these proceedings will have a positive outcome. Nevertheless, the negative outcome of individual cases could have significant effects on the assets, financial situation and results of operation of the bwin Group.

Guarantees
As of the reporting date, the Company guaranteed for liabilities of cooperation partners in the amount of EUR 7,504 thousand (previous year: EUR 7,791 thousand). bwin AG also made financial commitments to its cooperation partners up to a maximum amount of EUR 6,500 thousand (previous year: EUR 6,500 thousand) that may become due under various conditions.

Other obligations
The Company has an obligation to make a payment of EUR 3,200 thousand (previous year: EUR 0 thousand) to an investment fund.

bwin has pledged a total of EUR 6,000 thousand as security for a bank guarantee in respect of the licence granted to BETBULL BWIN ESPANA S.A. in Madrid, of which an amount of EUR 3,600 thousand relates to Betbull Holding SE, which is secured by a lien on the equity investments of Betbull Holding SE (right of recourse).

Future payments due under existing rental and leasing agreements amount to EUR 54,615 thousand (previous year: EUR 50,393 thousand). Of these, EUR 10,923 thousand (previous year: EUR 10,078 thousand) are due within one year and EUR 43,692 thousand (previous year: EUR 40,314 thousand) within the next five years. The total amount of these liabilities cannot be estimated due to the indefinite duration of the agreements. Regarding rental and lease agreements, please refer to note (21), other operating expenses, for further information.

The Company is subject to significant future financial obligations resulting from existing marketing agreements. These agreements include not only fixed but significant variable components and clauses for the reimbursement of costs. The Company has agreed to bear certain expenses of its cooperation partners, in particular expenses relating to marketing and general expenses. The total obligation resulting from these agreements cannot be determined.

The Company is subject to financial obligations amounting to EUR 13 thousand (2007: EUR 13 thousand) arising from capital contributions for companies established.

Following the passing of the US Unlawful Internet Gambling Enforcement Act in 2006, bwin Group decided to cease its real-money operations on the American market. The new legislation does not offer any information on the treatment of the poker and casino games previously offered by the Group, and the possibility of liabilities arising in this respect cannot be ruled out. However, the Company considers the likelihood to be remote.

With respect to the contingent purchase price liability newly agreed with the sellers of the shares in the Ongame Group, the Company evaluates on a regular basis whether bwin will be able to re-enter the US market. As of the reporting date, it was not probable that this liability would become due. See note on “Acquisition” for further information.

For information on developments after the balance sheet date please see section 8 “Significant events after the balance sheet date”.

bwin 08

5. Options

Employee Stock Option Plan (ESOP)
An employee stock option plan was introduced in February 2000 in the lead-up to the Company’s initial public offering.

The purpose of the ESOP is to issue options for the purchase of bwin shares by members of the Executive Board and entitled employees. The Annual General Meeting of 14 May 2004 increased the maximum number of options from 2,000,000 to 3,000,000. The Annual General Meeting of 17 May 2006 increased this number by a further 1,500,000 shares to the present total of 4,500,000 shares. Since the Annual General Meeting of 21 May 2008, 1,060,000 of these shares have been reserved for members of the Executive Board. The options granted under the ESOP are not transferable. The ESOP specifies details of the maturity, expiry, exercise price and exercise period of these options. In view of the fact that Marlon van der Goes left the Executive Board of the Company with effect from 10 May 2007, the changes in a total of 60,000 options granted to him are no longer reported separately, but are shown under the item “of which to senior executives and employees”.

The Annual General Meeting of 21 May 2008 approved a motion awarding the remaining 140,000 shares from the conditional capital, which had been reserved for members of the Executive Board, to senior executives and employees.

All options granted have a maturity of ten years starting from the date of the resolution on the granting of such options.

The exercise price of these options is equivalent to the market value of the shares (5-day average) at the time the options were granted by the Supervisory Board committee (in the case of Executive Board members) or the Executive Board. Of the options granted under the ESOP up to mid 2005, one third may be exercised immediately on being granted, a further third after a period of one year, and the remaining third after two years. A revised version of the ESOP regulations published during the financial year 2005 extended the exercise periods with a view to keeping staff with the Company for a longer period. Under the new exercise provisions in effect since then, one fifth of the options granted may each be exercised after a period of one year.

Performance-based options for Executive Board (apart from ESOP)
During the financial year 2003, members of the Executive Board of bwin AG were granted a total of 1,600,000 performance-based options. In 2004, a total of 100,000 of performance-based options were granted to Marlon van der Goes ( a member of the Executive Board at that time). Due to the achievement of the performance parameters for the financial years 2003, 2004 and 2005, a total of 1,668,000 of these options became exercisable with the approval of the respective financial statements. The performance-based options were serviced from the Company’s authorized capital. The options have a term of ten years from the time the exercise conditions for the relevant financial year are met. These options are transferable.

On 31 March 2007, 1,228,436 performance-based options were granted to members of the Executive Board of the Company. The exercise price and vesting conditions are linked to the performance of the stock exchange price. Subject to the vesting conditions being met (essentially a 26% annual increase in the share price in the first, second, and third year after granting), one third of the options will vest in each of the years 2008, 2009 and 2010. Additionally, the options also vest if an annual average increase in the share price of 26%

bwin 08

Letter from the Executive Board
Corporate Governance
Responsibility is the winner
Group Management Report
Consolidated Financial Statements
Service Information

over a period of several years is achieved. The exercise price of each of the tranches will be based on the 90-day average price prior to 31 March of the previous year.

Also in the financial year 2007, a total of 320,000 performance-based options were issued to members of the Supervisory Board of the Company in accordance with the resolution of the Annual General Meeting on 22 May 2007. Subject to the vesting conditions being met (essentially a 26% annual increase in the share price in the first, second, and third year after granting), one third of these options will also vest in each of the years 2008, 2009 and 2010. Additionally, the options also vest if an annual average increase in the share price of 26% over a period of several years is achieved. The exercise price of the each of the individual tranches will be based on the 90-day average price prior to 22 May of the previous year.

A probability of occurrence for market conditions of 80% was used for recording the performance options granted in 2007.

Options granted to third parties
In 2007, an option agreement for the granting of 80,000 performance-based options was concluded with Thomas Talos, the Company’s legal representative for many years. These options are linked to the same conditions as the options issued to the Executive Board of the Company. These options will vest provided the specified conditions are met. A probability of occurrence for market conditions of 80% was used for recording the options granted.

Measurement in accordance with IFRS 2
The non-cash expense incurred as a result of granting these options was measured and recognized on the date of issue in accordance with the provisions of IFRS 2.

Measurement in accordance with IFRS 2

	2008	2007

Exercise price	EUR 9.095–67.9	EUR 9.095–67.9

Volatility*	38.86%–135.69%	38.86%–135.69%

Periods to exercise date	1.25–6.25 years	1.25–6.25 years

Dividend yields	0	0

Interest rate	3.5%–4.5%	3.5%–4.5%

*	Volatility is calculated on the basis of the stock exchange performance over a period of 400 days prior to the date of issue of the options.

bwin 08

Overall development of options
The following table shows the development of outstanding (issued) options:

Outstanding (issued) options

Total	2008 Units	2008 Average exercise price	2007 Units	2007 Average exercise price

Options outstanding as of 1 Jan.	3,703,999	22.52	1,219,140	17.50

Options granted	366,500	17.27	2,731,936	20.75

Options exercised	45,940	10.77	81,730	10.19

Options forfeited	227,400	18.68	165,347	16.19

Options outstanding as of 31 Dec.	3,797,159	19.96	3,703,999	22.52

of which relevant to IFRS 2	2008 Units	2008 Average exercise price	2007 Units (adjusted)	2007 Average exercise price

Options outstanding as of 1 Jan.	3,623,688	20.40	1,136,195	18.24

Options granted	366,500	17.27	2,731,936	20.75

Options exercised	43,451	11.30	79,096	10.37

Options forfeited	227,084	18.69	165,347	16.19

Options outstanding as of 31 Dec.	3,719,653	20.30	3,623,688	20.40

The status of the options as of 31 December 2008 was as follows:

Performance-based options granted under ESOP

	Options exercised (total)	Options available (not issued)	Options outstanding	Of which exercisable as of reporting date	Exercise price of options outstanding EUR	Market value of options out- standing as of reporting date EUR	Expense recorded EUR

of which to members of the Executive Board:
Manfred Bodner	500,000		0	0	0	0	0

Norbert Teufelberger	500,000		0	0	0	0	0

	1,000,000	0	0	0	0	0	0

of which to senior executives and employees	532,889		1,137,711	429,898	1.5–62.49	7,271,979	2,476,488

of which to employees of subsidiaries	380,062		914,438	258,631	1.5–67.92	5,663,992	2,551,486

of which to employees who have resigned	309,607		58,574	58,574	9.095–60.88	230,077	332,345

	1,222,558	166,719	2,110,723	747,103		13,166,048	5,360,319

Total ESOP	2,222,558	166,719	2,110,723	747,103		13,166,048	5,360,319

bwin 08

Letter from the Executive Board
Corporate Governance
Responsibility is the winner
Group Management Report
Consolidated Financial Statements
Service Information

Performance-based options granted to (former) members of the Executive and Supervisory Boards (apart from ESOP)

	Options exercised (total)	Options available (not issued)	Options outstanding	Of which exercisable as of reporting date	Exercise price of options outstanding EUR	Market value of options out- standing as of reporting date EUR	Expense recorded EUR

Manfred Bodner	800,000		614,218	0	21.19–27.61*	2,667,988	4,517,682

Norbert Teufelberger	800,000		614,218	0	21.19–27.61*	2,667,988	4,517,682

Hannes Androsch	0		100,000	0	21.08–27.28*	419,307	678,991

Alexander Knotek	0		60,000	0	21.08–27.28*	251,584	407,395

Per Afrell	0		40,000	0	21.08–27.28*	167,723	271,597

Helmut Kern	0		40,000	0	21.08–27.28*	167,723	271,597

Herbert Schweiger	0		40,000	0	21.08–27.28*	167,723	271,597

Georg Riedl	0		40,000	0	21.08–27.28*	167,723	271,597

Former members	10,000		58,000	58,000	6.53	438,702	0

	1,610,000	0	1,606,436	58,000		7,116,460	11,208,137

*

Exercise prices were adjusted to current stock market prices in accordance with the conditions of the performance-based options. In the case of exercise prices linked to future stock exchange price performance, it is assumed that performance will be in accordance with the specified conditions.

Options granted to third parties

	Options exercised (total)	Options available (not issued)	Options outstanding	Of which exercisable as of reporting date	Exercise price of options outstanding EUR	Market value of options out- standing as of reporting date EUR	Expense to be recorded EUR

of which for acquisitions	190,000

of which for services rendered	31,000		80,000	0	21.19–21.91	223,639	603,939

Total options granted to third parties	31,000	0	80,000	0		223,639	603,939

Total options outstanding	3,863,558	166,719	3,797,159	805,103	0	20,506,147	17,172,395

bwin 08

The status of the options as of 31 December 2007 was as follows:

Options granted under ESOP

	Options exercised (total)	Options available (not issued)	Options outstanding	Of which exercisable as of reporting date	Exercise price of options outstanding EUR	Market value of options out- standing as of reporting date EUR	Expense recorded EUR

of which to members of the Executive Board:
Manfred Bodner	500,000		0	0	0	0	0

Norbert Teufelberger	500,000		0	0	0	0	0

	1,000,000	140,000	0	0		0	0

of which to senior executives and employees	632,691		1,150,962	315,429	1.5–62.49	20,260,666	3,981,164

of which to employees of subsidiaries	282,917		861,933	126,926	1.5–67.92	14,577,391	2,658,462

of which to employees who have resigned	261,010		4,668	4,668	1.5–60.88	73,691	159,776

	1,176,618	165,819	2,017,563	447,023		34,911,748	6,799,402

Total ESOP	2,176,618	305,819	2,017,563	447,023		34,911,748	6,799,402

Performance-based options granted to (former) members of the Executive and Supervisory Boards (apart from ESOP)

	Options exercised (total)	Options available (not issued)	Options outstanding	Of which exercisable as of reporting date	Exercise price of options outstanding EUR	Market value of options out- standing as of reporting date EUR	Expense recorded EUR

Manfred Bodner	800,000		614,218	0	21.19–33.64*	9,917,475	5,044,941

Norbert Teufelberger	800,000		614,218	0	21.19–33.64*	9,917,475	5,044,941

Hannes Androsch	0		100,000	0	27.28–43.31*	1,463,096	547,834

Alexander Knotek	0		60,000	0	27.28–43.31*	877,858	328,700

Per Afrell	0		40,000	0	27.28–43.31*	585,238	219,134

Helmut Kern	0		40,000	0	27.28–43.31*	585,238	219,134

Herbert Schweiger	0		40,000	0	27.28–43.31*	585,238	219,134

Georg Riedl	0		40,000	0	27.28–43.31*	585,238	219,134

Former members	10,000		58,000	58,000	6.53	462,638	0

	1,610,000	0	1,606,436	58,000		24,979,497	11,842,952

*

Exercise prices were adjusted to current stock market prices in accordance with the conditions of the performance-based options. In the case of exercise prices linked to future stock exchange price performance, it is assumed that performance will be in accordance with the specified conditions.

bwin 08

Letter from the Executive Board
Corporate Governance
Responsibility is the winner
Group Management Report
Consolidated Financial Statements
Service Information

Options granted to third parties

	Options exercised (total)	Options available (not issued)	Options outstanding	Of which exercisable as of reporting date	Exercise price of options outstanding EUR		Market value of options out-standing as of reporting date EUR	Expense recorded EUR

of which for acquisitions	190,000		0	0	0		0	0

of which for services rendered	31,000		80,000	0	21.19–26.7	*	1,121,861	784,054

Total options granted to third parties	221,000	0	80,000	0			1,121,861	784,054

Total options outstanding	4,007,618	305,819	3,703,999	505,023			61,013,105	19,426,408

* Exercise prices were adjusted to current stock market prices in accordance with the conditions of the performance-based options. In the case of exercise prices linked to future stock exchange price performance, it is assumed that performance will be in accordance with the specified conditions.

The remaining terms of all options presented are between three and ten years.

Developments in 2008:

ESOP options granted

	Exercise price EUR	Value of options exercised EUR	Options issued	Options exercised

of which to members of the Executive Board Manfred Bodner	0	0	0	0

Norbert Teufelberger	0	0	0	0

		0	0	0

of which to senior executives and employees	1.5–15.69	115,988	171,000	12,953

of which to employees of subsidiaries	1.5–15.69	240,503	193,000	21,408

of which to employees who have resigned	7.67–20.75	105,856	2,500	11,579

		462,348	366,500	45,940

bwin 08

Performance-based options granted to Executive and Supervisory Board members (apart from ESOP) (continued)

	Exercise price EUR	Value of options exercised EUR	Options issued	Options exercised

Manfred Bodner		0	0	0

Norbert Teufelberger		0	0	0

Hannes Androsch		0	0	0

Alexander Knotek		0	0	0

Per Afrell		0	0	0

Helmut Kern		0	0	0

Herbert Schweiger		0	0	0

Georg Riedl		0	0	0

Former members		0	0	0

		0	0	0

Options granted to third parties
of which for acquisitions		0	0	0

of which for services rendered		0	0	0

Total options granted to third parties		0	0	0

		462,348	366,500	45,940

Developments in 2007:

ESOP options granted

	Exercise price EUR	Value of options exercised EUR	Options issued	Options exercised

of which to members of the Executive Board

Manfred Bodner	0	0	0	0

Norbert Teufelberger	0	0	0	0

		0	0	0

of which to senior executives and employees	1.65–15.17	475,421	695,000	22,468

of which to employees of subsidiaries	9.1–15.17	632,613	364,500	36,091

of which to employees who have resigned	1.5–14.15	292,493	44,000	23,171

		1,400,527	1,103,500	81,730

bwin 08

Letter from the Executive Board
Corporate Governance
Responsibility is the winner
Group Management Report
Consolidated Financial Statements
Service Information

Performance-based options granted to Executive and Supervisory Board members (apart from ESOP) (continued)

	Exercise price EUR	Value of options exercised EUR	Options issued	Options exercised

Manfred Bodner		0	614,218	0

Norbert Teufelberger		0	614,218	0

Hannes Androsch		0	100,000	0

Alexander Knotek		0	60,000	0

Per Afrell		0	40,000	0

Helmut Kern		0	40,000	0

Herbert Schweiger		0	40,000	0

Georg Riedl		0	40,000	0

Former members		0	0	0

		0	1,548,436	0

Options granted to third parties
of which for acquisitions		0	0	0

of which for services rendered		0	80,000	0

Total options granted to third parties		0	80,000	0

		1,400,527	2,731,936	81,730

The fair value of the outstanding options as of 31 December 2008 was measured using the Black Scholes option pricing model. The following measurement parameters were used:

Measurement parameters

	2008	2007

Share price	EUR 13.3	EUR 26.61

Exercise price	EUR 1.5–67.92	EUR 1.5–67.92

Volatility	57.06%–141.80%	59.55%–144.42%

Periods to exercise date	1.25–6.25 years	1.25–6.25 years

Interest rate	4.00%	4.5%

The weighted average fair value of the options exercised during the financial year was EUR 10.06 (previous year: EUR 17.14).

bwin 08

6. Purchase of treasury shares
The Annual General Meeting held on 21 May 2008 passed a resolution in accordance with section 65, para. 1, subpara. 8 of the Stock Corporation Act authorizing the Executive Board to buy back up to 10 per cent of the Company’s shares for a period of 30 months from the date of the resolution at a minimum price of EUR 1 and a maximum price of EUR 150 per share. The proportion of the share capital accounted for by treasury shares is limited to 10 per cent. Furthermore, the Executive Board was also authorized to retire shares or, with the Supervisory Board’s approval up to and including 20 May 2013, to sell shares by means other than on the stock exchange or by public offering, optionally with partial or complete exclusion of shareholders’ subscription rights. The Executive Board was authorized to exercise this authority once or several times, and in its entirety or in parts.

7. Conditional and authorized capital

Conditional capital
In accordance with a resolution passed by the Company’s Extraordinary General Meeting held on 27 January 2006, the Executive Board was authorized in accordance with section 174 para. 2 of the Stock Corporation Act and subject to the approval of the Supervisory Board, to issue convertible bonds, which grant the holders subscription and/or conversion rights of up to 4,500,000 shares in the Company. The authorization was given for a period of 5 years from the day of authorization, ending in 2011. The convertible bonds may be issued in several tranches, and the Executive Board was also authorized to determine all conditions of issue of the bonds, in particular the terms, issue price, interest rate, conversion price, conditions of conversion and anti-dilution provisions. The Executive Board may service these bonds using conditional capital, treasury shares or a combination of conditional capital and treasury shares.

The Extraordinary General Meeting held on 27 January 2006 passed a resolution relating to an increase in the Company’s conditional share capital in accordance with section 159, para. 2, subpara. 3 of the Stock Corporation Act by up to EUR 2,526,730 to service stock options for employees. Taking into account stock options already serviced and the capital increase from Company funds, the total volume of the ESOP is now 4,500,000 options (previous year: 4,500,000), 166,719 (previous year: 305,819) of which have not yet been granted.

Please refer to note 5, “Options” for further information on the resolutions of the Annual General Meeting on the issue of options from the conditional capital under the Employee Stock Option Plan (“ESOP”).

Authorized capital
The Annual General Meeting held on 22 May 2007 authorized the Executive Board for a period ending 21 May 2012 to increase the company’s share capital by a maximum of EUR 16,300,000, in several tranches if necessary, with the Supervisory Board’s approval. This increase was to be effected by issuing up to 16,300,000 non-par value bearer shares for payment in cash or in kind, optionally with partial or complete exclusion of shareholders’ subscription rights. The Executive Board was also authorized to determine, in agreement with the Supervisory Board, the terms of issue if necessary, in particular the issue price, the nature of any non-cash contribution, the nature of the share rights and exclusion of subscription rights as well as the possible issue of the shares by indirect subscription rights. The Supervisory Board was authorized to resolve any amendments to the Articles of Association resulting from the issue of shares from authorized capital.

bwin 08

Letter from the Executive Board
Corporate Governance
Responsibility is the winner
Group Management Report
Consolidated Financial Statements
Service Information

An amount of EUR 1,686,436 (previous year: EUR 1,686,436) of this authorized capital has been reserved to service options already issued.

8. Significant events after the reporting date
There are no significant events to be reported after the reporting date.

Vienna, 23 March 2009

The Executive Board

Manfred Bonder	Norbert Teufelberger

bwin 08

To the Members of the Executive Board and Supervisory Board of bwin Interactive Entertainment AG, Vienna, Austria

Independent Auditor’s Report (translation)

Report on the Consolidated Financial Statements
We have audited the accompanying consolidated financial statements of bwin Interactive Entertainment AG, Vienna, Austria
for the financial year from 1 January to 31 December 2008. These financial statements comprise the balance sheet as of 31 December 2008, and the income statement, cash flow statement and statement of changes in equity for the year then ended, and a summary of significant accounting policies and other explanatory notes.

Management’s Responsibility for Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with International Financial Reporting Standards (IFRSs) as adopted by the EU. This responsibility includes: designing, implementing and maintaining internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error; selecting and applying appropriate accounting policies, and making accounting estimates that are reasonable in the circumstances.

Auditor’s Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with laws and regulations applicable in Austria in accordance with International Standards on Auditing (ISA), issued by the International Auditing and Assurance Standards Board (IAASB) of the International Federation of Accountants (IFAC). These standards require that we comply with ethical requirements and plan and perform our audit so as to obtain reasonable assurance as to whether the consolidated financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making these risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluation of the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
Our audit did not give rise to any objections. Based on the results of our audit, in our opinion the consolidated financial statements present fairly, in all material respects, the financial position of the Group as of 31 December 2008, its financial performance and its cash flows bwin 08

Letter from the Executive Board
Corporate Governance
Responsibility is the winner
Group Management Report
Consolidated Financial Statements
Service Information

for the year then ended in accordance with International Financial Reporting Standards (IFRSs) as adopted by the EU.

Without qualifying our opinion we refer to the notes to the consolidated financial statements (item 4 of the section "Other Information") and the group management report, which describe the risks due to legal and tax court proceedings against companies, licensees and business partners of the bwin Group.

Report on Other Legal Requirements
Laws and regulations applicable in Austria require us to perform audit procedures whether the group management report is consistent with the consolidated financial statements and whether the other disclosures made in the group management report do not give rise to misconceptions about the position of the Group.

In our opinion the group management report is consistent with the consolidated financial statements.

Vienna, 23 March 2009

KPMG Austria GmbH
Wirtschaftsprüfungs- und Steuerberatungsgesellschaft

signed
Yann-Georg Hansa	Helmut Kerschbaumer
Wirtschaftsprüfer	Wirtschaftsprüfer
(Austrian Chartered Accountants)

Financial Statements

Management Report on Financial Year 2008	95

Balance Sheet	108

Income Statement	110

Notes to the Financial Statements	111

Fixed Asstes Schedule	114

Schedule of investments in affiliated and associated companies	116

Auditor’s Report	141

Annual Financial Report ’08

Management Report on Financial Year 2008

Preamble

bwin Interactive Entertainment AG (bwin) is the parent company of the bwin Group, and assumes only strategic and administrative tasks within the Group in the business area of online gaming.

During financial year 2008, the Company successfully continued the development of entertainment products for responsible online gaming to an excellent technical and content standard, as well as positioning bwin as a “house of games”. At a time when other industries are facing a sharp fall-off in demand, bwin has established the basis to exploit its considerable market potential.

Since the acquisition of bwin Games, the Group’s operational gaming business is handled by bwin International Ltd. based in Gibraltar and Ongame Network Ltd., Gibraltar. In this area of business, bwin merely generates revenues from services and consulting work which the Company carries out for group companies, joint enterprises and associated companies. These consulting services increased in financial year 2008 to EUR 151.2 million (2007: EUR 133.1 million).

The independent segment within the Group established in financial year 2006 following the acquisition of the international marketing rights to the German Soccer League is operationally managed by bwin Interactive Entertainment AG. Until the end of the 2008/2009 season, bwin holds the exclusive world-wide rights to the foreign marketing of the German Soccer League and the Second Division. bwin customers have the unique opportunity of watching these games outside Germany live and free of charge at www.bwin. com. bwin also sells these rights to television stations, many of which run bwin advertising during the broadcasts. In 2008 the resulting revenues amounted to EUR 29.3 million (2007: 28.8 million). These rights are therefore an ideal complement to other live service offerings such as the Italian Soccer League (Lega Calcio), the Liga Sagres in Portugal, the UEFA Cup, various ATP tournaments and much more besides. As a result, bwin now offers the most comprehensive live video selection in the online gaming industry.

Overview of the online gaming market
According to the latest surveys, the online gaming industry – whose first offerings were available on the internet from 1996 onwards – continues to exhibit sound growth.

The consulting firm H2 Gambling Capital (January 2009), states that the world-wide online gaming market recorded growth of 27.5% to EUR 15.5 billion in 2008, accounting for no less than 5.8% of the total offline and online gaming market. Whereas the offline gaming market anticipates a compound annual growth rate of 2.9% between 2008 and 2012, over the same period the online gaming market is forecast to growth 11.3% p.a. H2 consultants predict online gaming revenues in the amount of EUR 23.7 billion in 2012. This is equivalent to about 7.8% of the total gaming market forecast for 2012 (offline and online).

Based on the estimates of H2 Gambling Capital, Europe will be the most important market, accounting for nearly 50% of the world-wide online gaming market in 2009, with a volume of EUR 6.4 billion excluding lotteries. Online sports betting dominates the European online gaming market with 38.7% (2009e: EUR 2.5 billion), followed by casino (2009e: EUR 1.6 billion) and poker (2009e: EUR 1.3 billion) with 25.5% and 20.8% respectively. A volume of

Annual Financial Report ’08

EUR 1.0 billion in the games sector represents a market share of about 15.2%. Over the period 2008 to 2012, the annual growth of the European online gaming market is estimated to be 14.6%.

Legislative developments

Legislative developments in online gaming markets in the European Union continue to be characterized by the widely varying gaming policies of individual member states. An increasing number of EU countries are realizing that entertainment in the form of online gaming is enjoying growing popularity, making regulation of the online gaming market essential. For many years now, the United Kingdom and Italy have been examples of countries that have regulated their online gaming markets to the benefit of consumers, sports and government revenues. Only recently, Italy extended its online licences to poker tournaments and announced that it will be granting further online licences. Even France and Spain plan to admit private providers to their markets under stringent conditions and controls.

However, a number of member states are still pursuing a policy of implementing a state monopoly of internet gambling, or even a complete ban. This results in considerable legal uncertainty, numerous court cases, and a vast grey or black market on the internet. As a consequence, in the absence of government control and uniform standards, the consumer is often vulnerable to unregulated and dubious product offerings. Thus Austria, Holland, Norway and Finland, for example, are planning a variety of measures designed to keep competitors out of their markets.

In the autumn of 2008, the Austrian Government published a bill designed to tighten the penal provisions of the Gaming Act and penalize the handling of financial transactions for EU-licensed gaming providers. Over and above this, EU-licensed internet casinos will also be subject to unrealistically high taxation of stakes compared to national monopoly operators. In the opinion of legal experts, such unequal treatment is incompatible with either EU legislation or constitutional law.

In Germany, the State Treaty on gaming that came into force on 1 January 2008 also reinforced the German states’ monopoly of sports betting. The German treaty has led to a number of court cases focusing on its validity, which is interpreted very differently by individual German courts. As long ago as January 2008, the European Commission initiated infringement proceedings against Germany due to the fact that it imposes inadmissible restrictions on the cross-border provision of services.

The German authorities are nevertheless attempting to impose this internet ban with the aid of injunctions and enforcement measures against bwin and other private providers. The German Federal Supreme Court is expected to provide further clarification of the legal situation in the civil proceedings instituted against bwin International Ltd. by Westdeutsche Lotterie GmbH & Co OHG (“Westlotto”). Westlotto has applied for an injunction against bwin International Ltd., seeking to prevent the company from organizing, mediating and advertising sports betting, casino and lottery games in Germany. The courts of first and second instance found against the defendant, and the Higher Regional Court of Cologne has declared that the judgement – which is not yet final – is enforceable. bwin e.K., which offers the Company’s products on www.bwin.de under a licence issued by the former German Democratic Republic, is not a party to these proceedings before the Federal Supreme Court.

Annual Financial Report ’08

Despite initiatives in the European Council and the European Parliament, the legal situation of online gaming is not expected to be harmonized in the foreseeable future. The European Commission has emphasized several times that it does not intend to harmonize this sector in view of member states’ differing views. Instead, the European Commission is endeavouring to enforce the rights to which private providers are entitled in accordance with the EC Treaty (in particular, freedom of establishment and freedom of services). To this end, since April 2006 the European Commission has initiated infringement proceedings against 10 member states due to national gaming legislation which, in the Commission’s view, is in violation of EU legislation. The proceedings against France, Hungary, Sweden, Finland, Denmark, Greece and Holland have already advanced to the second stage, at which point the member states are called upon to submit so-called “reasoned opinions” on the amendment of their laws in contravention of EU legislation.

The pursuit of these infringement proceedings has recently been delayed. Never-theless, further clarification of the legal situation can be expected very soon in view of the numerous cases submitted by national courts and pending with the ECJ. There are currently 17 preliminary ruling procedures relating to national restrictions on cross-border gaming pending with the ECJ. The procedures were referred by courts in Portugal, Austria, Germany, France, Holland, Belgium, Sweden and Greece.

On 14 October 2008, the advocate-general submitted his final pleading in the Portuguese preliminary ruling procedure (C 42-07), in which bwin is involved as a party to the initial proceedings. In these proceedings, the ECJ set out to examine the admissibility of the Portuguese sports betting and lottery monopoly, and is expected to pass judgement in the first half of 2009.

In the United States, there is growing support for the regulation of online gaming in view of the fact that the general ban imposed by the “Safe Port Act” resulted only in the departure of reputable providers and in a growing grey and black market. The US Department of Justice has indicated its willingness to reach agreement with online gaming companies that ceased to operate in the USA in 2006 following the passing of the Unlawful Internet Gambling Enforcement Act (UIGEA).

Development of Business

Revenues

The overall growth of the Group in the year under review is reflected in a sharp rise in revenues from services and consulting, from EUR 133.1 million to EUR 151.2 million. As in the previous year, these revenues were generated entirely from group companies and companies in which bwin has an interest.

Other operating income

The marketing of international rights to the German Soccer League in the first half of the 2007/2008 league soccer season and the first half of the 2008/2009 season was satisfactorily concluded, with revenues from sublicensing in the amount of EUR 29.3 million (2007: EUR 28.8 million).

The remaining other operating income in the financial year under review totalled EUR 6.3 million, up EUR 3.1 million on the previous year (2007: EUR 3.2 million). This figure includes revenues from merchandise under the b’inside customer loyalty programme.

Annual Financial Report ’08

Income from affiliated and associated companies

Income from affiliated and associated companies was up compared to financial year 2007 (EUR 1.5 million) to EUR 5.4 million. This income relates to income from profit shares in the silent partnership in bwin e.K. in Germany in the amount of EUR 4.1 million (2007: EUR 1.5 million) and a dividend payment from bwin Italia S.R.L. in the amount of EUR 1.3 million (2007: EUR 0.0 million). It reflects the general growth of the online gaming market.

Other interest and similar income

Interest and similar income fell from EUR 4.5 million in 2007 to EUR 2.2 million in the year under review. This reduction was attributable mainly to the absence of the one-time interest component resulting from the agreement on liabilities connected with the acquisition of Ongame (a decrease in the interest component from EUR 3.4 million in 2007 to EUR 0.1 million in 2008).

Income from the disposal and reversal of impairment of financial assets and current securities

Income from the reversal of impairment of financial assets declined from EUR 75.1 million in 2007 to EUR 2.7 million in the financial year under review. This decrease was attributable mainly to the reversal resulting from the agreement on liabilities connected with the acquisition of Ongame in the amount of EUR 71.0 million in financial year 2007 (2008: EUR 2.7 million).

Expenses

The total expenses of bwin in financial year 2008 amounted to EUR 219.4 million (2007: EUR 186.1 million). This increase was attributable mainly to the impairment of investments in financial assets in the 2008 in the amount of EUR 37.2 million (2007: EUR 12.6 million).

Cost of material and other services rendered rose from EUR 17.2 million in 2007 to EUR 22.7 million in 2008, mainly due to increased costs in the area of external software maintenance and a significant expansion in the selection of live video streams.

Continued investment in cutting-edge technology in the areas of sports betting, poker, customer relationship management, customer service and payment handling was also reflected in personnel expenses. These were up compared to the previous year from EUR 38.4 million to EUR 44.2 million. Non-cash expenses in connection with share-based remuneration (IFRS 2) declined from EUR 7.0 million to EUR 2.5 million.

Other operating expenses remained constant at EUR 83.3 million.

Result on ordinary operations

Due to the reversal of the impairment resulting from the agreement on liabilities connected with the acquisition of Ongame in financial year 2007, and increased impairments of investments in financial assets in 2008, the result on ordinary operations was reduced to –EUR 22.0 million (2007: EUR 60.1 million).

Cumulative net gain/loss

Both the loss for the year in the amount of EUR 22.8 million (profit for 2007: EUR 59.0 million) and loss carry-forwards of EUR 435.0 million (2007: EUR 493.9 million) could be compensated for due to the release of additional paid-in capital in the amount of EUR 457.7 million. Depending on the profit for the year, and subject to the approval of the Annual General Meeting, this release has now, for the first time, established the conditions for paying shareholders a dividend for financial year 2009.

Annual Financial Report ’08

Assets, financial position and liquidity

Due to depreciation and amortization in financial year 2008, the Company’s assets declined to EUR 102.4 million (2007: EUR 141.2 million). As a consequence of a sharp rise in liquid assets in the amount of EUR 45.0 million (2007: EUR 39.1 million), current assets rose from EUR 94.5 million to EUR 96.6 million. On balance the Company’s total assets declined by EUR 34.6 million to EUR 204.8 million in 2008.

Liabilities totalled EUR 47.8 million (2007: EUR 78.4 million). This substantial decrease was attributable mainly to a decline in other liabilities from EUR 37.4 million to EUR 14.5 million, due to the payment of rights to the German Soccer League.

In shareholders’ equity, loss carry-forwards in the amount of EUR 435.0 million from 2007 and the loss for the year in the amount of EUR 22.8 million were compensated for by the release of a substantial amount of additional paid-in capital. The Company’s shareholders’ equity was reduced slightly from EUR 147.9 million in 2007 to EUR 142.8 million in 2008.

The equity ratio improved to 69.8% due to the reduction of liabilities in the year under review (2007: 61.8%).

The Company’s operational net cash flow in financial year 2008 was EUR 43.5 million after the inclusion of intragroup transactions (2007: EUR 69.6 million). This change was attributable mainly to a greater reduction in liabilities.

A net cash flow from investment of –EUR 38.2 million (2007: –EUR 42.7 million) reflects investments in infrastructure, such as servers and office equipment, as well as payments for the acquisition of German Soccer League rights.

Net cash flow from financing activities in the year under review was EUR 0.5 million (2007: EUR 0.8 million) due to capital increases as part of the employee participation programme.

The total change in cash on hand and in banks during financial year 2008 was EUR 5.8 million compared to EUR 27.8 million in 2007. This resulted in an increase in cash on hand and in banks from EUR 39.1 million (16.3% of the balance sheet total) to EUR 45.0 million (21.9% of the balance sheet total).

Non-financial performance indicators
Customer Base is a group performance indicator that is of importance both to the bwin Group and to bwin AG due to the fact that it reflects demand for specific services.

Customer Base Performance Indicator (in 000)	2008	2007

Number of new active customers (Group total)	1.059	804
Number of active customers (Group total)	2.105	1.660
Number of active customers (sports betting)	1.669	1.317
Number of active customers (casino)	338	241
Number of active customers (poker)	678	509
Number of active customers (games)	291	201

Annual Financial Report ’08

Acquisitions, subsidiaries and associated companies

Details of these can be found in the notes to the financial statements.

Responsibility wins: every game needs rules

In addition to the provision of exciting online gaming, bwin is now, for the first time ever, able to assume a real responsibility for the gaming process due to Web 2.0 technology. Together with research institutes, associations and therapeutic establishments, bwin works out measures to protect gamers and advocates a responsible, secure and reliable gaming framework for online gaming throughout Europe.

Dimensions of responsible gaming

Security for customers

bwin views the exclusion of minors and the privacy of personal data, particularly in terms of payment processing, as essential aspects of customer protection. To this end, bwin imposes registration requirements and implements a data privacy policy that complies with the EU E-Commerce Directive. Moreover, gaming is monitored by independent authorities to ensure fairness and randomness. Fair gaming means making only such promises as can be kept. That is why bwin’s marketing focuses on sport, excitement and entertainment rather than on wealth and luxury. The quality of our customer protection is assured through the audit performed by the independent non-profit organization eCOGRA (e-Commerce Online Gaming Regulation and Assurance).

Protecting against gaming addiction

bwin has been partnering with a pioneer in the field of addiction research, the Division on Addictions (DOA), Cambridge Health Alliance, a teaching affiliate of Harvard Medical School (HMS). HMS the world’s first research institute to conduct a comprehensive study on gaming behaviour during online gaming. The findings are of benefit to the international research community and enhance the development of new customer services and employee training.

Security in the gaming line-up

bwin protects its users, while they are playing, against mistakes such as unintentional bets or wagers. Furthermore, bwin online monitoring helps control bet manipulation and money laundering, with checks conducted by bookmakers guaranteeing further security. To this end, bwin collaborates with ESSA (European Sports and Security Association) and EGBA (European Gaming and Betting Association).

EGBA and ESSA were co-founded by bwin as non-profit organizations. EGBA (www.egba.eu) advocates a responsible, secure and reliable framework for licensed online-gaming providers throughout Europe, in order to create the same competitive conditions for everyone. For the purpose of giving consumers freedom of choice within a regulated online gaming market, binding rules have been established, and compliance with these rules is verified annually.

ESSA (www.eu-ssa.org) pursues the objective of fair play. It has implemented an early warning system using networked databases to enable immediate responses to unusual betting patterns and to report them immediately to sports organizations such as FIFA, UEFA or EPFL. This ensures a fair betting line-up for customers.

Annual Financial Report ’08

A unique cooperation:
DOA of Harvard Medical School and bwin

The Division on Addictions, Cambridge Health Alliance, a teaching affiliate of Harvard Medical School, has been conducting studies in cooperation with bwin since 2005, examining gaming behaviour in sports betting, casino, poker, and other games on the Internet. This one-of-a-kind cooperation with an institution that has gained international recognition in addiction research over three decades has resulted in pioneering empirical studies: never before has a research institution continuously examined over 40,000 anonymous data records in connection with online gaming behaviour. This has further confirmed the essential advantage of online gaming: the internet can trace each step taken by the customer.

Scientific analysis and the results have led to a paradigm shift in addiction research, which now observes actual gaming behaviour rather than trusting in the self-perception of users themselves. The findings show that online gaming creates no greater risks of problems and addiction than offline gaming does. In sports betting, representative studies indicate that the risks are the same, about 1%, in both online and offline gaming.

The unique character of the research is described as follows by Howard J. Shaffer, Ph.D. and Associate Professor at Harvard Medical School, Director, Division on Addictions, The Cambridge Health Alliance, a teaching affiliate of Harvard Medical School:

“A matter of fact is that the vast majority of people according to recent surveys want to gamble and they would like to gamble online and in a democratic society that values liberty. Most people think they should have the opportunity to gamble. The very first thing we have learned is that the overwhelming majority of gamblers gamble online in a very moderate and mild way.”

Significant initiatives in financial year 2008

Against the background of past results and successes of the partnership between bwin and the DOA, in November 2008 this project was extended by a further five years. The international scientific community in the field of gaming behaviour research will also benefit from this collaboration: for the first time ever, the Transparency Project (www.thetransparencyproject.org), a cooperation between bwin and the DOA, offers researchers free access to privately financed online gaming data.

bwin underscored its position as a responsible provider of online gaming at the first Responsible Gaming Day held by the EGBA in the European Parliament in Brussels. At this event, bwin and other market makers appealed to the EU for greater cooperation in order to ensure a secure and protected online gaming environment.

The EMERGE staff training programme was presented in the autumn of 2008 in cooperation with Harvard Medical School’s Division on Addictions. This tool ensures that bwin is the only online gaming company in which every employee knows about addiction and its causes, and is able to incorporate this knowledge in his or her work - whether this be in product development, marketing, or customer communication. Thanks to EMERGE, bwin is proud to have been the first online gaming company to be in a position to offer comprehensive, intradepartmental training and information in the field of gaming addiction prevention.

Annual Financial Report ’08

Employees

Professional human resources development and the recruitment of experts in online gaming and the IT sector have always been key factors behind the business success of bwin.

The purposeful development of human resources in 2007 was continued on into 2008, though the first two quarters of 2008 were characterized by an extremely competitive labour market.

A comprehensive employee survey was carried out in 2008 with a view to ensuring the continued effective development of staff with due consideration for corporate and department objectives. An analysis based on questionnaires developed specifically for departments and the resulting workshops arranged by well-known consultants showed up strengths and areas for improvement. The measures derived from these analyses were successively implemented.

Further activities – such as executive training sessions and talent management – were initiated in the light of the cost-reduction programme rolled out in the fourth quarter of 2008.

Due to the further development of core products in the sports betting and poker sectors, the number of employees rose from 518 at the end of 2007 to 688 as of the reporting date of 31 December 2008.

For further information on the Employee Stock Option Plan, please see the relevant information in the notes to the financial statements. bwin does not have a company pension scheme.

Miscellaneous

Apart from the development of software already described in the section on business development above, the Company does not carry out any research and development as construed by § 243, para. 3 of the Commercial Code, neither does it have any branch offices. There is no separate report on environmental issues due to the lack of relevant material.

Annual Financial Report ’08

Information in accordance with § 243a of the Austrian Commercial Code

1. The share capital of bwin AG as of 31 December 2008 comprised 32,730,718 ordinary shares which are all traded on the Vienna Stock Exchange.

2. All shares have the same rights and obligations. The Executive Board of bwin AG is not aware of any agreements between shareholders regarding limitations on voting rights or the assignment of shares.

3. The majority of the shares are in free float. According to information provided by the Company, there are no shareholders directly or indirectly owning share-holdings of 10% or more.

4. There are no shares with special control rights.

5. All employees who are also shareholders of the Company exercise their voting rights personally.

6. There are no requirements resulting directly from the law regarding the appointment and dismissal of members of the Executive Board and the Supervisory Board, or concerning the amendment of the Company’s Articles of Association.

7. For further information on the authorization of the Executive Board of the Company to issue or buy back shares, please refer to the sections on contingent capital, authorized capital and purchase of treasury shares in the notes to the financial statements.

8. The Company has not entered into any agreements containing stipulations based on the provisions of § 243a para. 8 of the Commercial Code.

9. However, in the event of a public offer (§ 1, para. 1 of the Takeovers Act) or a mandatory offer (§§ 22 et seq. of the Takeovers Act), the Executive Board contracts in effect from 1 January 2008 specify that Executive Board members shall be entitled to terminate their contracts with immediate effect. In this case, the Executive Board member will receive full remuneration for the remaining contract term (until 31 December 2012). Under the provisions of the performance-based options granted to Executive Board members, it is stipulated that these will become non-forfeitable in the event of a public offer (§ 1, para. 1 of the Takeovers Act) or in the case of a mandatory offer (§§ 22 et seq. of the Takeovers Act). In this event, the member of the Executive Board will also be entitled to choose (making such choice known within three months of the announcement of the offer) to receive all or part of the options in cash.

Annual Financial Report ’08

Risk report

General risks

Apart from the risks specific to online gaming, legal and regulatory risks, the most significant risks to which bwin is exposed are those of a general entrepreneurial nature. Managing the risks specific to online gaming in general, and betting risks in particular, is a part of bwin’s day-to-day operations.

Although providing poker and casino products entails comparatively little risk, quoting fair market odds for sporting events means bwin not only has to employ highly qualified staff, but also to implement appropriate processes and software solutions, most of them fully automated. Amongst the measures designed to minimize the risks associated with betting operations are the registration of customers complete with name, address and date of birth, compulsory identification on first payout, and payment of winnings only by bank transfer or through internationally recognized payment agents, and finally the exclusion of any sportsmen, managers, referees, etc. directly involved in a sporting event from betting on it.

Other risks associated with gaming operations such as betting fraud (e.g. by syndicates), credit card fraud and money laundering are reduced to a minimum under the watchful eye of the Company’s Financial Services and Security departments.

Operational risks

Operational risk is defined as the potential occurrence of losses due to unforeseeable events, interruption of business, inadequate controls or failure of controls or systems associated with staff, customer relations or technology, business assets, with other third parties or government agencies, or with project and other risks.

Financial instruments

The portfolio of financial instruments can be seen on the balance sheet. Apart from the granting of share options, bwin does not use financial instruments for any financial transactions. The fair value of these financial instruments generally corresponds to their book value. The Company’s financial assets and liabilities are subject to credit risks, market risks (interest and exchange rate risks) and liquidity risks.

Credit risks are the risks of financial losses if a customer or contracting partner fails to fulfil his or her contractual obligations. The maximum amount of credit risk is derived from the book value of the respective balance sheet item. Additional credit risks result from the assumption of liabilities as detailed in the notes to the financial statements.

Market risk is defined as the risk that any changes in market prices that may result from changes in foreign exchange rates and interest rates will have an impact on the revenues of bwin or on the value of the financial instruments held by the Company. The risk management practised by bwin is aimed at monitoring and controlling these risks.

Liquidity risk is the risk that the Company may be unable to meet its financial obligations on the due date, or be unable to realize its investments. The purpose of bwin’s risk management is to create sufficient liquidity to enable the Group to meet its liabilities as they become due under both normal and difficult conditions. The liquidity risk is assessed as low due to the fact that the Company has sufficient liquidity.

Annual Financial Report ’08

Regulatory risks and legislative developments

The bwin Group currently operates in more than 25 countries, serving customers around the globe via gaming platforms like www.bwin.com and www.pokerroom.com. The operational business of the bwin Group is carried out largely on the basis of Gibraltarian sports betting and casino licences. In addition to this, the companies of the bwin Group also hold other licences in Europe and beyond. However, the Company still faces significant legal and legislative risks due to the fact that many countries still lack a clear legal framework for online gaming, and in many instances market access by private providers is restricted in order to protect state monopolies.

Business risks

General business risks are taken to mean a degree of uncertainty about the way business will develop due to changing circumstances such as the market environment, customer behaviour and technological progress.

Principles of risk management

The heads of the various departments of the company are responsible for ensuring that employees observe guidelines, licence limits and regulations. For example, predefined approval procedures and controls must be observed when making investments of a certain size. The fundamentals of any internal control system include the general principles of risk prevention, such as the separation of functions and the “four eyes” principle for important procedures.

A wide variety of highly sophisticated, often automated software systems may also be employed to ensure effective risk management. These facilitate the systematic analysis of all business processes with respect to the anticipated outcome, and quantify all the risks associated with them. Trends are recognized at an early stage, and are incorporated in the decision-making process in real time in the form of strategic decisions.

Management information system

In this context, bwin’s CIS (Central Information System) management information system not only provides relevant information for decision-making to all management levels within the Company depending on their authorization, but also represents an efficient tool for risk management based on real-time data.

Significant events after the reporting date
There were no significant events after the reporting date that must be reported here.

Annual Financial Report ’08

Outlook

bwin has underpinned its positioning as a “house of games” in recent years by investing in improving the technology and content of its core products of sports betting and poker. These include, in particular, the new P5 poker platform and numerous innovations in the live betting sector. Over and above this, bwin has also established the conditions for a horizontal product expansion in the field of payment handling through its subsidiaries CQR Payment Solutions GmbH and Vincento Payment Solutions Ltd. In this context, in the year under review bwin concluded preparations for the issue of a prepaid card, a unique service in the gaming industry, and also prepared the ground internally to be able to handle payment transactions for third parties. The latest technologies are also employed in customer and CRM service, as well as in the field of security.

In view of the very different gaming policies still pursued by the individual member states of the European Union, bwin is exceptionally well positioned, thanks to the modular structure of its platforms, to react quickly and flexibly to a wide range of legal scenarios. In combination with a strong brand, bwin is therefore ideally placed to exploit the considerable growth potential of the online gaming market.

After a phase of intensive investment activity, 2009 will be characterized by consolidation, which should lead to a significant improvement in the Company’s results. In this context, bwin embarked on a cost-efficiency programme during the year under review.

Vienna, 23 March 2009

Manfred Bodner	Norbert Teufelberger

Annual Financial Report ’08

Disclaimer
This management report contains statements relating to the future that were made on the basis of the current situation at the time of going to press. Although the Executive Board assumes that its forecasts are accurate, in the fast-moving online gaming business it is impossible to guarantee that these expectations will be realized. However, as in the past, the Company aims to make all essential information available to its shareholders immediately and without restriction.

Annual Financial Report ’08

Balance sheet as of 31 December 2008 - Assets

		31.12.2008		31.12.2007

		In EUR		In EUR

Assets

A. Fixed assets

I. Intangible assets

1. Software, other rights and licenses	13,177,743.83			34,334,694.42

2. Prepayments	0.00			348,418.27

		13,177,743.83		34,683,112.69

II. Property and equipment

1. Leasehold improvements	1,287,685.34			1,336,233.07

2. Other plant, operating and office equipment	11,727,848.04			10,825,382.72

3. Prepayments and assets under construction	50,000.00			40,751.15

		13,065,533.38		12,202,366.94

III. Financial assets

1. Investments in affiliated companies	68,546,781.16			89,368,732.02

2. Loans to affiliated companies	0.00			0.00

3. Investments in associated companies	4,238,582.75			4,987,036.47

4. Loans to associated companies	3,330,048.42			0.00

		76,115,412.33		94,355,768.49

			102,358,689.54	141,241,248.12

B. Current assets

I. Inventories

1. Merchandise	694,829.41			375,769.26

2. Prepayments	0.00			295,234.40

		694,829.41		671,003.66

II. Receivables and other assets

1. Trade accounts receivable	3,714,156.20			4,619,483.98

2. Accounts receivable from affiliated companies	5,825,567.36			5,248,214.35

3. Accounts receivable from associated companies	208,359.55			4,324,209.77

4. Other receivables and assets	15,353,418.57			15,249,135.12

		25,101,501.68		29,441,043.22

III. Marketable securities and treasury shares		25,880,927.73		25,279,856.94

IV. Cash on hand and in banks		44,953,274.83		39,108,352.18

			96,630,533.65	94,500,256.00

C. Prepaid expenses			5,825,300.87	3,650,529.38

Total Assets			204,814,524.06	239,392,033.50

Rights of reimbursement			3,600,000.00	0.00

Annual Financial Report ’08

Balance sheet as of 31 December 2008 - Liabilities and shareholders’ equity

		31.12.2008		31.12.2007

		In EUR		In EUR

Liabilities and shareholders’ equity

A. Shareholders’ equity

I. Share capital		32,730,718.00		32,684,778.00

II. Additional paid-in capital

1. Appropriated	68,549,835.96			525,471,644.21

2. Unappropriated	0.00			342,286.24

3. Reserve for treasury shares	239,120.24			239,120.24

		68,788,956.20		526,053,050.69

III. Reserve for share options		41,276,062.65		24,103,659.57

IV. Cumulative net gain/loss		0.00		-434,956,126.45

thereof loss carry-forward EUR -434,956,126.45 prior year: EUR -493,917,685.96

			142,795,736.85	147,885,361.81

B. Provisions

1. Provision for severance payments		322,429.09		281,730.79

2. Provision for income taxes		1,434,594.91		1,045,279.85

3. Other provisions		9,823,133.96		9,880,444.73

			11,580,157.96	11,207,455.37

C. Liabilities

1. Trade accounts payable		8,011,246.30		10,427,260.60

2. Accounts payable to affiliated companies		25,388,602.55		30,511,645.69

3. Other liabilities		14,449,386.49		37,442,684.72

thereof from taxes		36,460.09		0.00

thereof from social security		2,055.05		1,340.69

			47,849,235.34	78,381,591.01

D. Deferred Income			2,589,393.91	1,917,625.31

Total Liabilities and Shareholders’ Equity			204,814,524.06	239,392,033.50

Contingent liabilities			43,454,388.95	56,977,058.97

Annual Financial Report ’08

Income statement for the period ending 31 December 2008

	2008		2007

	In EUR	In EUR	In EUR

1. Revenues		151,217,850.34	133,060,947.14

2. Other operating income

a) Income from the reversal of provisions	2,988,142.79		357,077.82

b) Other	32,537,045.04		31,638,580.49

		35,525,187.83	31,995,658.31

3. Cost of materials and other services rendered

a) Cost of materials	-361,558.90		-66,554.66

b) Cost of services rendered	-22,348,065.54		-17,139,401.26

		-22,709,624.44	-17,205,955.92

4. Personnel expenses

a) Salaries	-31,994,809.72		-24,436,186.43

b) Expenses for severance payments and contributions to employee benefit funds (Mitarbeitervorsorgekassen)	-489,717.79		-315,579.56

c) Expenses for statutory social security and payroll related taxes and contributions	-8,234,165.85		-6,022,388.34

d) Other social benefits	-983,417.32		-660,845.58

e) Expense for share-based payments	-2,476,488.17		-6,962,853.94

		-44,178,598.85	-38,397,853.85

5. Depreciation and amortization of intangible assets, property and equipment		-31,055,990.89	-29,494,089.65

6. Other operating expenses

a) Other taxes	-454,978.13		-268,979.52

b) Other	-82,807,963.04		-83,031,895.84

		-83,262,941.17	-83,300,875.36

7. Subtotal from line 1 to 6 (EBIT)		5,535,882.82	-3,342,169.33

8. Income from investments in affiliated and associated companies		5,421,084.92	1,502,412.21

thereof from affiliated companies EUR 1,332,565.05; prior year: EUR 14,120.79

9. Income from other non-current loans		263,457.65	62,153.47

thereof from affiliated companies EUR 96,862.56; prior year: EUR 62,153.47

10. Other interest and similar income		2,217,100.95	4,479,856.22

thereof from affiliated companies EUR 46,342.36; prior year: EUR 0.00

11. Income from the disposal and the reversal of impairment of financial assets and current securities		2,728,552.39	75,101,767.50

12. Expenses for financial assets and short-term securities		-37,363,678.52	-12,568,702.32

a) thereof impairment EUR 37,357,662.88; prior year: EUR 12,568,702.32

b) thereof expenses for affiliated companies EUR 35,008,398.07; prior year: EUR 12,564,902.37

13. Interest and similar expenses		-789,951.42	-5,113,138.94

thereof for affiliated companies EUR 0.00; prior year: EUR 0.00

14. Subtotal from line 8 to 13 (financial result)		-27,523,434.03	63,464,348.14

15. Result on ordinary operations		-21,987,551.21	60,122,178.81

16. Income Taxes		-769,392.91	-1,160,619.31

17. Loss/Profit for the year		-22,756,944.12	58,961,559.50

18. Release of Additional paid-in capital		457,713,070.57	0.00

19. Loss carry-forward		-434,956,126.45	-493,917,685.95

20. Cumulative net gain/loss		0.00	-434,956,126.45

Annual Financial Report ’08

NOTES TO THE FINANCIAL STATEMENTS
AS OF AND FOR THE YEAR ENDED 31 DECEMBER 2008

General information
The financial statements have been prepared in accordance with the regulations of the Austrian Company Code (“Unternehmensgesetzbuch” or “UGB”). The shares of bwin Interactive Entertainment AG (bwin AG or the Company) have been listed on the Viennese Stock Exchange under the security registration code WKN 076755 since 27 March 2000. The Company is a large corporation in accordance with section 221 para. 3 UGB.

The financial statements and the notes have been prepared taking into consideration generally accepted accounting principles and the requirement to present fairly the Company’s assets, financial position and results of operations. The following principles and assumptions have been applied:
- the principle of completeness
- the going concern assumption
- the principle to value assets and liabilities individually on an item-by-item basis
- the principle of prudence by recording revenues and gains only if realized at balance sheet date
All identifiable risks and potential losses which arose in fiscal year 2008 or in a prior period were taken into account. The income statement is presented in the total cost format.

Accounting principles and valuation methods Assets

Fixed assets
Intangible fixed assets as well as tangible fixed assets are carried at cost less amortization and depreciation as well as impairment charges, if any. Impairment charges are recorded in case of decreases in the value of assets, or in cases where the fair value falls below the carrying amount of an asset. Inferior assets are fully depreciated in the year they are purchased. Regular amortization and depreciation is calculated utilizing the straight-line method. For fixed asset additions purchased prior to 1 July, the Company records an annual amortization/depreciation charge, while for fixed asset additions purchased on or after 1 July, the Company records half of the annual amortization/depreciation charge. Amortization and depreciation are based on the following useful lives:

Fixed Assets

	Years	%

Intangible assets

Software	2 - 5	20 - 50

Marketing rights	3	33

Licenses	5	20

Property and equipment

Leasehold improvements	4 - 10	10 - 25

Other operating and office equipment	2 - 10	10 - 50

Financial assets are carried at cost less impairment charges, if any.

Annual Financial Report ’08

Current assets

Inventories
Inventories comprise goods sold through online shops. Inventories are measured at the lower of acquisition or manufacturing cost and fair value. Cost is determined using the FIFO (first in, first out) method. For the purpose of determining fair value, the Company calculates the net realizable value by deducting cost to sell from sales price.

Receivables and other assets
Receivables and other assets are carried at their face value. If individual risks of loss are identified, receivables and other assets are carried atfair value if below the carrying amount.

Marketable securities and treasury shares
Securities and treasury shares are carried at cost or at fair value if lower at the balance sheet date.

Deferred taxes
The Company has elected not to record deferred tax assets pursuant to section 198 UGB para. 10 UGB.

Shareholders equity and liabilities

Provisions
Provisions are recorded taking into account the principle of prudence reflecting all apparent risks identified up to the date of preparation of the financial statements and all liabilities contingent with respect to amount or occurrence.

Employee benefit obligations relating to severance payments are calculated using the Projected Credit Unit (PUC) Method. The Company records the full defined benefit obligation resulting in immediate recognition of all actuarial gains and losses in the income statement.

To reflect current developments, calculations were based on a retirement age of 62 years (previous year: 62) for female and 62 years (previous year: 62) for male employees, unless agreed otherwise in individual employment contracts. The discount rate applied in calculating this provision was 6% (previous year: 5.5%), and the annual rate of salary increase used was 4% (previous year: 4%).

Liabilities
Liabilities are carried at their repayment value.

Foreign currency translation
Receivables denominated in foreign currencies are translated at the lower of the foreign exchange rate at transaction date or the buying rate at the balance sheet date. Liabilities denominated in foreign currencies are translated at the higher of the foreign exchange rate at transaction date or the selling rate at the balance sheet date. Cash in banks and bank loans, respectively, denominated in foreign currencies are translated at the exchange rate at the balance sheet date.

Annual Financial Report ’08

Share-based payments
Starting in 2007, the Company applied the guidance provided in the position paper on accounting for share-based payments for Austrian statutory financial statement purposes (“Die Behandlung anteilsbasierter Vergütungen in UGB Abschlüssen”) issued by the AFRAC (Austrian Financial Reporting and Auditing Committee).

Pursuant to this guidance, the expense equalling the fair value of issued options on equity instruments is accrued rateably over the service period and recognized in personnel expense and other operating expense, respectively. The expense charged for share-based payment is credited to a special reserve (reserve for share options) within equity. For share-based payments granted to executives or other employees of subsidiaries, the fair value of the options is recognized as a capital contribution (additions to investments in affiliated companies) and is also credited to the reserve for share options.

This treatment of share-based payments had the following effects on the assets, financial position and results of operation of the Company in 2008:

Assets, financial position and results of operation of the Company in 2008

In EUR	2008

As of 1 Jan 2008	24,103,659.57

Additions to investments in affiliated companies	11,704,625.66

Personnel expense - non cash	2,476,488.17

Other operating expenses - non cash (expense for share-based payments to members of the Supervisory Board and third parties)	2,991,289.25

Total = Reseve for share options as of 31 December 2008	41,276,062.65

In 2007 the Company recorded the expense related to the options outstanding at balance sheet date thus also recording amounts pertaining to options issued in prior periods.

This treatment of share-based payments had the following effects on the assets, financial position and results of operation of the Company in 2007:

Assets, financial position and results of operation of the Company in 2007

In EUR	2008

As of 1 Jan 2007	0.00

Additions to investments in affiliated companies	14,603,692.88

Personnel expense - non cash	6,962,853.94

Other operating expenses - non cash (expense for share-based payments to members of the Supervisory Board and third parties)	2,537,112.75

Total = Reseve for share options as of 31 December 2007	24,103,659.57

The Company recorded expenses for share-based payments for the members of the Executive Board of bwin AG amounting to EUR 0 in the financial statements of the company, of which EUR 0 relate to prior years, and expenses amounting to EUR 9,035 thousand (prior year: EUR 10,332 thousand) in the financial statements of affiliated companies. In 2008, share-based payments for members of the Supervisory Board amounted to EUR 2,173 thousand (prior year: EUR 1,753 thousand).

Annual Financial Report ’08

Notes to the balance sheet

Assets

Fixed assets

Fixed assets schedule for the year ended 31 December 2008

	Cost of acquisition

EUR 000	As of 1 January 2008	Additions	Disposals	Transfers	As of 31 December 2008

I. Intangible assets

1. Software, other rights and licenses	69,370,543.92	1,666,942.63	-711,230.29	348,418.27	70,674,674.53

2. Prepayments	348,418.27	0.00	0.00	-348,418.27	0.00

Total	69,718,962.19	1,666,942.63	-711,230.29	0.00	70,674,674.53

II. Property and equipment

1. Leasehold improvements	1,837,178.24	403,298.48	0.00	0.00	2,240,476.72

2. Other operating and office equipment	22,236,831.05	8,338,252.30	-1,006,401.57	40,751.15	29,609,432.93

3. Prepayments and assets under construction	40,751.15	50,000.00	0.00	-40,751.15	50,000.00

Total	24,114,760.44	8,791,550.78	-1,006,401.57	0.00	31,899,909.65

III. Financial assets

1. Investments in affiliated companies	474,212,365.30	14,180,431.57	-2,724,752.44	0.00	485,668,044.43

2. Loans to affiliated companies	945,000.00	0.00	0.00	0.00	945,000.00

3. Investments in associated companies	4,987,036.47	589,149.20	0.00	0.00	5,576,185.67

4. Loans to associated companies	0.00	4,144,996.79	0.00	0.00	4,144,996.79

Total	480,144,401.77	18,914,577.56	-2,724,752.44	0.00	496,334,226.89

Total	573,978,124.40	29,373,070.97	-4,442,384.30	0.00	598,908,811.07

Annual Financial Report ’08

Fixed assets schedule for the year ended 31 December 2008

	Accumulated depreciation

EUR 000	As of 01.01.2008	Additions	Disposals	Transfers	As of 31.12.2008

I. Intangible assets

1. Software, other rights and licenses	35,035,849.50	-711,230.29	23,172,311.49	0.00	57,496,930.70

2. Prepayments	0.00	0.00	0.00	0.00	0.00

Total	35,035,849.50	-711,230.29	23,172,311.49	0.00	57,496,930.70

II. Property and equipment

1. Leasehold improvements	500,945.17	0.00	451,846.21	0.00	952,791.38

2. Other operating and office equipment	11,411,448.33	-961,696.63	7,431,833.19	0.00	17,881,584.89

3. Prepayments and assets under construction	0.00	0.00	0.00	0.00	0.00

Total	11,912,393.50	-961,696.63	7,883,679.40	0.00	18,834,376.27

III. Financial assets

1. Investments in affiliated companies	384,843,633.28	0.00	35,002,382.43	-2,724,752.44	417,121,263.27

2. Loans to affiliated companies	945,000.00	0.00	0.00	0.00	945,000.00

3. Investments in associated companies	0.00	0.00	1,337,602.92	0.00	1,337,602.92

4. Loans to associated companies	0.00	0.00	814,948.37	0.00	814,948.37

Total	385,788,633.28	0.00	37,154,933.72	-2,724,752.44	420,218,814.56

Total	432,736,876.28	-1,672,926.92	68,210,924.61	-2,724,752.44	496,550,121.53

Fixed assets schedule for the year ended 31 December 2008

	Carrying amount

EUR 000	As of 31.12.2008	As of 31.12.2007	Depreciation in 2008	Reversal in 2008

I. Intangible assets

1. Software, other rights and licenses	13,177,743.83	34,334,694.42	23,000,514.61	0.00

2. Prepayments	0.00	348,418.27	0.00	0.00

Total	13,177,743.83	34,683,112.69	23,172,311.49	0.00

II. Property and equipment

1. Leasehold improvements	1,287,685.34	1,336,233.07	451,846.21	0.00

2. Other operating and office equipment	11,727,848.04	10,825,382.72	7,431,833.19	0.00

3. Prepayments and assets under construction	50,000.00	40,751.15	0.00	0.00

Total	13,065,533.38	12,202,366.94	7,883,679.40	0.00

III. Financial assets

1. Investments in affiliated companies	68,546,781.16	89,368,732.02	35,002,382.43	2,724,752.44

2. Loans to affiliated companies	0.00	0.00	0.00	0.00

3. Investments in associated companies	4,238,582.75	4,987,036.47	1,337,602.92	0.00

4. Loans to associated companies	3,330,048.42	0.00	814,948.37	0.00

Total	76,115,412.33	94,355,768.49	37,154,933.72	2,724,752.44

Total	102,358,689.54	141,241,248.12	68,210,924.61	2,724,752.44

Annual Financial Report ’08

In 2006, bwin acquired rights to the international marketing of the first and second German Soccer Leagues from DFL Deutsche Fussball Liga GmbH in the amount of EUR 58,048 thousand for the seasons 2006/2007 up to and including 2008/2009. These marketing rights will be amortized over their estimated useful life of three years. Marketing of the rights is effected mainly through agreements with international sublicensees, mostly TV-stations. These marketing rights are not transferable to third parties.

Financial assets

Schedule of investments in affiliated and associated companies

Schedule of investments in affiliated and associated companies as of 31 December 2008

Investments in affiliated companies	Reporting date	Offices registered in		Share In %	Profit/loss for the year In EUR 000	Sharehold- ers’ equity In EUR 000

1. WEBSPORTS ENTERTAINMENT Marketing Services GmbH	31.12.2008	Austria	Vienna	100%	0	77

2. bwin International Ltd.	31.12.2008	Gibraltar	Gibraltar	100%	12,790	23,930

3. CQR Payment Solutions GmbH	31.12.2008	Austria	Vienna	100%	-47	351

4. bwin Italia S.R.L.	31.12.2008	Italy	Rome	100%	1,808	1,820

5. BWIN Mexico S.A. de C.V.	31.12.2008	Mexico	Mexico City	80%	-4,133	-8,836

6. DoubleM Media GmbH (in Liquidation)	31.12.2008	Germany	Freiburg	100%	-3	236

7. Ongame Network Ltd.	31.12.2008	Gibraltar	Gibraltar	100%	-14,222	-16,810

8. bwin Games AB	31.12.2008	Sweden	Stockholm	100%	-866	12,192

9. BWIN ARGENTINA SA	31.12.2008	Argentina	Posadas	99%	-1,494	-843

10. TC Invest AG	31.12.2008	Austria	Vienna	100%	-83	2,949

11. bwin Marketing Services S.R.L.	31.12.2008	Italy	Milan	100%	50	128

12. INFIELD - SERVIÇOS DE CONSULTORIA E MARKETING, UNIPESSOAL LDA	31.12.2008	Portugal	Lisbon	100%	45	154

13. BWIN INTERACTIVE MARKETING ESPAÑA, S.L. (vormals PAMEROL S.L.)	31.12.2008	Spain	Madrid	100%	24	40

14. bwin (Beijing) Management and Consulting Co., Ltd.	31.12.2008	China	Beijing	100%	-747	82

15. bwin Interactive Marketing UK Ltd.	31.12.2008	UK	London	100%	-36	-31

16. Drachenfelssee 421. V V GmbH	31.12.2008	Germany	Bonn	100%	0	25

17. BWIN INTERACTIVE ENTERTAINMENT SA (PTY) LTD.	31.12.2008	South Africa	Caledon	75%	-1	-1

Schedule of investments in affiliated and associated companies as of 31 December 2008

Investments in associated companies	Reporting date	Offices registered in		Share In %	Profit/loss for the year In EUR 000	Sharehold- ers’ equity In EUR 000

1. bwin e.K.	31.12.2008	Germany	Neugersdorf	50%

Total					4,689	4,272

thereof bwin Interactive Entertainment AG					4,089

2. Betbull Holding SE (vormals Betbull Plc)	31.12.2007	UK	London	20%	-1,912	28,081

3. BETBULL BWIN ESPAÑA, S.A.	31.12.2008	Spain	Madrid	49%	-1,788	-1,783

4. BWİN BAHİS VE ŞANS OYUNLARI SANAYİ VE ŞTİCARET LİMİTED IRKETI (in Liquidation)	31.12.2008	Turkey	Ankara	49%	-2	3

5. BBE INTERACTIVE PREMISES, S. L. (in Liquidation)	31.12.2008	Spain	Madrid	49%	-1	3

Annual Financial Report ’08

Of the total additions, an amount of EUR 11,705 thousand (prior year: EUR 14,604 thousand) relates to share-based payments to members of the Executive and Supervisory Boards and employees of subsidiaries.

Investments in associated companies
Since May 2002, bwin AG has been an atypical silent partner with a 50% interest in bwin e.K., Neugersdorf, Germany. Being the owner of the domain www.bwin.de, Dr. Pfennigwerth operates the business of bwin e.K. under the terms of a German business licence.

After the purchase of additional shares for EUR 587 thousand in 2008, bwin AG holds a 19.7% interest in Betbull Holding SE (formerly Betbull plc.) at acquisition cost totalling EUR 3,244 thousand.

In 2007, the Company and Betbull Holding SE jointly founded BETBULL BWIN ESPAÑA, S.A. to pursue a retail pilot project. The Company holds a 49% share in BETBULL BWIN ESPAÑA; acquisition costs amounted to EUR 29 thousand. In 2008, the Company recognized impairment charges of EUR 29 thousand (prior year: EUR 0 thousand).

In 2007, the Company acquired an interest in BWİN BAHİS VE ŞANS OYUNLARI SANAYİ VE TİCARET LİMİTED ŞIRKETI, Ankara, which is in liquidation as of the reporting date.

In 2008, the Company acquired shares in BBE INTERACTIVE PREMISES, S. L, which is in liquidation as of the reporting date.

Investments in affiliated companies
Of the total additions, an amount of EUR 11,705 thousand (prior year: EUR 14,604 thousand) relates to share-based payments to members of the Executive and Supervisory Boards and employees of subsidiaries.

On 24 November 2006, bwin AG and its wholly owned subsidiary bwin International Ltd. jointly founded BWIN ARGENTINA SA, Argentina. In 2008 and 2007 bwin AG effected several capital increases. Total acquisition costs amounted to EUR 1,827 thousand. In 2008, the Company recognized impairment charges amounting to EUR 1,066 thousand (prior year: EUR 761 thousand).

In 2007, bwin (Beijing) Management and Consulting Co., Ltd. and TC Invest AG were founded. In 2008, the Company granted a contribution of EUR 1,959 thousand to TC Invest AG; total costs therefore amount to EUR 3,052 thousand as of the reporting date. The acquisition cost of bwin (Beijing) Management and Consulting Co., Ltd. amounts to EUR 1,470 thousand. The Company recorded an impairment to this investment of EUR 1,470 thousand (prior year: EUR 0 thousand) in 2008.

In 2007, the Company acquired bwin Interactive Marketing España S.L. (formerly PAMEROL, S.L.), bwin Marketing Services S.R.L. as well as INFIELD - SERVIÇOS DE CONSULTORIA E MARKETING, UNIPESSOAL LDA and Vincento Payment Solutions Ltd. (acquired from the wholly owned subsidiary TC Invest AG). In substance the investments were acquired at their nominal value. Additionally, starting in 2007, the Company holds an interest in Drachenfelssee 421. VV GmbH. The investment is held for the Company by a trustee.

bwin Interactive Marketing UK was established in 2008.

Annual Financial Report ’08

The Company recorded an impairment charge to its investment in BWIN Mexico S.A. de C.V. of EUR 130 thousand, thus writing down the carrying amount to zero.

Acquisition of the Ongame Group in 2006
On 1 January 2006 bwin acquired 100% of the shares in the Ongame Group (now bwin Games AB). The consideration paid for these shares amounted to EUR 512.74 million (based on an agreed conversion rate from EUR to USD of 1.1907 and the share price for bwin shares of EUR 65.19 per share, which represented the basis for the capital increase). The purchase price was calculated using a contractually agreed multiplier of 5.37 times the gross gaming revenues reported by Ongame for financial year 2005 less customer bonuses of EUR 95.48 million.

Subsequently, bwin Games AG sold the interest in its wholly owned subsidiary Safepay Internacional S.R.L. to Ongame Network Ltd., which had been acquired in 2006. In the financial statements, the transaction was accounted for as a contribution (in kind) based on estimated fair values.

Subsequent to the passing of the Unlawful Internet Gambling and Enforcement Act 2006, the companies impacted by the Act decided to cease real-money activities in the US market. Since the value of the investments in bwin Games AB and Ongame Network Ltd. to a high degree depended on customers in the US market, the Company recognized impairment charges for bwin Games AB amounting to EUR 176.40 million and for Ongame Network Ltd. amounting to EUR 267.82 million due to the change in market situation in the US.

Developments in 2007
In 2007, the Company recorded additional impairment charges of EUR 8,585 thousand for these investments.

In 2007, bwin entered into negotiations with the former owners of bwin Games AB, who had sold 96.3% of the shares. Under a contractual agreement dated 8 November 2007, this group of sellers agreed to waive the unpaid part of the purchase price still due to them, representing the outstanding contingent purchase price liability plus interest. At the same time, bwin agreed to waive the existing counterclaim of bwin Games AB.

Following this agreement, the acquisition cost and accumulated amortization related to the subsidiaries, for which impairment charges had been recognized in 2006, were adjusted accordingly in financial year 2007 and the waived part of the contingent purchase price liability (amounting to EUR 77,517 thousand including accrued interest of EUR 3,446 thousand) and the counterclaim (amounting to EUR 3,045 thousand) were derecognized through profit and loss.

Should bwin (or one of its group companies) reenter the US market, the sellers who waived their share of the outstanding liability have been assured that they will receive a certain share of the net gaming revenues from this business for a period of up to five years. However, this payment will be limited to an amount of EUR 79,944 thousand, equivalent to the waived contingent purchase price liability plus accrued interest. In any event, this assurance will lapse on 31 December 2020. At the present time it is neither likely nor foreseeable that bwin will again be able to enter the US market, therefore the newly agreed contingent purchase price obligation was not recorded in the financial statements as of 31 December, 2007.

Annual Financial Report ’08

Developments in 2008
In 2008, the Company recorded additional impairment charges of EUR 32,336 thousand for these investments.

In 2008, the Company also concluded a contractual agreement with the rest of the former owners of bwin Games AB. Under this contractual agreement, these former owners of bwin Games AB agreed to waive the outstanding contingent purchase price liability plus interest at the same terms as the other group of former owners. This resulted in a gain from reversal of impairment amounting to EUR 2,725 thousand and interest income of EUR 132 thousand in 2008.

Since it is still neither likely nor foreseeable that bwin will re-enter the US market, the renegotiated contingent purchase price obligation was not recorded in the financial statements as of December 31, 2008.

Loans to affiliated and associated companies
In connection with the shareholder agreement, bwin AG commited, in a loan agreement, to grant BWIN Mexico S.A. de C.V. a subordinated shareholder loan amounting to USD 1,250 thousand (EUR 945 thousand) in 2006. The loan is non-interest bearing for the first 12 months and, after this period, bears an interest rate of 200 basis points above the US prime rate. The shareholder loan is repayable in five annual installments. In 2007, the Company recorded an allowance for this loan equivalent to its carrying amount.

In the course of establishing BETBULL BWIN ESPAÑA, S.A, bwin subscribed to interest-bearing convertible bonds of Betbull Holding SE in an amount of EUR 2,500 thousand. The convertible bonds entitle bwin to receive shares in Betbull Holding SE instead of repayment in the case of issue. The Company also granted an interest-bearing loan to BETBULL BWIN ESPAÑA, S.A amounting to EUR 1,495 thousand. The Company recorded bad debt expense for this loan of EUR 815 thousand in 2008.

Based on cost of acquisition, an amount of EUR 528 thousand (prior year: EUR 189 thousand) is due within one year, an amount of EUR 4,562 thousand (prior year: EUR 0 thousand) is due after one year but before five years, and an amount of EUR 0 thousand (prior year: EUR 0 thousand) is due after five years.

Current assets
Trade accounts receivable

Trade accounts receivable

In EUR	31.12.2008	31.12.2007

Accounts receivable from marketing the rights to the German Soccer League	3,699,760.40	4,559,474.40

Other trade accounts receivable	14,395.80	60,009.58

Total	3,714,156.20	4,619,483.98

As of 31 December 2008 and 2007, all trade accounts receivable have maturities of less than one year.

Annual Financial Report ’08

Accounts receivable from affiliated companies

Accounts receivable from affiliated companies

In EUR	31.12.2008	31.12.2007

BWIN Mexico S.A. de C.V.	0.00	1,594,752.58

bwin Italia S.R.L.	896,885.47	0.00

TC Invest AG	547,739.10	502,483.99

Vincento Payment Solutions Ltd.	0.00	522,980.63

bwin Marketing Services S.R.L.	191,642.36	170,000.00

WEBSPORTS ENTERTAINMENT Marketing Services GmbH	2,280,270.45	459,499.40

BWIN ARGENTINA SA	0.00	170,154.00

CQR Payment Solutions GmbH	1,894,029.98	1,295,068.34

Ongame Network Ltd.	0.00	203,338.86

bwin (Beijing) Management and Consulting Co., Ltd.	0.00	328,273.35

BWIN INTERACTIVE MARKETING ESPAÑA S.L. (vormals PAMEROL, S.L.)	0.00	1,663.20

BWIN INTERACTIVE ENTERTAINMENT SA (PTY) LTD.	15,000.00	0.00

Total	5,825,567.36	5,248,214.35

of which trade accounts receivable	3,079,811.04	703,429.41

of which other receivables	2,745,756.32	4,544,784.94

Receivables from BWIN Mexico S.A. de C.V., bwin (Beijing) Management and Consulting Co., Ltd. and BWIN ARGENTINA SA were written off entirely in 2008.

Accounts receivable from affiliated companies have the following maturities:

Accounts receivable from affiliated companies

In EUR	31.12.2008	31.12.2007

up to one year	5,735,567.36	5,248,214.35

one to five years	90,000.00	0.00

Total	5,825,567.36	5,248,214.35

Accounts receivable from associated companies

Accounts receivable from associated companies

In EUR	31.12.2008	31.12.2007

bwin e.K.	208,359.55	4,079,208.07

BETBULL BWIN ESPAÑA, S.A.	0.00	245,001.70

Summe	208,359.55	4,324,209.77

of which trade accounts receivable	208,359.55	4,079,208.07

of which other receivables	0.00	245,001.70

Annual Financial Report ’08

Accounts receivable from associated companies have the following maturities:

Accounts receivable from associated companies

In EUR	31.12.2008	31.12.2007

up to one year	208,359.55	4,079,208.07

one to five years	0.00	245,001.70

Total	208,359.55	4,324,209.77

Other receivables and assets

Other receivables and assets

In EUR	31.12.2008	31.12.2007

Payment processing clearing accounts	5,317,041.02	5,368,076.48

Commissions resulting from the sublicensing of the German Soccer League	7,441,134.53	4,634,511.64

Receivables from tax authorities	1,455,190.18	4,227,679.18

Other	1,140,052.84	1,018,867.82

Total	15,353,418.57	15,249,135.12

As of 31 December 2008 and 2007, all other receivables have maturities of less than one year. Due to existing contractual obligations, two Executive Board members were each reimbursed for the bail imposed by a court in 2006 in the amount of EUR 300 thousand. Against the background of pending legal proceedings, the Company reports an amount of EUR 600 thousand as other receivables as of 31 December 2008 and 2007.

As of 31 December 2008 and 2007, other receivables do not include any significant accruals.

Marketable securities and treasury shares

Marketable securities and treasury shares

In EUR	31.12.2008	31.12.2007

Short-term marketable securities	25,641,807.49	25,040,736.70

Treasury shares	239,120.24	239,120.24

Total	25,880,927.73	25,279,856.94

The total of treasury shares held by the Company as of 31 December 2008 amounted to 153,586 (prior year: 153,586), representing 0.5% of the total share capital. Treasury shares are recorded at cost. The reserve for treasury shares corresponds to the carrying amount of the shares.

Annual Financial Report ’08

Purchase of treasury shares
The Annual General Meeting held on 21 May 2008 passed a resolution in accordance with section 65, para. 1, subpara. 8 of the Stock Corporation Act authorizing the Executive Board to buy back up to 10 % of the Company’s shares for a period of 30 months from the date of the resolution at a minimum price of EUR 1 and a maximum price of EUR 150 per share. The proportion of the share capital accounted for by treasury shares is limited to 10%. Furthermore, the Executive Board was also authorized to retire shares or, with the Supervisory Board’s approval up to and including 20 May 2013, to sell shares by means other than on the stock exchange or by public offering, optionally with partial or complete exclusion of shareholders’ subscription rights. The Executive Board was authorized to exercise this authority once or several times, and in its entirety or in parts.

As of 31 December 2008, short-term marketable securities consisted of the following items:

Short-term marketable

	Market value

In EUR	31.12.2008	31.12.2007

Siemens phenomenon	18,364,760.96	19,396,210.96

Siemens rich/liquid	4,867,930.38	5,313,702.02

ESPA Cash EURO	3,199,994.75	3,191,220.25

Axón Capital	800,000.00	0.00

Total	27,232,686.09	27,901,133.23

Short-term marketable securities are measured at cost less impairment charges. In 2008, impairment charges amounting to EUR 203 thousand were recognized (prior year: EUR 4 thousand).

Prepaid expenses
This item represents prepaid expenses relating to services to be rendered in 2009.

Deferred tax assets
Deferred tax assets determined in accordance with section 198 para. 10 UGB of EUR 72,023 thousand (prior year: EUR 80,122 thousand) mainly relate to the impairment charge recorded for bwin Games AB and Ongame Network Ltd. The Company did not recognize the deferred tax assets since it is not probable these assets will be realized within a reasonable time frame.

Annual Financial Report ’08

Liabilities and shareholders’ equity
Shareholders’ equity

Share capital

Share capital

No-par shares	EUR	Shares

Shares registered in the company register	32,684,778	32,684,778

Capital increases from conditional capital, filed with the company register	45,940	45,940

Total share capital	32,730,718	32,730,718

31.12.2008	32,730,718	32,730,718

31.12.2007	32,684,778	32,684,778

As of 31 December, 2008, the Company’s share capital amounting to EUR 32,684,778.00 was registered in the company register, however, the additional capital increase was filed in February 2009. The fact that the capital increases from conditional capital (employee stock options) had not yet been registered as of the reporting date had no effect on the presentation of the capital increases in shareholders’ equity.

Conditional capital
The Extraordinary General Meeting held on 27 January 2006 passed a resolution relating to an increase in the Company’s conditional share capital in accordance with section 159, para. 2, subpara. 3 of the Stock Corporation Act by up to EUR 2,526,730 to service stock options for employees. Taking into account stock options already issued and the capital increase from the Company’s own resources, the total volume of the ESOP as of the reporting date is 4,500,000 options; 166,719 (prior year: 305,819) of which have not yet been granted.

In accordance with a resolution passed by the Company’s Extraordinary General Meeting held on 27 January 2006, the Executive Board was authorized in accordance with section 174 para. 2 of the Stock Corporation Act, and subject to the approval of the Supervisory Board, to issue convertible bonds, which grant the holders subscription and/or conversion rights of up to 4,500,000 shares in the Company. The convertible bonds may be issued in several tranches, and the Executive Board was also authorized to determine all conditions of issue of the bonds, in particular the terms, issue price, interest rate, conversion price, conditions of conversion and anti-dilution provisions. The Executive Board may service these bonds using conditional capital, treasury shares or a combination of conditional capital and treasury shares.

Refer to the note “Options” for further information on the resolutions passed by the Annual General Meeting relating to the issuance of options in respect of the Employee Stock Option Plan (“ESOP”) from conditional capital.

Authorized capital
The Annual General Meeting held on 22 May 2007 authorized the Executive Board for a period ending 21 May 2012 to increase the company’s share capital by a maximum of EUR 16,300,000, in several tranches if necessary, with the Supervisory Board’s approval. This increase was to be effected by issuing up to 16,300,000 non-par value bearer shares for payment in cash or in kind, optionally with partial or complete exclusion of shareholders’

Annual Financial Report ’08

subscription rights. The Executive Board is also authorized to determine, in agreement with the Supervisory Board, the terms of issue if necessary, in particular the issue price, the nature of any non-cash contribution, the nature of the share rights and exclusion of subscription rights as well as the possible issue of the shares by indirect subscription rights. The Supervisory Board is authorized to resolve any amendments to the Articles of Association resulting from the issue of shares from authorized capital.

An amount of EUR 1,686,436 (prior year: EUR 1,686,436) of this authorized capital has been reserved for options already issued.

Additional paid-in capital
Amounts received exceeding the nominal amount of shares issued (share premiums) are recorded in appropriated additional paid-in capital.

Unappropriated additional paid-in capital relates to a shareholder contribution.

For the purpose of recording the reserve for treasury shares, amounts were reallocated from unappropriated additional paid-in capital.

An amount of EUR 457,713 thousand (prior year: EUR 0 thousand) was released into profit in 2008. Without the amount released into profit, bwin AG would have reported cumulative net loss.

Reserve for share options
See note “Accounting principles and valuation methods - share based payments” for information on the reserve for share options, which was recorded in 2007 for the first time.

See note “Options” for more detailed information.

Provisions

Provisions

In EUR	31.12.2008	31.12.2007

Severance payments	322,429.09	281,730.79

Taxes	1,434,594.91	1,045,279.85

Other

Employee-related (benefit) obligations	3,697,016.59	2,892,889.19

Legal, audit and consulting fees	1,463,620.00	2,119,800.00

Provision marketing rights	1,335,000.00	1,275,000.00

Charging of expenses by affiliated companies	900,000.00	1,550,000.00

Marketing	1,645,353.60	1,242,168.00

Other	782,143.77	800,587.54

Total other	9,823,133.96	9,880,444.73

Total	11,580,157.96	11,207,455.37

Annual Financial Report ’08

Liabilities

Trade accounts payable

As of 31 December 2008 and 2007, all trade accounts payable have maturities of less than one year.

Accounts payable to affiliated companies

Accounts payable to affiliated companies

In EUR	31.12.2008	31.12.2007

bwin International Ltd.	25,388,601.47	29,667,111.20

bwin Interactive Marketing UK Ltd.	1.08	0.00

bwin Italia S.R.L.	0.00	844,534.49

Total	25,388,602.55	30,511,645.69

of which trade accounts payable	0.00	0.00

of which other liabilities	25,388,602.55	30,511,645.69

As of 31 December 2008 and 2007, all accounts payable to affiliated companies have maturities of less than one year.

Other liabilities

Other liabilities

In EUR	31.12.2008	31.12.2007

Taxes	36,460.09	0.00

Payment processing clearing accounts	3,392,445.53	3,088,556.24

Liabilities resulting from acquisitions	0.00	2,856,968.57

Liabilities resulting from marketing rights	10,999,029.70	31,427,576.96

Other	21,451.17	69,582.95

Total	14,449,386.49	37,442,684.72

The maturities of other liabilities are as follows:

Other liabilities

In EUR	31.12.2008	31.12.2007

up to one year	14,449,386.49	23,536,686.46

one to five years	0.00	13,905,998.26

Total	14,449,386.49	37,442,684.72

As of 31 December 2008 and 2007, other liabilities do not include any significant accruals.

Annual Financial Report ’08

Deferred income
This item relates to prepayments by German Soccer League sub-licensees amounting to EUR 2,589 thousand (prior year: EUR 1,918 thousand).

Contingent liabilities

In 2008, bwin AG issued letters of comfort to its subsidiaries Ongame Network Ltd. and BWIN Mexico S.A. de C.V., in which it commits to provide sufficient financial funds in order to enable its subsidiaries to fulfill all payment obligations. These commitments are limited to a period of one year. The Company further concluded a service agreement with bwin (Beijing) Management and Consulting Co., Ltd., in which bwin AG commits to bear certain costs, particularly the costs of the properly windung-up of the affiliated company, in case the Company terminates the service agreement. The total contingent obligation resulting from these agreements cannot be estimated reliably as of the reporting date.

As of the reporting date, the Company guarantees cooperation partner liabilities in the amount of EUR 7,504 thousand (prior year: EUR 7,791 thousand) and for subsidiaries in the amount of EUR 29,951 thousand (prior year: EUR 47,789 thousand). bwin AG also made financial commitments up to a maximum amount of EUR 6,500 thousand (prior year: EUR 6,500 thousand) that may become due under various conditions.

The Company has also agreed to bear certain expenses, in particular marketing expenses and general fees, for its cooperation partners. Additionally, the Company has financial obligations due to guarantees resulting from the disposal of the business of DoubleM Media GmbH.

bwin has pledged a total of EUR 6,000 thousand as security for a bank guarantee in respect of the license granted to BETBULL BWIN ESPAGNA S.A. in Madrid, of which an amount of EUR 3,600 thousand relates to Betbull Holding SE, which is secured by a lien on the equity investments of Betbull Holding SE (right of recourse).

Notes to the income statement

Revenues

The Company provided consulting and other services exclusively for affiliated and associated companies. As in 2007, all services were provided in Austria.

The following table provides a breakdown of revenues by service:

Breakdown of revenues by service

In EUR	2008	2007

Revenues from service agreements with affiliated companies	139,559,344.70	122,950,378.54

Revenues from service and cooperation agreements with associated companies	10,520,050.83	8,709,780.73

Other revenues with affiliated companies	1,138,454.81	1,400,787.87

Total	151,217,850.34	133,060,947.14

Annual Financial Report ’08

Other operating income

Other operating income

In EUR	2008	2007

Income from the reversal of provisions	2,988,142.79	357,077.82

Sublicense fees - German Soccer League	29,272,669.59	28,789,660.00

Income from merchandise (webshops)	676,698.96	124,642.37

Charged fees	1,657,923.54	1,506,607.75

Other	929,752.95	1,217,670.37

Total	35,525,187.83	31,995,658.31

Cost of materials and other services rendered
Costs of materials include costs of goods sold in the web shop, which was introduced in 2007.

Costs of services rendered mainly relate to purchased IT services.

Personnel expenses
Expenses for severance payments and contributions to employee benefit funds (Mitarbeitervorsorgekassen)

Expenses for severance payments and contributions to employee benefit funds

In EUR	2008	2007

Members of the Executive Board	0.00	1,039.09

Employees	489,717.79	314,540.47

Total	489,717.79	315,579.56

In 2008, the Company paid EUR 434 thousand (prior year: EUR 301 thousand) to the employee benefit fund (VBV-Mitarbeitervorsorgekasse AG). This amount is included in expenses for severance payments and contributions to employee benefit funds (Mitarbeitervorsorgekassen). An amount of EUR 15 thousand (prior year: EUR 59 thousand) relates to severance payments.

Expenses for share-based payments
See note “Accounting principles and valuation methods - share-based payments”.

Annual Financial Report ’08

Other operating expenses

Other operating expenses

In EUR	2008	2007

Taxes

Company tax	4,949.16	8,326.26

Other	450,028.97	260,653.26

Total taxes	454,978.13	268,979.52

Marketing expenses (including further charged expenses)	30,488,274.69	32,092,788.73

Consulting and audit fees	8,728,438.15	12,707,144.46

Bank charges	5,226,271.33	5,865,689.00

Transportation, travelling and communication expenses	4,656,346.62	3,526,165.10

Lease and rental expense	5,246,386.45	3,811,175.54

Maintenance and cleaning	4,238,045.88	2,436,908.09

Commissions related to the German Soccer League sublicensing	8,277,483.77	9,379,167.65

License fees	2,425,236.39	1,631,258.96

Investor relations	169,758.77	164,647.38

Office expenses	1,529,271.56	930,566.35

Expense for share-based payments	2,991,289.25	2,537,112.75

Foreign exchange losses	847,196.83	454,670.52

Bad debt expense	4,845,980.30	4,781,642.60

Other	3,137,983.05	2,712,958.71

Total operating expenses	82,807,963.04	83,031,895.84

Total	83,262,941.17	83,300,875.36

Of the total expense for share-based payments, EUR 819 thousand (prior year: EUR 784 thousand) relate to third parties and EUR 2,173 thousand (prior year: EUR 1,753 thousand) relate to members of the Supervisory Board. See also notes “Accounting principles and valuation methods - share-based payments” and “Options”.

Income from affiliated and associated companies

This item relates to income from the silent partnership in bwin e.K. amounting to EUR 4,088,519.87 (prior year: EUR 1,488 thousand) and the distribution of profit of bwin Italia S.R.L.amounting to EUR 1,332,565.05 (prior year: EUR 0 thousand). In 2007, this item also included profit transferred from WEBSPORTS ENTERTAINMENT Marketing Services GmbH amounting to EUR 14 thousand (loss in 2008).

Income from non-current loans

Income from long-term loans includes income from loans to affiliated companies amounting to EUR 96,862.56 (prior year: EUR 62 thousand) and income from loans to associated companies amounting to EUR 166,595.09 (prior year: EUR 0 thousand).

Annual Financial Report ’08

Other interest and similar income

Other interest and similar income

In EUR	2008	2007

Interest income from short-term marketable securities	217,233.07	188,989.46

Interest income from bank deposits	1,821,309.39	844,433.02

Interest reversal resulting from the agreement regarding the Ongame acquisition	132,216.13	3,446,433.74

Interest income from affiliated companies	46,342.36	0.00

Total	2,217,100.95	4,479,856.22

Income from the disposal of and the reversal of impairment of financial assets and short-term marketable securities

Income from the disposal of and the reversal of impairment of financial assets and short-term marketable securities

In EUR	2008	2007

Income from the disposal of long-term marketable securities	0.00	46,962.72

Income from the reversal of impairment of financial assets from the Ongame acquisition	2,724,752.44	71,025,190.86

Income from the disposal of treasury shares	0.00	4,029,613.92

Income from the reversal of impairment of short-term marketable securities	3,799.95	0.00

Total	2,728,552.39	75,101,767.50

See note “Financial assets” for information on income from the reversal of impairment of financial assets from the Ongame acquisition.

Expenses for financial assets and short-term securities

Expenses for financial assets and short-term securities

In EUR	2008	2007

Transfer of Websports loss	6,015.64	0.00

Impairment of short-term marketable securities	202,729.16	3,799.95

Impairment of investments in affiliated companies and of loans to affiliated companies	35,002,382.43	12,564,902.37

Impairment of investments in associated companies and of loans to associated companies	2,152,551.29	0.00

Total	37,363,678.52	12,568,702.32

See note “Financial assets” for information on impairment charges.

Annual Financial Report ’08

Interest and similar expenses

Interest and similar expenses

In EUR	2008	2007

Interest expense	753,452.74	5,096,051.19

Other interest expense	36,498.68	17,087.75

Total	789,951.42	5,113,138.94

Interest expense relates to the unpaid liability resulting from the purchase of the marketing rights of the German Soccer League. In 2007, interest expense also related to the liability resulting from the Ongame acquisition.

Income taxes
Income taxes recorded in 2007 and 2008 represent Austrian income taxes as well as German income tax related to the atypical silent partnership.

Other notes

The Company’s affiliates are listed in annex 2. As of 31 December 2008, bwin Interactive Entertainment AG as head of the tax group and WEBSPORTS ENTERTAINMENT Marketing Services GmbH as member of the tax group are subject to a profit and loss transfer agreement.

Options

Employee Stock Option Plan (ESOP)
An employee stock option plan was introduced in February 2000 in the lead-up to the Company’s initial public offering.

The purpose of the ESOP is to issue options for the purchase of bwin AG shares by members of the Executive Board and entitled employees. The Annual General Meeting of 14 May 2004 increased the maximum number of options from 2,000,000 to 3,000,000.

The Annual General Meeting of 17 May 2006 increased this number by a further 1,500,000 shares to the present total of 4,500,000 shares.

1,060,000 of these shares are now, following the resolution of the Annual General Meeting on 21 May 2008, reserved for members of the Executive Board. The options granted under the ESOP are not transferable.

The ESOP specifies details of the maturity, expiry, exercise price and exercise period of these options. In view of the fact that Marlon van der Goes left the Executive Board of the Company effective 10 May 2007, the changes in a total of 60,000 options granted to him are no longer reported separately, but are shown under the item “of which to senior executives and employees”.

All options granted have a maturity of ten years starting from the date of the resolution on the granting of such options.

Annual Financial Report ’08

The exercise price of these options is equivalent to the market value of the shares (five-day average) at the time the options were granted by the Supervisory Board committee (in the case of Executive Board members) or the Executive Board. Of the options granted under the ESOP up to mid-2005, one third may be exercised immediately on being granted, a further third after a period of one year, and the remaining third after two years.

A revised version of the ESOP regulations published during financial year 2005 extended the exercise periods with a view to keeping staff with the Company for a longer period. Under the since then effective new exercise provisions, one fifth of the options granted may each be exercised after a period of one year.

Performance-based options granted to members of the Executive and Supervisory Boards of the Company (apart from ESOP)
During financial year 2003, members of the Executive Board of bwin AG were granted a total of 1,600,000 performance-based options.

In 2004, a total of 100,000 performance-based options were granted to Marlon van der Goes (as a member of the Executive Board at the time). Due to the achievement of the performance parameters for the financial years 2003, 2004 and 2005, a total of 1,668,000 of these options became exercisable with the approval of the respective financial statements.

The performance-based options were serviced from the company’s authorized capital. The options have a term of 10 years from the time the vesting conditions for the relevant financial year are met. These options are transferable.

On 31 March 2007, another 1,228,436 performance-based options were granted to members of the Executive Board of the Company. The exercise price and vesting conditions are linked to the performance of the stock exchange price. Subject to the vesting conditions being met (essentially a 26% annual increase in the share price in the first, second, and third year after the grant), one third of the options will vest in each of the years 2008, 2009 and 2010.

Additionally, the options also vest if an annual average increase in the share price of 26% over a period of several years is achieved. The exercise price of each of the tranches will be based on the 90-day average price prior to 31 March of the previous year.

Also in financial year 2007, a total of 320,000 performance-based options were issued to members of the Supervisory Board of the Company in accordance with the resolution of the Annual General Meeting on 22 May 2007.

Subject to the vesting conditions being met (essentially a 26% annual increase in the share price in the first, second, and third year after the grant), one third of these options will also vest in each of the years 2008, 2009 and 2010.

Additionally, the options also vest if an annual average increase in the share price of 26% over a period of several years is achieved. The exercise price of each of the individual tranches will be based on the 90-day average price prior to 22 May of the previous year.

A probability of occurrence of market conditions of 80% was used for recording the performance options granted in 2007.

Annual Financial Report ’08

Options granted to third parties

In 2007, an option agreement for the grant of 80,000 performance-based options was concluded with Thomas Talos, the Company’s legal representative of many years. These options are linked to the same conditions as the options issued to the members of the Executive Board of the Company in 2007. These options will vest provided the specified conditions are met. A probability of occurrence of market conditions of 80% was used for recording the options granted.

Measurement parameter for recognition
The non-cash expense incurred as a result of granting these options was measured and recognized on the date of grant in accordance with the position paper of the AFRAC.

In 2008, the following parameters were applied in the measurement of the share options:

Measurement parameters

In EUR	2008	2007

Exercise price	EUR 9.095 - 67.9	EUR 9.095 - 67.9

Volatility*	38.86% - 135.69%	38.86% - 135.69%

Periods to exercise date	1.25 - 6.25 Years	1.25 - 6.25 Years

Dividend yields	0%	0%

Interest rate	3.5% - 4.5%	3.5% - 4.5%

* The volatility is calculated on the basis of the stock exchange performance over a period of 400 trading days prior to the date of issue of the options.

Overall reconciliation of options in 2008

Overall reconciliation of options in 2008

	Total

The following table shows the reconciliation of outstanding (issued) options:	2008 units	2008 average exercise price	2007 units (adjusted	)	2007 average exercise price

Options outstanding as of Jan 1	3,703,999	22.52	1,219,140		17.50

Options granted	366,500	17.27	2,731,936		20.75

Options exercised	45,940	10.77	81,730		10.19

Options forfeited	227,400	18.68	165,347		16.19

Options outstanding as of 31 Dec	3,797,159	19.96	3,703,999		22.52

	thereof relevant for IFRS 2

	2008 units	2008 average exercise price	2007 units (adjusted	)	2007 average exercise price

Options outstanding as of Jan 1	3,623,688	20.40	1,136,195		18.24

Options granted	366,500	17.27	2,731,936		20.75

Options exercised	43,451	11.30	79,096		10.37

Options forfeited	227,084	18.69	165,347		16.19

Options outstanding as of 31 Dec	3,719,653	20.30	3,623,688		20.40

Annual Financial Report ’08

The status of the options as of 31 December 2008 was as follows:

Options granted under ESOP

	Options exercised (total)	Options available (not issued)	Options outstanding	Of which exercisable as of reporting date	Exercise price of options outstanding EUR	Market value of options outstanding as of reporting date EUR of which to members of the Executive Board:

Manfred Bodner	500,000		0	0	0	0

Norbert Teufelberger	500,000		0	0	0	0

	1,000,000	0	0	0		0

of which to senior executives and employees	532,889		1,137,711	429,898	1.5 - 62.49	7,271,979

of which to employees of subsidiaries	380,062		914,438	258,631	1.5 - 67.92	5,663,992

of which to employees who have resigned	309,607		58,574	58,574	9.095 - 60.88	230,077

	1,222,558	166,719	2,110,723	747,103		13,166,048

Total ESOP	2,222,558	166,719	2,110,723	747,103		13,166,048

Performance-based options granted to (former) members of the Executive and Supervisory Boards (apart from ESOP)

	Options exercised (total)	Options available (not issued)	Options outstanding	Of which exercisable as of reporting date	Exercise price of options outstanding EUR	Market value of options outstanding as of reporting date EUR

Manfred Bodner	800,000		614,218	0	21.19 - 27.61*	2,667,988

Norbert Teufelberger	800,000		614,218	0	21.19 - 27.61*	2,667,988

Hannes Androsch	0		100,000	0	21.08 - 27.28*	419,307

Alexander Knotek	0		60,000	0	21.08 - 27.28*	251,584

Per Afrell	0		40,000	0	21.08 - 27.28*	167,723

Helmut Kern	0		40,000	0	21.08 - 27.28*	167,723

Herbert Schweiger	0		40,000	0	21.08 - 27.28*	167,723

Georg Riedl	0		40,000	0	21.08 - 27.28*	167,723

Former members	10,000		58,000	58,000	6.53	438,702

	1,610,000	0	1,606,436	58,000		7,116,460

Options granted to third parties

	Options exercised (total)	Options available (not issued)	Options outstanding	Of which exercisable as of reporting date	Exercise price of options outstanding EUR	Market value of options outstanding as of reporting date EUR

of which for acquisitions	190,000

of which for services rendered	31,000		80,000	0	21.19 - 21.91	223,639

Total options granted to third parties	31,000	0	80,000	0		223,639

Total options outstanding	3,863,558	166,719	3,797,159	805,103	0	20,506,147

* The exercise prices were adjusted to the current stock market prices in accordance with the conditions of the performance-based options. In the case of exercise prices linked to future stock exchange price performance, it is assumed that the performance will be in accordance with the specified conditions.

Annual Financial Report ’08

The status of the options as of 31 December 2007 was as follows:

Options granted under ESOP

	Options exercised (total)	Options available (not issued)	Options outstanding	Of which exercisable as of reporting date	Exercise price of options outstanding EUR	Market value of options outstanding as of reporting date EUR of which to members of the Executive Board:

Manfred Bodner	500.000		0	0	0	0

Norbert Teufelberger	500.000		0	0	0	0

	1.000.000	140.000	0	0		0

of which to senior executives and employees	632,691		1,150,962	315,429	1.5 - 62.49	20,260,666

of which to employees of subsidiaries	282,917		861,933	126,926	1.5 - 67.92	14,577,391

of which to employees who have resigned	261,010		4,668	4,668	1.5 - 60.88	73,691

	1,176,618	165,819	2,017,563	447,023		34,911,748

Total ESOP	2,176,618	305,819	2,017,563	447,023		34,911,748

Performance-based options granted to (former) members of the Executive and Supervisory Boards (apart from ESOP)

	Options exercised (total)	Options available (not issued)	Options outstanding	Of which exercisable as of reporting date	Exercise price of options outstanding EUR	Market value of options outstanding as of reporting date EUR

Manfred Bodner	800,000		614,218	0	21.19 - 33.64*	9,917,475

Norbert Teufelberger	800,000		614,218	0	21.19 - 33.64*	9,917,475

Hannes Androsch	0		100,000	0	27.28 - 43.31*	1,463,096

Alexander Knotek	0		60,000	0	27.28 - 43.31*	877,858

Per Afrell	0		40,000	0	27.28 - 43.31*	585,238

Helmut Kern	0		40,000	0	27.28 - 43.31*	585,238

Herbert Schweiger	0		40,000	0	27.28 - 43.31*	585,238

Georg Riedl	0		40,000	0	27.28 - 43.31*	585,238

Former members	10,000		58,000	58,000	6.53	462,638

	1,610,000	0	1,606,436	58,000		24,979,497

Options granted to third parties

	Options exercised (total)	Options available (not issued)	Options outstanding	Of which exercisable as of reporting date	Exercise price of options outstanding EUR	Market value of options outstanding as of reporting date EUR

of which for acquisitions	190,000

of which for services rendered	31,000		80,000	0	21.19 - 26.7*	1,121,861

Total options granted to third parties	221,000	0	80,000	0		1,121,861

Total options outstanding	4,007,618	305,819	3,703,999	505,023		61,013,105

The remaining term of the options presented above is between three and 10 years.

Annual Financial Report ’08

Developments in 2008:

Options granted under ESOP

	Exercise price EUR	Value of options exercised EUR	Options issued	Options exercised

of which to members of the Executive Board:

Manfred Bodner	0	0	0	0

Norbert Teufelberger	0	0	0	0

		0	0	0

of which to senior executives and employees	1.5 - 15.69	115,988	171,000	12,953

of which to employees of subsidiaries	1.5 - 15.69	240,503	193,000	21,408

of which to employees who have resigned	7.67 - 20.75	105,856	2,500	11,579

		462,348	366,500	45,940

Performance-based options granted to the Executive and Supervisory Board members (apart from ESOP)

	Value of options exercised EUR	Options issued	Options exercised

Manfred Bodner	0	0	0

Norbert Teufelberger	0	0	0

Hannes Androsch	0	0	0

Alexander Knotek	0	0	0

Per Afrell	0	0	0

Helmut Kern	0	0	0

Herbert Schweiger	0	0	0

Georg Riedl	0	0	0

Former members	0	0	0

	0	0	0

Options granted to third parties

	Value of options exercised EUR	Options issued	Options exercised

of which for acquisitions	0	0	0

of which for services rendered	0	0	0

Total options granted to third parties	0	0	0

	462,348	366,500	45,940

Annual Financial Report ’08

Developments in 2007:

Options granted under ESOP

	Exercise price EUR	Value of options exercised EUR	Options issued	Options exercised

of which to members of the Executive Board:

Manfred Bodner	0	0	0	0

Norbert Teufelberger	0	0	0	0

		0	0	0

of which to senior executives and employees	1.65 - 15.17	475,421	695,000	22,468

of which to employees of subsidiaries	9.1- 15.17	632,613	364,500	36,091

of which to employees who have resigned	1.5 - 14.15	292,493	44,000	23,171

		1,400,527	1,103,500	81,730

Performance-based options granted to members of the Executive Board members (apart from ESOP)

	Value of options exercised EUR	Options issued	Options exercised

Manfred Bodner	0	614,218	0

Norbert Teufelberger	0	614,218	0

Hannes Androsch	0	100,000	0

Alexander Knotek	0	60,000	0

Per Afrell	0	40,000	0

Helmut Kern	0	40,000	0

Herbert Schweiger	0	40,000	0

Georg Riedl	0	40,000	0

Former members	0	0	0

	0	1,548,436	0

Options granted to third parties

	Value of options exercised EUR	Options issued	Options exercised

of which for acquisitions	0	0	0

of which for services rendered	0	80,000	0

Total options granted to third parties	0	80,000	0

	1,400,527	2,731,936	81,730

The fair value of the outstanding options as of 31 December 2008 was measured using the Black Scholes option pricing model. The following measurement parameters were used:

Annual Financial Report ’08

Fair value of the outstanding options as of 31 December 2008

	2008	2007

Share price	EUR 13.3	EUR 26.61

Exercise price	EUR 1.5 - 67.92	EUR 1.5 - 67.92

Volatility	57.06% - 141.80%	59.55% - 144.42%

Periods to exercise date	1.25 - 6.25 Years	1.25 - 6.25 Years

Interest rate	4.00%	4.5%

The weighted average market value of the exercised options amounted to Euro 10.06 (prior year: Euro 17.14).

Other obligations and contingent liabilities

Regulatory environment

The regulatory environment for online games of chance within the European Union is characterized by different policies with respect to gaming of the individual member states. More and more member states, however, are realizing that entertainment in the form of online gaming is becoming more and more popular, but that the government is often not able to provide customers with an adequately attractive range of games and that the appropriate regulation of online gaming is essential. Italy has just recently extended the volume of licenses for online poker tournaments. Countries like France and Spain have announced that they are planning to regulate online gaming and allow access of private gaming providers to the market under stringent conditions and controls.

However, other member states continue to strive to establish, including on the internet, a government monopoly or even a total ban of online gaming. Such protectionism results in considerable legal uncertainty, numerous legal disputes and an enormous grey/black market in the internet, in which customers are often subject to unregulated and dubious gaming offers due to the lack of government controls and uniform standards. Austria, the Netherlands, Norway and Finland, for example, are planning various initiatives to keep foreign competition away from their domestic markets.

As of January 1 2008, Germany passed a gaming treaty which prohibits, among others, online gaming. The German courts have different opinions on whether the treaty constitutes a possible violation of European Law, while the German Federal Constitutional Court believes that the treaty does not violate the Constitution. The European Commission regards the treaty as a violation of European Law and has instituted an infringement proceeding.

In autumn 2008, the Austrian government announced a bill which tightens sanctions in the Gaming Act and, among others, penalizes financial transactions for EU-licensed gaming providers. Moreover, internet casinos holding a European Union license will be subject to unreasonably high taxation of stakes compared to the national operators of the gaming monopoly. In the judgement of legal experts, this represents a violation of European and Constitutional Law.

Annual Financial Report ’08

Risks related to pending litigation

As a result of the unclear and as yet unharmonized legal situation in Europe with respect to online gaming, there are administrative and court proceedings pending against the Company and/or its subsidiaries and licence and cooperation partners in several countries representing important markets for bwin. Apart from this, there are criminal offences and proceedings pending against bwin and its officers in some countries. These proceedings include the legal admissibility of online gaming, the validity and scope of business licenses, and the location of sports betting. In each case the prosecutor’s main aim is to restrict the Group’s activities geographically. In Germany, several states (particularly Baden-Württemberg, Nordrhein-Westfahlen and Niedersachsen) have issued prohibitive injunctions against bwin AG and and bwin e.k., of which some have been enforced.

Furthermore, four government-owned competitors have filed competition lawsuits against bwin AG, its officers (members of the Executive Board), bwin International and/or bwin e.k. The proceedings of Westdeutsche Lotterie GmbH & Co OHG against bwin International concerning its gaming services on www.bwin.com, which were decided against bwin in the first and second instance, and for which the Higher Regional Court Köln has declared the sentence as enforceable despite the fact that the sentence is not yet legally effective, has progressed furthest. bwin International has appealed against this judgement at the Federal Court of Justice (Bundesgerichtshof (BGH)) and is also appealing against the order for enforcement; however, Westdeutsche Lotterie GmbH & Co OHG has filed for enforcement and the court has imposed penalty payments. Until the BGH has decided this case, Westdeutsche Lotterie GmbH & Co OHG can file further motions for enforcement.

Penalty payments due to such further motions could have a material effect on the assets, financial position and results of operations of the Company if the case before the Federal Court of Justice is not won or a political solution cannot be found. Additionally, if bwin e.K.’s trade license becomes invalid, this could also have a material effect on the assets, financial position and results of operations of bwin Group.

The outcome of the proceedings in Germany is of considerable economic significance to bwin with a view to safeguarding its operations in this market, and due to its financial involvement in the associated company bwin e.K. Particularly in the light of the latest rulings by the European Court of Justice, the management of the Company assumes that these proceedings will have a positive outcome. Nevertheless, the negative outcome of individual cases could have significant effects on the assets, financial situation and results of operation of the bwin Group.

Other financial obligations
Obligations related to the use of tangible assets not included in the balance sheet are as follows:

Obligations related to the use of tangible assets not included in the balance sheet

	In the following	In the following
In EUR	financial year	five financial years

Rent	5,157,303.36	25,786,516.80

Leasing	556,215.96	2,781,079.80

Total	5,713,519.32	28,567,596.60

Annual Financial Report ’08

The Company has an obligation to make a payment of EUR 3,200 thousand (prior year: EUR 0 thousand) into an investment fund.

Moreover, the capital contribution in bwin e.K. (atypical silent partnership) amounting to EUR 13 thousand is outstanding as of the reporting date.

The Company is subject to significant future financial obligations resulting from existing marketing agreements. These agreements include not only fixed but significant variable components and clauses for the reimbursement of costs.

Following the passing of the US Unlawful Internet Gambling Enforcement Act in 2006, bwin Group decided to cease its real-money operations in the American market. The new legislation does not offer any information on the treatment of the poker and casino games previously offered by the Group, and the possibility of liabilities arising in this respect cannot be ruled out. However, the Company considers the likelihood to be remote.

With respect to the contingent purchase price liability, which was newly agreed with the sellers of the shares in the Ongame group, the Company evaluates on a regular basis whether bwin will be able to reenter the US-market. As of the reporting date, it was not probable that this liability would become due.

Members of the Executive and Supervisory Boards

Members of the Executive Board:
Manfred Bodner Norbert Teufelberger

Members of the Supervisory Board:
Hannes Androsch (Chairman) Alexander Knotek (Vice-Chairman) Helmut Kern Georg Riedl Herbert Schweiger Per Afrell

In 2008, remuneration of the members of the Executive Board (including variable and performance-based components) totalled EUR 1,100 thousand (prior year: EUR 1,221 thousand), of which EUR 112 thousand (prior year: EUR 229 thousand) relate to bwin AG, and the rest relates to affiliated companies. Regarding share-based transactions, see the note “Accounting principles and valuation methods - share-based payments”.

In 2008, the Company concluded service agreements with two entities, each with a managing director who is also a member of the Company’s Supervisory Board. Following these agreements, expenses for consulting amounting to EUR 459 thousand (prior year: EUR 93 thousand) and liabilities of EUR 28 thousand (prior year: EUR 9 thousand) were recorded as of 31 December 2008.

An amount of EUR 245 thousand was accrued for remuneration of the Supervisory Board for the financial year 2008 (prior year: EUR 262 thousand). Actual payment in 2008 amounted to EUR 249 thousand (prior year: EUR 233 thousand). Regarding share-based transactions see the note “Accounting principles and valuation methods - share-based payments”.

Annual Financial Report ’08

Other information
The average number of employees as of the reporting date was as follows:

Average number of employees

	2008	2007

Employees	648	464

Freelance workers	58	63

Total	706	527

The company is the parent company of the bwin Group and prepares consolidated financial statements in accordance with International Financial Reporting Standards (IFRS) as adopted by the EU. The consolidated financial statements are filed with the commercial register at the commercial court in Vienna under FN 166449 d.

Vienna, 23 March, 2009

Manfred Bodner	Norbert Teufelberger

Annual Financial Report ’08

Unqualified Auditor’s Report (Translation)

We have audited the accompanying financial statements including the underlying accounting records of bwin Interactive Entertainment AG, Vienna, Austria for the fiscal year from 1 January to 31 December 2008. The maintenance of the accounting records and the preparation and contents of these financial statements including the management report in accordance with the Austrian Company Code are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audit and to state whether the management report is consistent with the financial statements.

We conducted our audit in accordance with laws and regulations applicable in Austria and Austrian standards on auditing. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement and whether we can state that the management report is in accordance with the financial statements. In determining the audit procedures we considered our knowledge of the business, the economic and legal environment of the company as well as the expected occurrence of errors. An audit involves procedures to obtain evidence about amounts and other disclosures in the financial statements and underlying accounting records predominantly on a sample basis. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

Our audit did not give rise to any objections. In our opinion, which is based on the results of our audit, the financial statements are in accordance with legal requirements and present fairly, in all material respects the financial position and the results of its operations in accordance with generally accepted accounting principles in Austria. The management report is consistent with the financial statements.

Without qualifying our opinion we refer to the notes to the financial statements (section “Other obligations and contingent liabilities”) and the management report, which describe the risks due to legal and tax court proceedings against companies, licencees and business partners of the bwin Group.

Vienna, 23 March 2009

KPMG Austria GmbH
Wirtschaftsprüfungs- und Steuerberatungsgesellschaft

signed:
Mag. Yann-Georg Hansa	Mag. Helmut Kerschbaumer
Wirtschaftsprüfer	Wirtschaftsprüfer
(Austrian Chartered Accountants)

Annual Financial Report ’08

Statement of all Legal Representatives

We confirm to the best of our knowledge that the consolidated financial statements give a true and fair view of the assets, liabilities, financial position and profit or loss of the group as required by the applicable accounting standards and that the group management report gives a true and fair view of the development and performance of the business and the position of the group, together with a description of the principal risks and uncertainties the group faces.

We confirm to the best of our knowledge that the separate financial statements give a true and fair view of the assets, liabilities, financial position and profit or loss of the parent company as required by the applicable accounting standards and that the management report gives a true and fair view of the development and performance of the business and the position of the company, together with a description of the principal risks and uncertainties the company faces.

Vienna, 23 March 2009

Norbert Teufelberger, Co-CEO	Manfred Bodner, Co-CEO

Annual Financial Report ’08

bwin 08

Group Companies

bwin International Ltd.
A subsidiary of bwin Interactive Entertainment AG.
The operational business of the bwin Group is handled by bwin International Ltd., Gibraltar, and Ongame Network Ltd., Gibraltar, on the basis of Gibraltarian sports betting and casino licences. Ongame Network Limited also holds a licence from the Kahnawake Gaming Commission.

bwin Interactive Entertainment AG
The Group’s parent company provides any central functions such as finance, marketing, IT, project management, international business development, human resources and corporate communications that may be required by the subsidiaries of the bwin Group. The many other services supplied include market research and customer data analysis.

bwin AG
A short form for the Group parent company bwin Interactive Entertainment AG.

bwin Group/bwin
The Group parent company bwin Interactive Entertainment AG and its subsidiaries bwin subsidiaries
A short form for all the subsidiary companies.

bwin Games AB
Formerly Ongame e-solutions AB, this 100% subsidiary of the bwin Group was acquired in 2006.

bwin e.K.
bwin e.K. operates the domain www.bwin.de on the basis of a German trading licence.

bwin Italia S.R.L.
This 100% subsidiary of bwin Interactive Entertainment AG manages the operational business on the basis of an Italian sports betting licence on the domain www.bwin.it.

Ongame Network Ltd.
This 100% subsidiary of bwin Interactive Entertainment AG was acquired in 2006 and handles the B2B poker business.

TC Invest AG
TC Invest AG was formed as a holding company in June 2007 and has its head offices in Vienna. bwin Interactive Entertainment AG is the sole shareholder. The eMoney licence is held by Vincento Payment Solutions Ltd., a 100% subsidiary of TC Invest AG acquired in January 2007. Functional management, technical development and operational business are handled by “CQR Payment Solutions GmbH” (CQR). CQR is a 100% subsidiary of bwin Interactive Entertainment AG.

Betbull Holding SE (formerly Betbull Plc.)
bwin holds a 19.7% interest in Betbull Holding SE.

BETBULL BWIN ESPAÑA, S.A.
bwin holds a 49.0% interest in BETBULL BWIN ESPAÑA, S.A. This associated company was founded in the financial year 2007.

bwin 08

Letter from the Executive Board
Corporate Governance
Responsibility is the winner
Group Management Report
Consolidated Financial Statements
Service Information

Glossary

Active customer
An active customer is one who has played for real money at least once during the period under review (month, quarter, year).

Consolidated at equity
In “at equity” consolidation the prorated profit/loss of bwin e.K. is shown in a line of the income statement (profit/loss from investments in associated companies) after deduction of amortization of the goodwill shown for the investment and other prorated intermediate profits. This increases or decreases the value of the investment accordingly. This method of consolidation generally produces the same result as full consolidation.

EGBA
The European Gaming and Betting Association is a non-profit organization established by seven leading European online gaming providers: PartyGaming, bwin, Unibet, bet-at-home.com, Expekt, Interwetten and digibet. www.eu-ba.org.

eMoney licence
In March Vincento Payment Solutions Ltd., a 100% subsidiary of TC Invest AG (a 100% subsidiary of bwin AG), received an eMoney licence from the British Financial Services Authority (FSA). The licence stands for the highest security standards for payment transactions, enabling bwin to offer other methods of payment.

ESSA
The European Sports and Security Association is a non-profit organization established by leading European online sports betting companies in 2005. A networked early-warning system between ESSA members makes it possible to preventively detect and analyze irregular gaming patterns. Memorandums of understanding have been signed with organizations such as FIFA, UEFA, DFB, ATP and WTA. www.eu-ssa.org.

German Soccer League rights
In 2006 bwin acquired the international marketing rights to the games of the first and second German Soccer Leagues for the 2006/2007 to 2008/2009 seasons.

Gross gaming revenues
Betting stakes less customer winnings, or in the case of poker the commission fee (“rake”) retained after every game.

Net gaming revenues
Gross gaming revenues less sales commissions, betting duties, licence fees and bonuses resulted in net gaming revenues.

New active customer
A new active customer is one who plays for real money for the first time.
Pro-forma consolidated
Pro-forma consolidation provides unaudited additional information for the investor and includes the sleeping partnership with bwin e.K. It therefore differs from the audited consolidated financial statements, in which bwin e.K. is consolidated at equity.

Unlawful Internet Gambling Enforcement Act
This law was passed by the US Senate on 30 September 2006 as part of the “Safe Port Act”. It bans any kind of payment transaction in connection with online gaming in the USA. bwin does not accept any US customers for its existing range of real-money gaming products.

bwin 08

Websites of the bwin Group

www.bwin.org
The company and investor relations website available in English and German.

www.bwin.com
More than 14,000 concurrent sports bets daily as well as a wide selection of poker, casino, soft and skill games in 22 different languages, as well as audio and video streams on top sporting events such as the German Soccer League or Italian Series A and ATP Masters.

www.bwin.it
A range of sports betting products designed for the Italian market. The successful start of the Italian online poker platform in October 2008 was followed by additions to the range of games of skill in January 2009.

www.free-bwin.com
Free poker school and poker games in English, French, German and Dutch.

www.bwin.com.mx
A range of sports betting products designed for the Mexican market. More than 14,000 sports bets daily, as well as audio and video streams on top sporting events such as the German Soccer Leagues.

www.bwin.com.ar
More than 14,000 concurrent sports bets daily as well as a wide selection of poker, casino, soft and skill games as well as audio and video streams on top sporting events for the Argentinean market.

www.betoto.com
Up to 14,000 sports bets daily as well as a wide selection of casino, poker and soft games for the Greek market.

www.bwin.de (50% holding)
A range of sports betting products designed for the German market. More than 14,000 concurrent sports bets daily, as well as audio and video streams on top sporting events such as the Italian Series A or the ATP Masters.

bwin 08

Letter from the Executive Board
Corporate Governance
Responsibility is the winner
Group Management Report
Consolidated Financial Statements
Service Information

Shareholder Information

Share price performance 1.1.2008–23.3.2009

Stock exchange indicators

	2008	2007	2006

Annual high in EUR	26.5	37.5	105.5

Annual low in EUR	10.5	15.7	13.0

Closing (year end) in EUR	13.3	26.6	16.2

Closing (as of 23 March 2008) in EUR	22.0	—	—

Market capitalization (year end) in mEUR	435.3	869.5	529.4

Turnover volume in mEUR	954.7	2,961.9	7,436.5

Earnings per share in EUR	-0.39	1.55	-17.66

Number of shares outstanding (year end)	32,730,718	32,684,778	32,603,048

Average number of shares outstanding	32,555,462	32,444,364	30,554,177

Capital outstanding (year end) in EUR	32,730,718	32,684,778	32,603,048

Index weighting ATX	1.80%	1.29%	0.80%

bwin 08

Market capitalization (year end) in mEUR

Shareholder structure as of 31 December 2008

Shareholder	Percentage

Androsch Privatstiftung (incl. founder Hannes Androsch, AIC Androsch International Management Consulting GmbH)	5–10%

New Media Gaming and Holding Ltd, Malta*	4.37%

New Media Gaming and Holding Ltd, Malta*	3.49%

FIL Limited Fondsgesellschaften (Fidelity International)	5.02%

Free float	approx. 80%

bwin Interactive Entertainment AG’s shareholder structure is based on an equity capital of EUR 32,730,718.

*

As reported in accordance with § 48 d para. 4 of the Stock Exchange Act, the bwin shares previously held by Manfred Bodner and Norbert Teufelberger and their families were transferred to a company (New Media Gaming and Holding Ltd, Malta) with effect from 15 July 2008. All rights, including any profit-sharing rights and entitlements to payouts and dividends, irrespective of the period to which they are attributable, were transferred from the natural person to the legal entity with the transfer of these shares. The options detailed in the notes to the financial statements were also transferred at the same time.

Financial calendar

14.5.2009	Results for first quarter of 2009

19.5.2009	Annual General Meeting

20.8.2009	Results for first half of 2009

19.11.2009	Results for first nine months of 2009

Trading information

ISIN	AT0000767553

Exchange trading code	BWIN

Reuters code	BWIN.VI

Bloomberg code	BWIN AV

Security ID code (Austria)	076 755

Contact
Konrad Sveceny
Investor Relations
Phone: +43-050858-20017
investorrelations@bwin.org
www.bwin.org

Auditors and Attorney-at-Law Information and Imprint

Auditors
KPMG Austria GmbH
Wirtschaftsprüfungs- und Steuerberatungsgesellschaft
Porzellangasse 51
1090 Vienna, Austria
Phone: +43-1-313 32-0
Fax: +43-1-313 32-500
E-mail: office@kpmg.at

Attorney-at-Law
Brandl & Talos Rechtsanwälte GmbH
Mariahilfer Strasse 116
1070 Vienna, Austria
Phone: +43-1-522 5700
Fax: +43-1-522 5701
E-mail: office@btp.at

Information
bwin Interactive Entertainment AG

Investors
Konrad Sveceny, Investor Relations
Börsegasse 11
1010 Vienna, Austria
Phone: +43-050858-20017
E-mail: investorrelations@bwin.org
Web: www.bwin.org

Press
Kevin O’Neal, Press Officer
Börsegasse 11
1010 Vienna, Austria
Phone: +43-050 858-24010
E-mail: press@bwin.org
Web: www.bwin.org

Imprint
Owned, edited and published by
bwin Interactive Entertainment AG
Börsegasse 11
1010 Vienna, Austria
Phone: +43-050 858-0
Fax: +43-050 858-16

Design: Büro X Wien, www.buerox.at

Consulting and realisation: Mensalia Unternehmensberatung

Printed by: AV+Astoria Druckzentrum GmbH